    As filed with the Securities and Exchange Commission on October 11, 1996
                                                                    File No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ----------------

                           QUINTEL ENTERTAINMENT, INC.
               (Exact name of registrant specified in its charter)

   Delaware                          7900                           22-3322277
(State or other               (Primary Standard                 (I.R.S. Employer
jurisdiction of               Industrial Code                   Identification
incorporation)                Number)                           Number)

         One Blue Hill Plaza, Pearl River, New York 10965 (914) 620-1212
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          JEFFREY L. SCHWARTZ, CHAIRMAN
                           QUINTEL ENTERTAINMENT, INC.

         One Blue Hill Plaza, Pearl River, New York 10965 (914) 620-1212
               (Address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------
                                   Copies to:

                              MURRAY L. SKALA, ESQ.
                           FEDER, KASZOVITZ, ISAACSON,
                             WEBER, SKALA & BASS LLP
                              750 LEXINGTON AVENUE
                          NEW YORK, NEW YORK 10022-1200
                                 (212) 888-8200
                               FAX: (212) 888-7776
                              ---------------------

         Approximate date of proposed sale to the public:  Not Applicable.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

Title of
Each Class     Amount to Be   Proposed     Maximum
of             Registered     Maximum      Aggregate    Amount
Securities                    Offering     Offering     of
to Be                         Price Per    Price(1)     Registra
Registered                    Share (1)                 tion Fee
----------      ----------    ---------    ---------    --------
Common Stock
par value       3,213,000
$.001.......    shares (2)    $8.75       $28,113,750   $9,694.39(3)


Total.......    3,213,000     $8.75       $28,113,750   $9,694.39(3)
============    ==========    =========   ===========   =========

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

(2) Consists of (i) 3,200,000 shares issued to the shareholders of Psychic Readers Network, Inc. ("PRN"), Steven Feder, Thomas Lindsey and Peter Stolz, in connection with the acquisition on September 10, 1996, by a subsidiary of the Company (NL Corp.) of PRN's interest in New Lauderdale L.C., a Florida limited liability company, of which the Company's subsidiary, Calling Card Co., Inc., owned the remaining 50% interest; and (ii) 13,000 shares of the 25,000 shares issued to Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP, counsel to the Company ("Feder Kaszovitz"), in consideration for services rendered in connection with the Company's December 1995 initial public offering (the "Feder Kaszovitz Shares").

(3)      $39.22 of such registration fee shall be paid by Feder Kaszovitz.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                           QUINTEL ENTERTAINMENT, INC.
                             -----------------------

                              CROSS-REFERENCE SHEET
                                -----------------

PURSUANT TO ITEM 501(b) OF REGULATION S-K

FORM S-1 ITEM NUMBER AND CAPTION            CAPTION IN PROSPECTUS
--------------------------------            ---------------------
 1.      Forepart of the Registration       Outside Front Cover Page
         Statement and Outside Front
         Cover Page of Prospectus

 2.      Inside Front and Outside Back      Inside Front and Outside Back
         Cover Pages of Prospectus          Cover Pages

 3.      Summary Information and Risk       Prospectus Summary; Risk
         Factors                            Factors

 4.      Use of Proceeds                    Use of Proceeds

 5.      Determination of Offering          Outside Front Cover Page;
         Price                              Risk Factors; Plan of
                                            Distribution; Price Range of
                                            Common Stock and Dividend
                                            Policy

 6.      Dilution                           Not Applicable

 7.      Selling Security Holders           Principal and Selling Security
                                            Holders

 8.      Plan of Distribution               Outside Front and Outside Back
                                            Cover Pages; Inside Front
                                            Cover Page; Plan of
                                            Distribution

 9.      Description of the Securities      Prospectus Summary; Price
         to be Registered                   Range of Common Stock and
                                            Dividend Policy; Description
                                            of Securities

10.      Interest of Named Experts and      Legal Matters; Experts
         Counsel

11.      Information with Respect to the    Prospectus Summary; Risk
         Registrant                         Factors; Use of Proceeds;

                                            Capitalization; Price Range of
                                            Common Stock and Dividend Policy;
                                            Selected Financial Data of the
                                            Company; Capitalization; Shares
                                            Eligible for Future Sale;
                                            Management's Discussion and Analysis
                                            of Financial Condition and Results
                                            of Operations; Management; Business;
                                            Principal and Selling Security
                                            Holders; Executive Compensation;
                                            Certain Relationships and Related
                                            Transactions; Description of
                                            Securities

12.      Disclosure of Commission           Not Applicable
         Position on Indemnification
         for Securities Act
         Liabilities

                                EXPLANATORY NOTE

         This Registration Statement contains two prospectuses. The first prospectus relates to the 3,200,000 shares issued to the shareholders of Psychic Readers Network, Inc. ("PRN"), Steven Feder, Thomas Lindsey and Peter Stolz, in connection with the acquisition (the "Acquisition") by a subsidiary of the Company (NL Corp.) of PRN's 50% interest in New Lauderdale, L.C., a Florida limited liability company, of which the Company's subsidiary, Calling Card Co., Inc., owned the remaining 50% interest (the "Prospectus"). The second prospectus (the "Alternate Prospectus") relates to 13,000 shares of the 25,000 shares issued to Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP, counsel to the Company, in consideration for services rendered in connection with the Company's December 1995 initial public offering. The Prospectus and the Alternate Prospectus are identical except that they contain different front cover and back cover pages, different information under the captions "Principal and Selling Security Holders" and "Legal Matters" and certain conforming modifications.

                                3,200,000 SHARES

                           QUINTEL ENTERTAINMENT, INC.

                                  COMMON STOCK

         This Prospectus covers 3,200,000 shares of Common Stock, par value $.001 per share (the "Common Stock") of Quintel Entertainment, Inc., a Delaware corporation (the "Company"), held by security holders of the Company. See "Description of Securities." The Company will not receive any proceeds from the sale of the shares offered hereby. The holders of the 3,200,000 shares covered by this Prospectus intend to sell the shares offered hereby from time to time for their own respective accounts in the open market at the prices prevailing therein or in individually negotiated transactions at such prices as may be agreed upon. Each such holder will bear all expenses with respect to the offering of shares by him or her except the costs associated with preparing and printing this Prospectus. The Common Stock of the Company is traded on the NASDAQ National Market system under the symbol "QTEL." On October 8, 1996, the last reported sale price of the Common Stock was $8 1/2.

                  SEE RISK FACTORS FOR INFORMATION THAT SHOULD
                BE CONSIDERED BY PROSPECTIVE INVESTORS (PAGE 6).



          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.




             The date of this Prospectus is _______________________

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Square, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1800, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates.



                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. See "Risk Factors", page 6.


                                   THE COMPANY

         Quintel Entertainment, Inc. (the "Company") is engaged in developing and marketing telephone entertainment services, consisting primarily of live conversation and pre-recorded horoscopes and tarot card readings and live psychic and diet/nutrition consultations. The Company also offers enhanced voice-mail services which include various psychic, "personals" and other theme-related entertainment services.

         The Company's telephone entertainment services are accessed by dialing "900" telephone numbers that are billed at premium per-minute rates. Entertainment services consist primarily of live conversation and pre-recorded horoscopes and tarot card readings and live psychic consultations designed to capitalize on the current popularity of "new age" themes. "New age" refers to astrological and psychic phenomena which can be explained through the use of horoscopes, tarot card and psychic readings and prognostications. The Company currently markets approximately twenty "900" number entertainment services, each offering programs with distinct features.

         The Company's live psychic entertainment services permit callers to engage in live one-on-one conversations with psychic operators and to receive personalized information responsive to the caller's requests. The Company also provides live tarot card entertainment services which permit callers to receive a live tarot card reading.

         Psychic Readers Network, Inc. ("PRN") currently provides the
Company with substantially all of its psychic operators and monitors and supervises the quality of independent psychic operators provided to the Company. The Company pays PRN a per minute fee based on caller connection time. See "Certain Relationships and Related Transactions".

         The Company offers several pre-recorded entertainment services, including horoscopes, tarot card readings and numerology services. Some of such services contain interactive features which permit callers to access a variety of services by responding to pre-recorded messages, such as prompts for birthdates.

         The Company solicits consumers for its "900" number services by providing access to toll-free "800" numbers for subjects of general interest and as an introduction to the Company's "900" services. The Company's entertainment services are available by calling designated "900" numbers from any telephone, provided that "900 blocking" has not been ordered or imposed for such services from such telephone. Fees are billed by regional carriers on the customers' telephone statements.

         The Company also currently offers enhanced voice-mail services which provide customers with a network of theme-related entertainment services. The Company currently offers voice-mail networks which include astrological and psychic related entertainment services. These services, which include a variety of live and pre-recorded programs, newsletters and gifts are made available to each subscriber with his or her subscription to the Company's enhanced voice-mail network. For a monthly fee, subscribers are assigned personal voice mailboxes which can be used to communicate with other subscribers, friends and family. Voice mailboxes are accessed by dialing designated "800" numbers which are toll-free. Fees are billed on a monthly basis by regional carriers on the subscribers' telephone statements.

         Commencing in August 1994, the Company began offering entertainment services similar to those provided with its voice-mail services in a membership club format, pursuant to which members were enrolled in theme-related membership clubs and billed monthly for the term of their membership. In response to regional and local carrier constraints, the club format was changed to a voice mail services format.

         As enrollment in the Company's voice mail networks increased significantly, consumer complaints also increased, causing certain regional and local telephone carriers to discontinue billings. In response to actions by such carriers, the Company repositioned the marketing of the voice-mail network services ("VM Product"). See "Business - Increased Chargebacks and Regional Telephone Carrier Matters." The Company also continues to explore new billing platforms for its entertainment services in order to assure continued acceptance by telephone carriers in the future. In addition, the Company has taken several steps to expand its customer service operations. The Company has recently outsourced the majority of its customer service operations.

         In March 1995, the Company and PRN formed New Lauderdale L.C. ("New Lauderdale"), a Florida limited liability company, the successor to a joint venture established in December 1994, for the purpose of creating, developing and marketing theme-related membership clubs and related telephone entertainment services.

         On September 10, 1996, the Company acquired PRN's interest in New Lauderdale in consideration for 3,200,000 shares (the "PRN Shares") of Common Stock of the Company (the "Acquisition"), which shares are included in this Prospectus.

         Except for certain pro forma financial information, all financial information presented in this prospectus for periods and dates prior to September 10, 1996 represents the Company before the Acquisition, when the Company was only a 50% equity owner of New Lauderdale.

         The Company was incorporated under the laws of the State of Delaware in November 1993 under the name U.S. Teleconnect, Inc. The Company's executive offices are located at One Blue Hill Plaza, Pearl River, New York 10965, and its telephone number is (914) 620-1212. Unless otherwise indicated, all references in this Prospectus to the Company include Quintel Entertainment, Inc. and its wholly-owned subsidiaries.

                                  THE OFFERING

Securities Offered by the
Selling Stockholders. . . . . .      3,200,000 shares.

Common Stock outstanding
as of the date hereof
(including the 3,200,000
shares included in this
Prospectus). . . . . . . . . . .     18,451,568 shares

Use of Proceeds. . . . . . . . .     The Company will not
                                     receive any proceeds from
                                     the sale of the shares.
                                     See "Use of Proceeds."

Risk Factors . . . . . . . . . .     An investment in the
                                     shares being registered
                                     hereby involves a high
                                     degree of risk.  See
                                     "Risk Factors."
NASDAQ National
Market Symbol . . . . . . . . . .    "QTEL"

                                  RISK FACTORS

         The shares offered hereby are speculative and involve a high degree of risk. Prospective investors should carefully consider the following risk factors before making an investment decision.

         Limited Operating History. The Company commenced operations in August 1992 and has a limited operating history upon which an evaluation of the Company's performance and prospects can be made. The Company's prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in a highly regulated industry characterized by intense competition. The Company's operating expenses have increased and can be expected to increase significantly in connection with the Company's proposed advertising, marketing and promotional activities (including substantial up-front cash expenditures required for the purchase of media time). Accordingly, the Company's future profitability will depend upon corresponding increases in revenues from operations. Unfavorable general economic conditions, changes in government regulation or negative consumer perceptions of "900" number services, resulting in decreased demand for the Company's services, could have a material adverse effect on the Company's future operating results. There can be no assurance that the Company's rate of revenue will grow in the future or that the Company's future operations will be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included herein.

         Dependence on Third-Party Carriers. The Company is dependent on long distance carriers and numerous regional and local telephone companies ("carriers") to continue to transmit "900" number calls and to bill and collect telephone charges and VM Product fees. Failure by carriers to provide such services would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease operations. Moreover, changes in billing and collection and other business practices of carriers, for regulatory or other reasons, could require the Company to modify its arrangements with carriers or alter its operating and marketing methods at substantial costs, which could have a significant impact on the Company and exacerbate the risks inherent in its business. In particular, in response to increasing consumer complaints and government regulations which impose limitations and prohibitions on "800" number billing and collection practices, in early 1994, numerous carriers discontinued billing consumers for calls made to "800" number entertainment services. In light of these developments, the Company modified its operations by discontinuing the practice of billing on a pay-per-call basis for services accessed through "800" numbers. At the regional telephone carrier level, five of the regional telephone carriers suspended billing of the Company's VM Products at different times during the first six months of fiscal 1996. The Company believes that the suspensions were the result of the carriers' belief that the Company and Enhanced Services Billing, Inc. ("ESBI"), one of the Company's service bureaus which contracts directly with carriers to provide billing and collection of monthly fees, were unable to provide adequate customer services to VM Product customers in the regions serviced by the carriers. The Company did not anticipate the increase in customer service calls during the first three months of fiscal 1996 and was not able to adequately handle the increased customer service call volume. Both the Company and ESBI expanded their customer service operations in response to such needs. Four of the five carriers, in reaching their decisions to suspend billings, specifically addressed the Company's VM Product and the remaining carrier addressed the billing platform that encompasses the Company's VM Product. The Company has resumed billing the VM Product with the four carriers that specifically addressed the difficulties associated with the VM Product. For the carrier that addressed the difficulties associated with the billing platform, the Company resumed billing through an alternate platform with another service bureau. For four of these carriers, the suspensions each lasted less than sixty (60) days and did not have a material impact on the Company's cash flows and operations. For the fifth carrier, the suspension lasted several months and resulted in lost revenues. During the first six months of fiscal 1996, VM Product net revenues billed through this carrier approximated 10% of total net revenues. Marketing shifts between the VM Product and "900" business are expected to partially offset the impact of this carrier's suspension, however, no assurance can be given that such offset will occur. See "Forward Looking Information May Prove Inaccurate". Though the full amount of the impact of the lost revenues is presently not known, the Company did incur marketing and fulfillment costs in this carrier's region during the first six months of fiscal 1996. Therefore, the impact to date has been significant as costs were incurred without a corresponding revenue stream.

         While the VM Product is independent of the Company's "900" number entertainment services and these difficulties do not impact the "900" number portion of the Company's business and the carrier billing suspensions of the VM Product are limited to the geographic regions serviced by the individual carriers, no assurance can be given that carriers will not suspend product billings for these or other services for the Company in the future. Failure by carriers to bill and collect the Company's monthly membership fees or "900" number fees would have a material adverse effect on the Company. See "Business -

Telephone Entertainment Services", "- Increased Chargebacks and
Regional Telephone Carrier Matters" and "- Enhanced Voice-Mail
Network Services".

         Limitations on Price and Access to "900" Numbers. In response to pressure from and monitoring by regulatory authorities, carriers have voluntarily placed limitations on amounts billed to consumers for per minute or flat rate calls. AT&T, the primary long distance carrier currently utilized by the Company for "900" services, limits amounts billed to consumers at $10 per minute and $50 per flat rate call. Regional and local carriers also impose limits on amounts billed to consumers. Although the Company's per minute rates are substantially below the limits imposed by AT&T and its other carriers and the Company does not offer flat per call rate service, there can be no assurance that carriers will not reduce such limits or implement other billing restrictions that would require the Company to alter its pricing structure or other methods of operations. In addition, rates charged by carriers for telephone services have increased and future increases would adversely affect the Company's operating margins. Furthermore, consumers may request that carriers block their ability to access "900" number services and carriers may involuntarily block consumer access to such services if the consumer fails to pay for "900" billed service. Blocking of substantial consumer access to "900" number services could limit the market for the Company's services and adversely affect the Company's results of operations. See "Business Telephone Entertainment Services."

         Government Regulation. The telephone entertainment services industry is subject to extensive, stringent and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the Federal Communications Commission ("FCC"), the Federal Trade Commission ("FTC"), the Department of Justice, the United States Postal Service, various state Attorneys General and state and local consumer protection agencies. Regulations applicable to carriers and providers of telephone entertainment services are interpreted and enforced by regulatory authorities with broad discretion and impose significant compliance burdens and risks on the Company. The FCC regulates carriers that transmit calls and bill and collect charges, as well as the broadcast and cable television industry, including networks and stations that carry the Company's infomercials and commercials. The FTC, which is the federal regulatory authority with primary jurisdiction over the advertising of "900" number services, is responsible for enforcing various federal laws intended to protect consumers against deceptive trade practices and false and misleading advertising, and has promulgated regulations governing, among other things, advertising disclosures for telephone entertainment services. In response to substantial complaints by consumers regarding fraudulent telemarketing activities, the FTC has recently enacted additional regulations governing telemarketing activities which, among other things, impose various mandatory disclosure requirements on inbound and outbound telemarketing calls, prohibit the telemarketer from making false representations, and prohibit certain deceptive and abusive telemarketing acts and practices. Such regulations also restrict telemarketing calls from being placed between 9:00 p.m. and 8:00 a.m. without the prior consent of the person being called. The FTC can impose substantial penalties for fraudulent telemarketing activities and, require the telemarketer to disclose the product or service being offered, the cost of such product or service, any restrictions that may apply before asking for a credit card or bank information and, if there is a no refund policy, to disclose such policy. In addition, the FTC has empowered state Attorneys General to seek injunctions in federal courts for fraudulent telemarketing activities. The Department of Justice and the United States Postal Service also enforce various federal laws intended to prevent the use of wires or mail for fraudulent or deceptive purposes.

         The principal federal regulation governing pay-per-call operations is the Telephone Disclosure and Dispute Resolution Act of 1992 ("TDDRA"). Among other things, TDDRA provides guidelines with respect to pricing and marketing of telephone entertainment services, including services offered through "800" and "900" numbers. The recently enacted Telecommunications Act of 1996 (the "TCA") amends TDDRA by requiring that billing authorization for pay-per-call "800" number services be in writing and specifically requires: disclosure to consumers of pricing information, disclosure of information relating to the provider, a provider's agreement to notify the customer of changes in billing rates in advance, disclosure of customer payment options, and the customer's signature to create an obligation to pay for such "800" number services. The Company utilizes toll-free "800" numbers in connection with the marketing of voice-mail services and consumer solicitation. While management believes that the new requirements set forth in the provisions of the TCA are not applicable to the Company's operations, based on its belief that its "800" number services are not pay-per-call services, as such term is defined under TDDRA, as amended by the TCA, pursuant to the TCA, the FTC is empowered to adopt rules that expand the definition of pay-per-call to encompass additional services. The FTC is currently expected to initiate a rule-making concerning the definition, as well as other pay-per-call reforms later this year. There can be no assurance that federal or state governmental agencies will not interpret the existing provisions of the TDDRA, or that the FTC will not revise the definition of pay-per-call in a manner which would make it applicable to the

Company's "800" number services, in which event, the Company may be required to materially change the method in which it markets certain of its entertainment services. Compliance with such requirements, if determined to be applicable, could have a material adverse effect on the Company's business.

         The FCC recently issued an "Order and Notice of Proposed Rulemaking", setting forth rules implementing the TCA. The regulations revised the existing rules to conform with the requirements of the TCA. In addition, the FCC has proposed a rule that will require all pre-subscription agreements to be in writing, rather than only those offered through toll-free "800" numbers. The proposed rules also require that the written pre-subscription agreement be separate or easily severable from any promotions or sweepstakes. Furthermore, carriers are authorized to terminate service to an information provider that cannot provide a written pre-subscription agreement for disputed charges. In the event a regulatory agency should deem the rules applicable to the Company's operations, such proposed rules could have a materially adverse effect on the Company.

         The Company's operations in Canada are also subject to Canadian regulations governing "900" number services and consumer protection regulations which govern advertising and other business activities.

         State Attorney General Matters. All of the Company's entertainment services and advertisements are reviewed by the Company's regulatory counsel, and management believes that the Company is in substantial compliance with all material federal and state laws and regulations governing its provision of "800" and "900" number entertainment services, all of its billing and collection practices and the advertising of its services and has obtained or is in the process of obtaining all licenses and permits necessary to engage in telemarketing activities. Although the Company from time to time receives requests for information from, or is forwarded consumer complaints by, regulatory authorities, the Company has not been subject to any enforcement actions by any regulatory authority. Nevertheless, civil investigative demands have been received from the Attorneys' General of the States of Idaho, Missouri, New York, Pennsylvania and Texas, as well as from the Tennessee Public Service Commission, seeking certain information relating to the Company. In addition, certain information has been requested by the Oregon Department of Justice. Lastly, certain information relating to the Company's programs also has been subpoenaed by the Attorney General of the State of Texas from West Outbound and from the Attorneys' General of the States of Texas and Idaho from ESBI. The Company believes that the information has been sought as part of pending investigations in connection with certain of the Company's marketing activities. The investigation by the State of Idaho has been discontinued. The Pennsylvania Attorney General's investigation has concluded with issuance of a warning letter to the Company. The Company has responded and is continuing to respond to the subpoenas issued by the New York Attorney General's office. While such investigation is still ongoing, management believes it will be able to amicably resolve any outstanding issues with such state. In the event the Company is able to resolve such outstanding issues, it is possible that the Company may be required to modify the manner in which it advertises its products and services in New York State. No assurance can be given, however, that management will be able to amicably resolve the outstanding issues with New York State and the failure to do so may have a materially adverse effect on the Company. Management further believes that while the other remaining investigations also will not result in enforcement actions or claims which would have a material adverse effect on the Company, there can be no assurance that this will be the case. Amendments to or interpretations and enforcement of existing statutes and regulations, adoption of new statutes and regulations and the Company's expansion into new jurisdictions and "900" number services could require the Company to continually alter methods of operations, modify the content or use of its services or the manner in which it markets it services, which could result in material interruptions in its operations. Failure to comply with applicable laws and regulations could subject the Company to civil remedies, including substantial fines, penalties and injunctions, as well as possible criminal sanctions, which could have a material adverse effect on the Company. See "Risk Factors - Government Regulation" and "- State Attorney General Matters".

         Industry Factors. The telephone entertainment services industry is an evolving business with a relatively limited operating history and is characterized by an increasing and substantial number of new market entrants who have introduced or are developing an array of new telephone entertainment clubs, products and services. As is typically the case in an evolving industry, the ultimate level of demand and market acceptance for newly introduced services and products are subject to a high degree of uncertainty. The telephone entertainment services industry is also subject to rapidly changing consumer preferences, resulting in short service and product life cycles and frequent introduction of new services and products, many of which are unsuccessful. The inability to maintain a sufficient level of demand for any particular service or club may adversely affect the Company's ability to plan for future development and marketing activities. The Company's current entertainment services and membership clubs primarily involve "new age" themes, such as psychic consultations, horoscopes and tarot card readings, which are highly susceptible to relatively frequent and rapid changes in consumer tastes and preferences. There can be no assurance that the Company will be able to anticipate and respond to changing consumer tastes and preferences or that competitors will not develop and commercialize services or products that render the Company's services and clubs less marketable. See "Business - Competition."

         Possible Consumer Opposition to "900" Number Services. Consumer advocacy groups have in the past opposed certain types of telephone entertainment services, such as adult related services, by pressing for legislation in this area and by engaging in public demonstrations and media campaigns. To the extent that the Company may offer "900" number services or membership clubs in the future which are considered adult related "900" services, its operations could be subject to significantly increased scrutiny by consumer groups and regulatory authorities. There can be no assurance that such groups will not target any of the Company's services or clubs, which could have an adverse effect on the Company, including possibly requiring the Company to discontinue such service or club. See "Risk Factors Government Regulation" and "Business - Government Regulation."

         Consumer Chargebacks. The Company is dependent upon its "900" number services and its VM Product fees for substantially all of its revenues and is subject to the risk that "900" number charges and membership fees may not be paid by consumers. Regulation in the United States provides that a consumer's telephone service may not be discontinued for failure to pay for a "900" service or membership fee. In the event of nonpayment by consumers or the provision of refunds or credits by carriers, the Company is obligated to pay the service bureau engaged for such service (to the extent amounts are advanced by the service bureau), which is obligated to pay the carrier. The Company maintains a reserve for consumer chargebacks which was $5,853,781 at May 31, 1996. Such reserve is estimated based on the amount of historical chargebacks which includes refunds, credits and uncollectible charges. There can be no assurance, however, that the Company's reserves will be adequate to cover actual chargebacks. The Company recognizes revenues net of consumer chargebacks for "900" services and VM Product at the time consumers access service, enroll or continue membership. Since reserves are established prior to the periods in which chargebacks are ultimately determined, the Company's revenues may be reduced in later periods in the event that the Company's reserves prove to be insufficient. Additionally during the previous six month period ending May 31, 1996, the Company increased marketing activities and experienced high enrollments of new VM Product customers which caused the Company to experience a high level of acceptance difficulties with its VM

Product. Customers did not always relate the VM Product billing description on their telephone bills to the entertainment service that they purchased. This prompted an increase in customer service inquiries to both the Company and ESBI. Accordingly, for the first six months of fiscal 1996, the Company experienced a higher level of customer cancellations and chargebacks relating to the VM Product. Management believes that its VM Products can be successfully modified and repositioned with shifts in emphasis as part of the marketing process. See "Forward Looking Information May Prove Inaccurate". The Company and ESBI expanded their customer service operations during the three months ended February 29, 1996 to better educate the consumer about the product. Telemarketing efforts during the three month period ended May 31, 1996 were reduced as the marketing shift was being accomplished. Although management anticipates that the marketing shift along with the expansions in customer service will reduce customer cancellations and chargebacks for the VM Product to acceptable levels, there can be no assurance that these marketing efforts and changes will be successful. Any significant increase in the level of consumer chargebacks would have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes to Financial Statements.

         Significant Outstanding Accounts Receivable. The Company's accounts receivable at May 31, 1996 were $7,349,639, as compared to $10,097,629 at November 30, 1995. Substantially all of the Company's accounts receivable at May 31, 1996 were due from numerous telephone carriers through the Company's service bureaus, West Interactive Corporation ("West") and ESBI. Service bureaus, at their discretion, withhold a portion of settled accounts receivable as a cash reserve as security for potential consumer chargebacks which may occur subsequent to the settlement cycle (generally 60 to 120 days) for receivables. At May 31, 1996, service bureaus held no cash reserves. Delays in collection or uncollectability of accounts receivable by third-party carriers or service bureaus, over which the Company has no control, could result in increased cash reserves held by service bureaus, adversely affecting the Company's liquidity and working capital position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Dependence on Third-Party Service Bureaus. The Company is dependent on its service bureaus, West and ESBI, to provide substantially all of the Company's billing services and accounts receivable financing in connection with the Company's "900" number services and membership clubs. The Company is also dependent on service bureaus to provide other services, including call processing, inbound telemarketing and production of prerecorded programs. While the Company believes that there are a sufficient number of service bureaus able to extend credit and provide services to the Company, a decline in the financial condition or economic prospects of either West or ESBI, resulting in their inability to advance funds to the Company or otherwise pay amounts owed, could, under certain circumstances, have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Service Bureaus."

         Demand Indebtedness and Security Interest. Pursuant to the Company's agreements with its service bureaus, the Company is liable for all amounts advanced to the Company by its service bureaus. At May 31, 1996, there were no outstanding advances provided by service bureaus under accounts receivable financing arrangements. Any advances under the Company's agreement with West are due on demand. Substantially all of the Company's accounts receivable are pledged to the service bureaus as collateral for any advances to the Company. In the event that the Company recovers an advance and is unable to satisfy its obligations to West or ESBI, either of such entities could elect to declare an event of default and foreclose on the assets securing such indebtedness, which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Expansion Risks. Although the Company intends to actively pursue a strategy of growth, the Company has only limited experience in effectuating rapid expansion and in managing operations targeting diverse entertainment themes or membership clubs. The Company's proposed expansion will be dependent on, among other things, the Company's ability to maintain sufficient demand for existing services and clubs; identify and develop commercially viable new services and clubs; produce and air successful infomercials and commercials; identify and enter into suitable arrangements with recognizable celebrity hosts for endorsements and promotion of featured services and clubs; hire and retain skilled marketing, creative and other personnel; and successfully manage growth (including monitoring operations, controlling costs and maintaining effective quality and service controls). The Company may also seek to expand its operations through the possible acquisition of additional companies which the Company believes are compatible with its business. As of the date of this Prospectus, the Company is not engaged in identifying candidates for acquisition, and has no plans, agreements, commitments, arrangements or understandings with respect to any acquisition. There can be no assurance that the Company will be able to successfully expand its operations or ultimately effect any acquisition, or successfully integrate into its operations any business which it may acquire.

         Limited Marketing Capabilities and Experience. The Company has limited experience in engaging in direct response marketing activities, such as the use of infomercials, and limited financial, personnel and other resources to undertake extensive marketing activities. To date, the Company and its subsidiaries have only produced five infomercials and approximately fifty commercials. Additionally, the Company markets its telephone entertainment services and clubs through the use of outbound telemarketing. The failure of the Company to expand its marketing capabilities could have a materially adverse effect on the Company. See "Business - Advertising, Marketing and Promotion."

         Risks Related to Direct Response Marketing. The use of direct response marketing is speculative and its success is dependent upon numerous factors, including the Company's ability to produce infomercials and commercials which attract and retain viewer interest, the appeal of featured services to viewers and whether sales to viewers of featured services generate revenues sufficient to offset the cost of production and broadcast. A significant number of infomercials do not generate a level of sales sufficient to offset the costs associated with such infomercials. Two of the Company's infomercials did not result in consumer acceptance and were discontinued after significant expenditures by the Company. The production and broadcast of infomercials and commercials also require up-front cash expenditures. A typical infomercial costs the Company approximately $250,000 to $300,000 to produce. Media broadcast time, the largest expense in marketing through infomercials and commercials, must be paid for in advance and typically accounts for a substantial portion of the total costs associated with the marketing of a service, depending upon the broadcast markets and hours at which the infomercial or commercial airs. Media costs have increased and any future increase in the costs associated with broadcast time would require the Company to increase the costs of its services or reduce operating margins, or result in reduced broadcast time which the Company would otherwise purchase, any of which could have an adverse affect on the Company's operating results. Increased demand for broadcast time could result in increased costs, as well as the unavailability of preferred hours and channels for broadcast and the unwillingness of broadcasters to air the Company's advertising. See "Business - Advertising, Marketing and Promotion."

         Dependence on Principal Service and Club. The Company currently derives a substantial portion of its revenues from phone calls made to the Company's live psychic consultation "900" numbers and monthly membership fees to its numerous VM Product membership clubs, a decline in which would have a material adverse effect on the Company. Calls made to the Company's live psychic consultation numbers accounted for approximately 54% of the Company's net revenues for the six months ended May 31, 1996, with the Company's VM Product fees accounting for approximately 29% of the Company's net revenues for such period. The Company's first membership club was introduced in August 1994 and has since evolved into the current VM Product. The average length of a membership is relatively short and the Company experiences a significant attrition rate. The Company believes that the average commercial life of a successful service, membership club or VM Product varies but is generally limited, and a substantial portion of services, clubs and products introduced are not commercially successful. Accordingly, the Company's success will depend on its ability to maintain the marketability of its VM Product memberships, as well as other existing services and to develop new services and membership products. There can be no assurance that the Company will be able to maintain the marketability of existing services and clubs, develop commercially successful services and clubs or, that if developed, any such services and clubs will remain commercially successful for any significant period of time. See "Business - Advertising, Marketing and Promotion."

         Intense Competition. The Company faces intense competition in the marketing of its telephone entertainment services and membership clubs. The Company competes with other "900" number entertainment providers primarily on the basis of media placements on television and through direct mail solicitations for similar types of services and club themes. The Company's telephone entertainment services and membership clubs compete for consumer recognition with services which have achieved significant, national, regional and local consumer loyalty. Many of these entertainment services are marketed by companies which are well-established, have reputations for success in the development and marketing of services, have extensive experience in creating and producing infomercials and commercials featuring high profile celebrities, and may have significantly greater financial, marketing, distribution, personnel and other resources than the Company. Certain of these competitors, including Inphomation Inc. and Gold Coast Media, dominate the industry and have the financial resources to enable them to withstand substantial price competition, which is expected to increase. Because the telephone entertainment services industry has no substantial barriers to entry, competition from smaller competitors in the Company's target markets is also expected to continue to increase significantly. The Company's services and clubs also compete with numerous other services and products which provide similar entertainment value, such as in-person psychic consultation and tarot card readings, newspapers, magazines, books and audio and video cassettes featuring similar themes, on-line computer programs and various other forms of entertainment which may be less expensive or provide other advantages to consumers. There can be no assurance that the Company will be able to continue to compete successfully, particularly as it seeks to enter into new markets. See "Business - Competition."

         Potential Liability and Insurance. The Company may be subject to substantial liability as a result of claims made by consumers arising out of services provided by the Company's independent contractors and employees. The Company is aware that claims have been made against other companies engaged in providing telephone entertainment services on the basis of advice or prognostications disseminated through such services. The Company and New Lauderdale each currently maintain a general liability insurance policy that is subject to a per occurrence limit of $1,000,000 with a $2,000,000 aggregate limit and umbrella policies covering an additional $3,000,000 of liability. In addition, the Company and New Lauderdale each have errors and omissions insurance with limits of $2,000,000. There can be no assurance that such insurance will be sufficient to cover potential claims or that an adequate level of coverage will be available in the future at a reasonable cost. The Company seeks to limit any such potential liability by providing disclaimers in connection with its services and regards its "900" services and membership clubs as "entertainment." There can be no assurance, however, that the Company or New Lauderdale will not face claims resulting in substantial liability for which the Company or New Lauderdale is partially or completely uninsured. A partially or completely uninsured claim against the Company or New Lauderdale, if successful and of sufficient magnitude, would have a material adverse effect on the Company. See "Business - Insurance."

         Foreign Trade Risks. For the six months ended May 31, 1996, telephone entertainment services provided in Canadian markets accounted for less than 1% of the Company's net revenues. To the extent that the Company is able to successfully expand its operations in Canada and into other foreign markets, the Company will become subject to increased credit risks, fluctuations in foreign currencies and international political, regulatory and economic developments, all of which could have an adverse effect on the Company's operating margins and results of operations. In addition, although the Company believes that its operations are substantially in compliance with all material Canadian regulations governing its operations, there can be no assurance this is actually the case or that governmental authorities will not, in the event of noncompliance, order the Company to cease operations and/or impose sanctions and other penalties on the Company which, under certain circumstances, could have a material adverse effect on the Company. See "Business - Government Regulation."

         Potential Conflicts of Interest. The Company has entered into transactions with Jami Marketing Services, Inc. ("Jami Marketing"), a list brokerage and list management consulting firm, Jami Data Services, Inc. ("Jami Data"), a database management consulting firm, and Jami Direct, Inc. ("Jami Direct"), a direct mail graphic and creative design firm (collectively, the "Jami Companies"). The Jami Companies are principally owned and controlled by Jeffrey L. Schwartz, Chief Executive Officer, director and a principal stockholder of the Company, and Michael G. Miller, a director and principal stockholder of the Company. Pursuant to a list management agreement dated June 1, 1993 between the Company and Jami Marketing, Jami Marketing serves as exclusive manager in connection with the management of the Company's mailing list for rental to third parties for which Jami Marketing receives a management fee. Jami Marketing also provides occasional list brokerage services to the Company, pursuant to an oral agreement, whereby Jami Marketing obtains mailing lists from third parties for use by the Company in connection with its telemarketing activities for which the Company pays Jami Marketing a brokerage fee. In addition, although the Company currently creates and designs substantially all of its print ads, direct mailings, newsletters and other communications with club members, the Company has engaged Jami Direct to provide such services. The Company also engages Jami Data to assist with the Company's data base requirements. Lastly, the Company obtains a substantial number of psychics for its live psychic and other services from PRN, and Central Talk Management ("CTM"), an affiliate of PRN, has created and produced a significant portion of the Company's television commercials and purchased a portion of the Company's media time. In January 1996, pursuant to an agreement between the Company, PRN and CTM, all of CTM's creative, media and production personnel (approximately 35 persons) directed their full time employment efforts to New Lauderdale. As a result, all production services previously provided to the Company by CTM are currently rendered by New Lauderdale. PRN is principally owned and controlled by Steven Feder, Thomas Lindsey and Peter Stolz, holders of 3,200,000 shares of Common Stock, representing an aggregate of approximately 17.35% of the outstanding Common Stock of the Company. (Such 3,200,000 shares are included in this Prospectus). The Company believes that all of the foregoing transactions were advantageous to the Company and were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company anticipates that any similar future transactions will be approved by a majority of the independent and disinterested members of the Board of Directors, outside the presence of any interested director and, to the extent deemed necessary or appropriate by the Board of Directors, the Company will obtain fairness opinions or stockholder approval in connection with any such transaction.

See "Forward Looking Information May Prove Inaccurate" and "Certain Relationships and Related Transactions".

         Dependence on Key Personnel. The success of the Company is largely dependent on the personal efforts of Jeffrey L. Schwartz, its Chairman and Chief Executive Officer, Jay Greenwald, its President and Chief Operating Officer, Claudia Newman Hirsch, its Executive Vice President, and Andrew Stollman, its Senior Vice President and Secretary. Although the Company has entered into three-year employment agreements with all of such individuals, the loss of the services of such individuals could have a material adverse effect on the Company's business and prospects. The Company's employment agreement with Mr. Schwartz requires him to devote not less than 85% of his business time to the affairs of the Company. Mr. Schwartz is an officer, director and principal stockholder of the Jami Companies, which could give rise to conflicts of interests in connection with the allocation of his business time. The success of the Company may also be dependent upon its ability to hire and retain additional qualified marketing, creative, financial and other personnel. Competition for qualified personnel in the telephone entertainment services industry is intense and there can be no assurance that the Company will be able to hire or retain additional qualified personnel. See "Business - Employees and Management."

         Control by Management. The Company's officers and directors beneficially own approximately 63% of the Company's outstanding Common Stock. Accordingly, such persons, acting together, are in a position to control the Company, elect all of the Company's directors, increase the authorized capital, dissolve, merge, or sell the assets of the Company and generally direct the affairs of the Company. See "Management" and "Principal and Selling Security Holders."

         Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its authorized preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities - Preferred Stock."

         No Dividends. Since the completion of the initial public offering, the Company has not paid any cash dividends. The
Company intends to retain earnings, if any, to finance the operation and expansion of its business and, therefore, does not expect to pay cash dividends in the foreseeable future. See
"Dividend Policy."

         Shares Eligible for Future Sale. Upon the effectiveness of the Registration Statement, of which this Prospectus is a part, the 3,200,000 shares of Common Stock included in this Prospectus and an additional 13,000 shares of Common Stock included in the Alternate Prospectus of the Registration Statement, of which this Prospectus is a part, will be freely tradeable without further registration under the Securities Act of 1933, as amended (the "Securities Act"). No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities" and "Shares Eligible for Future Sale."


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of shares covered by this Prospectus. The holders of the 3,200,000 shares covered by this Prospectus intend to sell the shares offered hereby from time to time for their own respective accounts in the open market at the prices prevailing therein or in individually negotiated transactions at such prices as may be agreed upon. Each such holder will bear all expenses with respect to the offering of shares by him or her except the costs associated with preparing and printing this Prospectus.

                     SELECTED FINANCIAL DATA OF THE COMPANY

         The following table presents selected historical financial data of the Company for the period from August 1, 1992 (inception) to November 30, 1992, for each of the three fiscal years through November 30, 1995, and for the six months ended May 31, 1996. The following selected financial data for the years ended November 30, 1993, 1994 and 1995 and for the six months ended May 31, 1996, are derived from the financial statements of the Company appearing elsewhere herein. The financial data set forth should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company.

Statement of Operations Data:

                            For the Six                                                        August 1, 1992
                            Months Ended                                                       (inception) to
                            May 31, 1996                  Year Ended November 30,               November 30,
                            ------------     ----------------------------------------------     ------------
                             (unaudited)         1995             1994             1993             1992
                            ------------     ------------     ------------     ------------     ------------
Net revenue                 $ 29,784,256     $ 50,501,266     $ 22,771,465     $  8,262,179     $  1,700,322
Costs of sales                24,805,226       36,732,610       17,521,985        5,778,706          986,319
Gross profit                   4,979,030       13,768,656        5,249,480        2,483,473          714,003
Selling, general and ad-
  ministrative expenses        3,261,873        3,467,008        3,012,588        1,801,330          448,036
                            ------------     ------------     ------------     ------------     ------------
Income from operations         1,717,157       10,301,648        2,236,892          682,143          265,967
Interest expense                (230,862)        (334,318)        (759,211)        (117,460)          (6,917)
Other income, net                437,912           35,250               --               --               --
Management fee
  income                              --          450,000               --               --               --
Equity in earnings of
 joint venture                 3,149,096        2,860,304               --               --               --
                            ------------     ------------     ------------     ------------     ------------
Income before provision
  for income tax and
  minority interest            5,073,303       13,312,884        1,477,681          564,683          259,050
Provision (benefit) for
  income taxes                  (175,662)         220,335           54,842          (76,690)         111,994
                            ------------     ------------     ------------     ------------     ------------
Income before minority
 interest                      4,897,641       13,092,549        1,422,839          641,373          147,056
Minority interest in
 net (income) loss                    --               --               --           73,528          (73,528)
                            ------------     ------------     ------------     ------------     ------------
Net income(1)               $  4,897,641     $ 13,092,549     $  1,422,839     $    714,901     $     73,528
                            ============     ============     ============     ============     ============
Net Income per share                 .31
                            ============
Income before pro forma
  adjustments and
  minority interest                          $ 13,312,884     $  1,477,681     $    564,683     $    259,050
Pro forma income tax
 provision(1)                                   5,633,116          835,144          257,761          111,994
                                             ------------     ------------     ------------     ------------
Pro forma income before
  minority interest                             7,679,768          642,537          306,922          147,056

Minority interest in
 net (income) loss                                     --               --           73,528          (73,528)
                                             ------------     ------------     ------------     ------------
Pro forma net income(1)                      $  7,679,768     $    642,537     $    380,450     $     73,528
                                             ============     ============     ============     ============
Pro forma net income
 per share(1)                                $        .64     $        .05     $        .08     $        .02
                                             ============     ============     ============     ============
Weighted average
  number of common
  and common
  equivalent shares
  outstanding                 15,778,844       12,000,000       12,000,000        5,008,219        4,000,000

Balance Sheet Data:

                                                               November 30
                         May 31, 1996   --------------------------------------------------------
                         (unaudited)       1995           1994           1993            1992
                         -----------    -----------    -----------    -----------    -----------
Working Capital . . .    $16,047,766    $ 3,217,627    $   494,738    $   788,429    $   147,056
Total Assets  . . . .     32,714,049     16,969,956      3,976,881      3,894,080        942,960
Total Liabilities . .     14,855,069     10,938,881      3,432,355      3,105,651        869,432
Stockholders' equity      17,858,980      6,031,075        544,526        788,429         73,528

(1) The Company and its predecessor affiliated companies had elected to be treated as S corporations and, accordingly, were not subject to federal income taxes. Pro forma net income and pro forma per share amounts assume that the Company was subject to federal income taxes and taxed at the rates in effect for the periods presented. The Company has historically made S corporation distributions of a significant portion of its earnings to its stockholders. The Company's election to be treated as an S corporation terminated in December 1995.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at May 31, 1996 as adjusted to give effect to the issuance of the 3,200,000 shares of Common Stock in connection with the acquisition on September 10, 1996 of PRN's interest in New Lauderdale, L.C.

                                                                   As Adjusted For
                                                 Outstanding        This Offering
                                                 -----------         -----------
Stockholders' equity:
  Preferred stock, $.001
  par value; 1,000,000
  shares authorized; no
  shares issued or
  outstanding ..........................                  --                  --

  Common stock, $.001 par
  value; 50,000,000 shares
  authorized, 15,236,167
  shares issued and
  outstanding, 18,436,167
  shares as adjusted for
  this offering ........................         $    15,236         $    18,436
Additional paid-in
  capital ..............................          14,534,421          37,331,221
Retained earnings ......................           3,309,323           3,309,323
                                                 -----------         -----------
Total shareholders'
  equity ...............................         $17,858,980         $40,658,980
                                                 ===========         ===========

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


         Since December 1995, the Company's Common Stock has traded on the NASDAQ National Market System under the symbol "QTEL". The following table sets forth the high and low bid information of the Common Stock as reported by NASDAQ for each full quarterly period since such date (and for any subsequent interim period for which financial statements are included herein).


                                                            High (1)     Low (1)
                                                            --------     -------
Fiscal Year Ending
November 30, 1996

         First Quarter ............................         $11-1/2      $4-3/8
         Second Quarter ...........................          13-3/8       8-1/8
         Third Quarter ............................          12-5/8       5-3/4
         Fourth Quarter
          (through October 8, 1996) ...............           9-3/8       5-7/8

---------------------------

(1) Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

         On January 17, 1996 (the last trading day prior to the public announcement of the letter of intent relating to the Acquisition), the high and low sale prices of the Common Stock were $7-3/4 (January 15, 1996) and $4-3/8 (December 18, 1995), respectively.

         The Company has not paid, and has no current plans to pay, dividends on its Common Stock. The Company intends to retain earnings, if any, for use in its business.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY


OVERVIEW

         The Company commenced operations in August 1992 by providing telephone entertainment services through the use of "900" numbers advertised by direct mail campaigns. In September 1993, the Company commenced providing such services through a billable "800" number platform. In February 1994, the Company expanded its marketing efforts to include the use of broadcast media and has increasingly emphasized such marketing method. From September 1993 to July 1994, the Company's "800" number billing arrangements accounted for substantially all of the Company's net revenues.

         In light of carrier termination of certain "800" number billing platforms, in August 1994, the Company discontinued the use of billable "800" numbers and resumed providing all of its telephone entertainment services through "900" numbers. Billing for club membership services ("Club Product"), which commenced in August 1994, was subsequently modified from July 1995 to September 1995, by offering club membership as part of enhanced voice-mail services. Currently, all club membership services are marketed and billed as voice-mail network services ("VM Product").

         In December 1994, the Company entered into a joint venture agreement with PRN for the purpose of expanding its original club membership concept and its "900" number services. The joint venture commenced operations in January 1995 and was subsequently reorganized as a limited liability company in March 1995 under the name New Lauderdale L.C. The Company accounted for New Lauderdale's operations under the equity method and, accordingly, reported its 50% share of New Lauderdale's income or loss. The Company's net revenue and expenses did not include net revenue and expenses of New Lauderdale. Upon the consummation of the Acquisition, the Company no longer accounted for New Lauderdale's operations under the equity method of accounting, but instead treats New Lauderdale as a subsidiary and includes its results of operations on a consolidated basis in the Company's consolidated financial statements.

         During the three month period ended February 29, 1996, the Company increased marketing activities and experienced high enrollments of new VM Product customers which caused the Company to experience a high level of acceptance difficulties with its VM

Product. These acceptance difficulties occurred at two levels, consumer and regional telephone carrier.

         At the consumer level, customers did not always relate the VM Product billing description on their telephone bills to the entertainment service that they purchased. This prompted an increase in customer service inquiries to both the Company and ESBI, the billing service bureau conduit to the regional telephone carriers and telephone companies. Accordingly, for the first six months of fiscal 1996, the Company experienced a higher level of customer cancellations and chargebacks relating to the $19.95 per month VM Product. Management believes that its VM Products can be successfully modified and repositioned with shifts in emphasis as part of the marketing process. The Company and ESBI expanded their customer service departments during the three months ended February 29, 1996 to better educate the consumer about the product. Telemarketing efforts during the three months ended May 31, 1996 were reduced as the marketing shift was being accomplished. Although there can be no assurance that these marketing efforts and changes will be successful, management anticipates that the marketing shift along with the expansions in customer service will reduce customer cancellations and chargebacks for the VM Product to acceptable levels. Several variations, including different pricing structures, of a substantially revised VM Product continue to be tested with many tests yielding positive results. Management expects one or more of the successful versions to be actively marketed during the second half of the fiscal year. The pace of telemarketing and enrollments will proceed gradually, along with increased customer service support, so as not to repeat the difficulties of the first quarter. Due to the telephone company billing and collection delays inherent in this business, the higher cancellation and chargeback level began in the first quarter of fiscal 1996, continued during the second quarter of fiscal 1996 and may have continued into the third quarter of fiscal 1996.

         At the regional telephone carrier level, five of the regional telephone carriers suspended billing of the Company's VM Products at different times during the first six months of 1996. The suspensions were the result of the carriers' belief that the Company and ESBI were unable to provide adequate customer services to VM Product customers in the regions serviced by the carriers. The Company did not anticipate the increase in customer service calls during the first three months of fiscal 1996 and was not able to adequately handle the increased customer service call volume. As stated above, both the Company and ESBI expanded their customer service departments in response to such needs. Four of the five carriers, in reaching their decisions, specifically addressed the Company's VM Product and the remaining carrier addressed the billing platform that encompasses the

Company's VM Product. The Company has already resumed billing the VM Product with the four carriers that specifically addressed the difficulties associated with the VM Product. For the carrier that addressed the difficulties associated with the billing platform, the Company resumed billing through an alternate platform with another service bureau. For four of these carriers, the suspensions each lasted less than sixty (60) days and did not have a material impact on the Company's cash flows and operations. For the fifth, the suspension lasted several months and resulted in lost revenues. During the first six months of fiscal 1996, VM Product net revenues billed through this carrier approximated 10% of total net revenues. Marketing shifts between the VM Product and "900" business are expected to partially offset the impact of this carrier's suspension. Though the full amount of the impact of the lost revenues is presently not known, the Company did incur marketing and fulfillment costs in this carrier's region during the first six months of fiscal 1996. Therefore, the impact to date has been significant as costs were incurred without a corresponding revenue stream.

         The VM Product is independent of the Company's "900" number entertainment services and these difficulties do not impact the "900" number portion of the Company's business. The carrier billing suspensions of the VM Product are also limited to the geographic regions serviced by the individual carriers.

         The Company intends to continue its promotion of a VM Product or similar voice-mail entertainment services concept as previously discussed. Also, as previously discussed, recent shifts in marketing and other strategies have increased the Company's "900" business net revenues, both absolutely and in relation to the VM Product. Therefore, the Company expects that revenues from the VM (or similar) Product will account for a decreasing portion of the Company's net revenues in the future. Since any reduction in VM Product contributions to total net revenues are expected to be more than offset by increases in the Company's "900" business net revenues, total net revenues are expected to increase. However no assurance can be given that these projections will prove to be accurate. See "Forward Looking Information May Prove Inaccurate."

         The Company recognizes revenues from "900" number services net of provision for chargebacks at the time service is accessed. As a result of the delay between the time funds are billed until they are collected (due to normal telephone billing and collection practices), the Company and New Lauderdale each maintain a $4,000,000 line of credit from West and the Company maintains a $7,000,000 line of credit from ESBI to finance its receivables. Such credit facilities are not currently being utilized by the Company. The Company recognizes revenues from new subscriptions to voice-mail networks net of provision for chargebacks at the time a prospective customer subscribes to the network, subject to a two week processing delay, and currently as fees are billed each month. See "Liquidity and Capital Resources."

RESULTS OF OPERATIONS

         The following table sets forth for the periods indicated the percentage of net revenue represented by certain items reflected in the Company's statement of income. The statements of income contained in the Company's financial statements and the following table include pro forma adjustments for income taxes.

                                      For the Six
                                     Months Ended
                                     May 31, 1996      Year Ended November 30,
                                     ------------   -----------------------------
                                      (unaudited)    1995        1994        1993
                                     ------------   -----       -----       -----
Net revenue ....................        100.0%      100.0%      100.0%      100.0%
                                        =====       =====       =====       =====
Cost of sales ..................         83.3        72.7        76.9        69.9
                                        -----       -----       -----       -----
Gross Profit ...................         16.7        27.3        23.1        30.1
Selling, general and
 administrative expenses .......         11.0         6.9        13.2        21.8
  Interest expense .............          0.8         0.7         3.3         1.4
  Management fee income ........           --         0.9          --          --
Other income, net ..............          1.5
 Equity in earnings of
  joint venture ................         10.6         5.7          --          --
Net income .....................         16.4        25.9         6.2         8.6
Pro forma net income ...........         16.4        15.2         2.8         4.6

Six months ended May 31, 1996 and May 31, 1995

         Net revenue for the six months ended May 31, 1996 was $29,784,256, an increase of $9,494,953 or 47% as compared to $20,289,303 for the six months ended May 31, 1995. The increase in net revenue was attributable to increased enrollments, during the three months ended February 29, 1996, in the Company's VM Product, which were originally marketed as the Club Product, and increased calls to the Company's "900" number entertainment services during all of the six months ended May 31, 1996. For the six months ended May 31, 1996, VM Product net revenues approximated 29% of net revenues and "900" number entertainment services approximated 71% of net revenues. For the six months ended May 31, 1995, VM Product (marketed as Club Product in such six months) net revenues approximated 45% of net revenues and "900" number entertainment services approximated 55% of net revenues. The Provision for Chargebacks for the six months ended

May 31, 1996 was $19,970,251, an increase of $13,386,801, or 203%, as compared to $6,583,450, for the six months ended May 31, 1995. Accordingly, the increase in gross revenues has been partially offset by the rate of consumer chargebacks. A discussion of chargebacks appears later in this section under the caption "Increased Chargebacks, Regional Telephone Carrier and Regulatory Matters."

         Cost of sales for the six months ended May 31, 1996 was $24,805,226, an increase of $9,566,001, or 63%, as compared to $15,239,225 for the six months ended May 31, 1995. The increase was primarily attributable to increased service bureau fees and increases in advertising costs. Cost of sales as a percentage of net revenue increased to approximately 83% from approximately 75% for these periods. As customers receive entertainment services, the Company recognizes revenues and incurs the costs of fulfillment, including transmission, billing and collection, psychic and other costs. However, as chargebacks are recognized, the related revenues are refunded while the cost burden remains. Therefore the effect of increased chargebacks in the current quarter was a contributing factor to the increase in cost of sales as a percentage of net revenue.

         Selling, general and administrative expenses for the six months ended May 31, 1996 were $3,261,873, an increase of $1,969,483, or 152%, as compared to
$1,292,390 for the six months ended May 31, 1995. This increase was primarily attributable to increases in the Company's personnel and the Company's relocation to larger office space to accommodate the growth of its operations.

         Interest income of $284,698 for the six months ended May 31, 1996 related to the investing in short term securities of a portion of the proceeds of the initial public offering of the Company's common stock.

         For the six months ended May 31, 1996, the Company recognized equity in earnings of the New Lauderdale joint venture of $3,149,096, $3,032,000 of which was distributed to the Company during such six months. This compares to $646,443 equity in earnings and $640,000 distributed for the comparable prior period. Such increases reflect New Lauderdale's increased earnings which were affected by increased chargebacks. New Lauderdale experienced increased chargebacks similar to those experienced by the Company and the discussion under the caption "Increased Chargebacks, Regional Telephone Carrier and Regulatory Matters" later in this section also applies to New Lauderdale. The recognized equity in earnings reflects the Company's 50% interest in New Lauderdale's income for such period. New Lauderdale commenced operations during the six months ended May

31, 1995 and the Company recognized equity in earnings of joint venture of $646,443 for such six months. Commensurate with the consummation of the Acquisition, the Company no longer accounted for New Lauderdale's operations under the equity method of accounting, instead treating New Lauderdale as a subsidiary and including its results of operations on a consolidated basis in the Company's consolidated financial statements from the date of Acquisition.

         The Net Tax Provision of $175,662 for the six months ended May 31, 1996 included a $3,746,844 deferred tax benefit relating to the benefit received when the Company converted to the accrual basis of accounting in connection with the termination of its S corporation status. This benefit was offset by a current tax provision of $3,922,506 calculated using C corporation statutory rates, as adjusted for timing differences in recognizing chargeback reserves.

         Net income increased to $4,897,641 for the six months ended May 31, 1996 from $4,339,825 for the prior comparable period, an increase of $557,816, or 13%. This increase was primarily due to the increase of $2,502,653 in income attributable to the Company's 50% equity interest in New Lauderdale, partially offset by the decrease in income from operations of $2,040,531 which was due to increased chargebacks. A discussion of chargebacks appears elsewhere in this section under the caption "Overview."

Year Ended November 30, 1995 Compared to Year Ended November 30, 1994

         Net revenue for the year ended November 30, 1995 was $50,501,266, an increase of $27,729,801, or 122%, as compared to $22,771,465 for the year ended November 30, 1994. The increase in net revenue was attributable primarily to the introduction of the Company's original membership clubs commencing in late 1994, which accounted for $21,803,903 of net revenue. Chargebacks for the year ended November 30, 1995 were $19,065,077, an increase of $8,223,503, or 76%, as compared to $10,841,574 for the year ended November 30, 1994. This increase was primarily attributable to the increase in the amount of services provided by the Company and the corresponding increase in gross revenue between the comparable periods. Such increase in chargebacks was partially offset by the change of the Company's telephone entertainment services from billable "800" numbers to "900" numbers and the addition of the original membership clubs, both of which have historically lower chargeback rates, as well as the Company's more efficient utilization of database management systems designed to reduce the number of unbillable records.

         Cost of sales for the year ended November 30, 1995 was $36,732,610, an increase of $19,210,625, or 110%, as compared to $17,521,985 for the year ended November 30, 1994. The increase was primarily attributable to increased service bureau fees and increases in advertising expenditures for television commercials and infomercials and telemarketing. Cost of sales as a percentage of net revenue decreased to approximately 73% from approximately 77% for these periods, primarily as a result of the lower costs associated with the Company's original club membership services compared to its "900" number entertainment services. Such decrease was partially offset by increased service bureau and advertising costs.

         Selling, general and administrative expenses for the year ended November 30, 1995 were $3,467,008, an increase of $454,420, or 15%, as compared to $3,012,588 for the year ended November 30, 1994. This increase was primarily attributable to a substantial increase in the Company's personnel in 1995 and the Company's relocation to larger office space to accommodate the growth of its operations. Such increases were partially offset by decreases in officers' salaries of approximately $540,000.

         Interest expense decreased by $424,893, or 56%, to $334,318 for the year ended November 30, 1995, as compared to $759,211 for the year ended November 30, 1994. The decrease was due to lower interest rates under financing arrangements.

         For the year ended November 30, 1995, the Company, for the first time, received management fee income in an aggregate amount of $450,000 from New Lauderdale. Such management fees were discontinued in February 1996, although such services currently continue to be rendered to New Lauderdale.

         For the year ended November 30, 1995, the Company recognized equity in earnings of joint venture of $2,860,304, $1,540,000 of which was distributed to the Company during such year. This reflected the Company's 50% interest in the income from New Lauderdale's operations for such period. Commensurate with the consummation of the Acquisition, the Company no longer accounted for New Lauderdale's operations under the equity method of accounting, instead treating New Lauderdale as a subsidiary and including its results of operations on a consolidated basis in the Company's consolidated financial statements.

         Net income increased to $13,092,549 for the year ended November 30, 1995 from $1,422,839 for the prior comparable period, an increase of $11,669,710, or 820%. This increase was primarily due to an increase of $8,064,756 in the Company's income from operations directly attributable to the growth of the Company's business, an aggregate increase of $2,860,304 of net income attributable to the Company's 50% equity interest in New Lauderdale, and a reduction in interest expense of $424,893. Net income after giving effect to pro forma income tax provisions would have been $7,679,768 and $642,537 for the years ended November 30, 1995 and 1994, respectively.

Year Ended November 30, 1994 Compared to Year Ended November 30, 1993

         Net revenue for the year ended November 30, 1994 was $22,771,465, an increase of $14,509,286, or 175.6%, as compared to $8,262,179 for the year ended November 30, 1993. The increase was attributable to the growth of the Company's telephone entertainment services. Chargebacks for the year ended November 30, 1994 were $10,841,574, an increase of $8,021,172, or 284.4%, as compared to
$2,820,402 for the year ended November 30, 1993. This increase was primarily attributable to the growth of the Company's telephone entertainment services.

         Cost of sales for the year ended November 30, 1994 were $17,521,985 an increase of $11,743,279 or 203.2%, as compared to $5,778,706 for the year ended November 30, 1993. Cost of sales also increased as a percentage of net revenue from 69.9% to 76.9% during such periods. Such increases were attributable primarily to an increase in the Company's advertising expenses of approximately $4,654,000, including $912,000 resulting from the Company's commencement of television advertising in early 1994 and $3,742,000 resulting from increases in direct mail expenses, as well as increases in service bureau and live operator costs of approximately $6,500,000.

         Selling, general and administrative expenses increased by $1,211,258, or 67.2%, from 1993 to 1994. Such increase was primarily attributable to increased personnel and other costs resulting from the Company's increased levels of operations. Such increase was partially offset by a reduction of approximately $1,190,000 in management fees paid to a related party.

         Interest expense increased by $641,751 in 1994 from 1993, as a result of increased levels of advances and higher interest rates under the Company's financing arrangements with service bureaus.

         Net income increased to $1,422,839 in 1994 from $714,901 in 1993, an increase of $707,938, or 99.0%. This increase was primarily attributable to the increase in net revenue in 1994. Net income after giving effect to pro forma income tax provisions would have been $642,537 and $380,450 for the years ended November 1994 and 1993, respectively.

LIQUIDITY AND CAPITAL RESOURCES

         The Company had working capital of $16,047,766 at May 31, 1996. This significant increase from November 30, 1995 was primarily attributable to net proceeds of approximately $13,402,000 received from the initial public offering of its shares of Common Stock. The Company has historically financed its working capital requirements principally through cash flow from operations and receivables financing.

         At November 30, 1995, the Company had working capital of $3,217,627 as compared to working capital of $494,738 at November 30, 1994. Such increase was attributable to an increase in accounts receivable and cash, offset in part, by increases in accounts payable, reserves for customer chargebacks and loans payable. The Company has historically financed its working capital requirements principally through cash flow from operations and receivable financing. In December 1995, the Company received net proceeds of approximately $13,402,000 from an initial public offering of its shares of Common Stock, a portion of which may also be used for working capital purposes.

         Net cash provided by operating activities was $7,717,634 for the year ended November 30, 1995. The increase in cash provided by operating activities, during the year ended November 30, 1995, was attributable to net income and an increase in reserve for customer chargebacks, which was partially offset by equity interest in earnings of joint venture, net of dividends received and an increase in accounts receivable. Net cash used in investing activities for the year ended November 30, 1995 was $165,761 and reflects the Company's investment of $25,000 in New Lauderdale and purchases of property and equipment. Net cash used in financing activities for the year ended November 30, 1995 was $4,962,478 and reflects distributions to stockholders of $7,606,000, which was partially offset by proceeds from accounts receivable financing arrangements of $2,643,522. At November 30, 1995, the Company had cash and cash equivalents of $3,570,468.

         The Company is dependent upon its "900" number services and fees generated from its voice-mail network services for substantially all of its revenues and is subject to the risk that "900" number charges and fees for voice-mail network services may not be paid by consumers. Regulation in the United States provides that a consumer's telephone service may not be discontinued for failure to pay for "900" service or voice-mail fees. In the event of nonpayment by consumers or the provision of refunds or credits by carriers, the Company is nevertheless obligated to pay the service bureau engaged for such service, which in turn is obligated to pay the carrier. The Company maintains a reserve for consumer chargebacks which was $5,853,781 at May 31, 1996. Such reserve is estimated based on the amount of historical chargebacks which includes refunds, credits and uncollectible charges. Due to the Company's limited experience to date in new "900" markets and voice-mail networks, there can be no assurance that the Company's reserves will be adequate to cover actual chargebacks. The Company recognizes revenues net of the provision for consumer chargebacks for "900" number services and voice-mail network services at the time consumers access service, subscribe or continue to use such voice-mail services. Since reserves are established prior to the periods in which chargebacks are ultimately determined, the Company's revenues may be reduced in later periods in the event that the Company's reserves prove to be insufficient. Any significant sustained increase in the level of consumer chargebacks would have a material adverse effect on the Company's financial condition and results of operations.

         The Company and New Lauderdale both have a financing arrangement with West which currently provides each of them with a $4,000,000 line of credit payable on demand. The line of credit provides for weekly advances in an amount equal to 50% of a borrowing base, which is approximately 70% of gross sales from "900" number services accessed during the prior week. The Company is entitled to receive the balance of amounts due within thirty days of the end of the month during which service is accessed. Amounts advanced under the line of credit bear interest at the prime rate plus 3% and are collateralized by accounts receivable relating to "900" number services. At November 30, 1995, $600,000 was outstanding under the line of credit. All outstanding advances under this credit line were repaid in December 1995 and the Company is not currently utilizing said facility. West may terminate the line of credit at any time upon thirty days written notice.

     The Company also has a financing arrangement with ESBI which currently provides for a $7,000,000 line of credit. Such arrangement provides for ESBI's purchase, with full recourse, of the Company's accounts receivable relating to fees payable for voice-mail network services. Advances under the arrangement equal approximately 50% of approved accounts and are made within 30 days of approval by ESBI. The Company receives the balance of amounts due within 90 and 120 days, after deduction of charges, expenses and reserves. Amounts advanced under the financing arrangement bear interest at the prime rate plus 6% and are collateralized by accounts receivable relating to fees for voice- mail network services. At November 30, 1995, $2,043,522 was outstanding under this arrangement. During the third quarter of fiscal 1996, all amounts outstanding under such agreement were reduced to zero. The financing arrangement with ESBI may be terminated by the Company or ESBI on 30 days written notice.

     The Company and its predecessor affiliated companies had elected to be taxed as S corporations and, accordingly, were not subject to federal income taxes. Net income, prior to December 5, 1995, had been taxed for federal income tax purposes directly to the Company's stockholders. For the year ended November 30, 1995, the Company made S corporation distributions to its stockholders in the aggregate amount of $7,606,000. On December 4, 1995 the Company declared a final S corporation distribution in the approximate amount of $ 5,000,000, representing all of its retained earnings in excess of $575,000, $3,000,000 of which was paid to the Company's stockholders on such date. Such stockholders were issued promissory notes (the "Stockholder Notes") in the aggregate principal amount of the remaining portion of such S corporation distribution, which Stockholder Notes bear interest at the rate of 9% per annum, and are payable in aggregate minimum monthly payments of principal of $500,000 plus 25% of monthly cash flow in excess of $1,000,000. The final December 4, 1995 retained earnings balance was $4,470,651, of which 3,875,651, plus accrued interest, has been distributed to the S corporation stockholders in full satisfaction of such Stockholder Notes.

     The Company's primary cash requirements have been to fund the cost of advertising and promotion. Chargebacks are paid currently from receivables due from carriers through the Company's service bureaus. Other than the purchase of equipment in connection with the establishment of in-house telemarketing operations, the expansion of its customer service department and the relocation to larger headquarters offices, the Company currently has no plans or material commitments for capital expenditures. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the substantial costs associated with its proposed advertising and marketing activities), that projected cash flow from operations and available cash resources, including its financing arrangements with service bureaus, will be sufficient to satisfy its anticipated cash requirements for at least the next twelve months. The Company does not currently have any long-term obligations and does not currently intend to incur any such obligations in the future.

         During May 1996, the Company formed three new wholly owned subsidiaries, Quintel Products, Inc., Quintelco, Inc. and NL Corp. During the three months ended May 31, 1996, only Quintel Products, Inc. was active. During May 1996, its start up month, Quintel Products, Inc. contributed an immaterial amount to net income and did not impose any significant cash requirements on the Company. During August 1996, the Company formed Quintel Hair Products, Inc., a wholly-owned subsidiary, for the purpose of marketing a line of hair care products. Certain development and production costs associated with the marketing of such hair care products already incurred by another subsidiary of the Company, will subsequently be transferred to Quintel Hair Products, Inc. During the next twelve months, none of these new subsidiaries are expected to change the working capital or cash requirements of the Company as discussed above.

         During July 1996, the Company entered into a limited liability company agreement with Paragon Cellular Services, Inc., an unrelated party, to form Quintel Cellular, LLC. The Company will retain a 50% interest in such joint venture and account for this interest as an equity investment. The limited liability company agreement requires the Company to provide loans to Quintel Cellular, LLC in the initial amount of $250,000 with additional amounts at the Company's discretion. Such loans would bear interest at the rate of 7% per annum and be repaid in installments as a percentage of the joint venture's retained earnings. The Company expects to be able to fund such loans from its operating cash flow over the next twelve months and that such loans, if extended, would not have an adverse effect on the working capital position of the Company.

        During August 1996, Quintel Products, Inc., entered into a limited liability company agreement with LaBuick Entertainment, Inc., an unrelated party, to form Quintel-LaBuick Products, LLC. Quintel Products, Inc. will retain a 65% interest in the joint venture. The accounting for this joint venture will be on a consolidated basis showing a minority interest. The agreement requires the Company to provide loans to Quintel-La Buick Products, LLC in the initial amount of $ 250,000 with additional amounts at the Company's discretion. Such loans would bear interest at the rate of 7% per annum and be repaid in installments as a percentage of the joint venture's net available cash. The agreement also calls for advances of $20,000 per month to LaBuick Entertainment, Inc. for services rendered to the joint venture. Such advances are deductible from distributions due LaBuick Entertainment, Inc. under the agreement. The Company also intends to advance funds as necessary to the joint venture for the startup of the venture. The Company expects to be able to fund such loans and advances from its operating cash flow over the next twelve months and that such loans and advances would not have an adverse effect on the working capital position of the Company. See "Forward Information May Prove Inaccurate."

                                    BUSINESS

INTRODUCTION

         The Company is engaged in developing and marketing telephone entertainment services, consisting primarily of live conversation and pre-recorded horoscopes and tarot card readings and live psychic consultations. The Company also offers enhanced voice-mail services which include various psychic, "personals" and other theme-related entertainment services.

MARKET OVERVIEW

         The premium billed telephone entertainment services industry emerged during the late 1980's as an information service designed to increase telephone usage. Early information services developed by regional carriers consisted primarily of weather and time announcements. Business enterprises known as "information providers" soon developed and commercialized additional information and entertainment services, which were marketed directly to consumers at premium rates. Entertainment services were initially transmitted exclusively by carriers in regional markets. By 1989, long distance carriers commenced providing such services, permitting information providers to expand their potential markets and customer base nationally and internationally.

         Markets for telephone entertainment and information services have grown steadily in recent years. According to Telemedia News and Views, an industry publication, revenues from "900" number entertainment and information services in the United States increased from approximately $590 million in 1993 to an expected approximate $816 million in 1996, and are expected to reach approximately $1.4 billion by 2000. (See "Forward Information May Prove Inaccurate.") Since inception, the Company has sought to capitalize on opportunities arising from these expanding markets, focusing its efforts primarily on developing and expanding its psychic and astrology related entertainment services, a fast-growing segment of the industry. As a result of such efforts, the Company has achieved increasing levels of revenues and profitability.

TELEPHONE ENTERTAINMENT SERVICES

         The Company's telephone entertainment services are accessed by dialing "900" telephone numbers that are billed at premium per-minute rates. Entertainment services consist primarily of live conversation and pre-recorded horoscopes and tarot card readings and live psychic consultations designed to capitalize on the current popularity of "new age" themes. "New age" refers to astrological and psychic phenomena which can be explained through the use of horoscopes, tarot card and psychic readings and prognostications. The Company currently markets approximately twenty "900" number entertainment services, each offering programs with distinct features. For the years ended November 30, 1995 and 1994, the Company's telephone entertainment services accounted for approximately 57% and 99%, respectively, of the Company's net revenues. For the Six months ended May 31, 1996 and 1995, the Company's telephone entertainment services accounted for approximately 71% and 55% respectively of the Company's net revenues.

         The Company's live psychic entertainment services permit callers to engage in live one-on-one conversations with psychic operators and to receive personalized information responsive to the caller's requests. The Company also provides live tarot card entertainment services which permit callers to receive a live tarot card reading. The Company's live conversation "900" entertainment services are currently billed at a rate of either $3.49 or $3.99 per minute depending on the service; provided, however, that the first two to three minutes of some calls to such live conversation lines are provided to the customer without charge. For the year ended November 30, 1995, the Company's live conversation "900" entertainment services accounted for approximately 45% of the Company's net revenues. This percentage approximated 54% for the six months ended May 31, 1996.

         PRN currently provides the Company with substantially all of its psychic operators and monitors and supervises the quality of independent psychic operators provided to the Company. The Company pays PRN a per minute fee based on caller connection time. For the years ended November 30, 1995 and 1994, the Company paid aggregate fees of approximately $3,993,000 and $186,000, respectively, to PRN for such services. For the six months ended May 31, 1996, approximately $2,601,400 was incurred for such services. See "Certain Relationships and Related Transactions."

         The Company offers several pre-recorded entertainment services, including horoscopes, tarot card readings and numerology services. Some of such services contain interactive features which permit callers to access a variety of services by responding to pre-recorded messages, such as prompts for birthdates. The Company's pre-recorded "900" entertainment services are currently billed at rates up to $3.99 per minute; provided, however, that the first two to three minutes of some calls to such pre-recorded programs are provided to the customer without charge. For the year ended November 30, 1995, the Company's pre-recorded entertainment services accounted for approximately 13% of the Company's net revenues and 17% for the six months ended May 31, 1996.

         The Company solicits consumers for its "900" number services by providing access to toll-free "800" numbers for subjects of general interest and as an introduction to the Company's "900" services. The Company's entertainment services are available by calling designated "900" numbers from any telephone, provided that "900 blocking" has not been ordered or imposed for such services from such telephone. The Company's per-minute rates on telephone services are subject to applicable limitations imposed by carriers, including the limitation currently imposed by AT&T, the Company's primary long distance carrier, of $10 per minute.

ENHANCED VOICE-MAIL NETWORK SERVICES

         The Company currently offers enhanced voice-mail services which provide customers with a network of theme-related entertainment services, which include astrological and psychic related entertainment services. These services, which include a variety of live and pre-recorded programs, newsletters and gifts are made available to each subscriber with his or her subscription to the Company's enhanced voice-mail network. For a monthly fee, subscribers are assigned personal voice mailboxes which can be used to communicate with other subscribers, friends and family. Voice mailboxes are accessed by dialing designated "800" numbers which are toll-free. Fees are billed on a monthly basis by regional carriers on the subscribers' telephone statements. Approximately 190,000 persons are currently participating in the Company's voice-mail networks. For the years ended November 30, 1995 and 1994, club membership and voice-mail network fees accounted for approximately 43% and 1%, respectively, of the Company's net revenues. For the six months ended May 31, 1996 and 1995, fees for voice mail network services accounted for approximately 29% and 45% respectively, of the Company's net revenues.

         Commencing in August 1994, the Company began offering entertainment services similar to those provided with its voice-mail services in a membership club format, pursuant to which members were enrolled in theme-related membership clubs and billed monthly for the term of their membership. In response to regional and local carrier constraints, the club format was changed to a voice mail services format.

         As enrollment in the Company's voice mail networks increased significantly, consumer complaints also increased, causing certain regional and local telephone carriers to discontinue billings. In response to actions by such carriers, the Company repositioned the marketing of the voice-mail network services

("VM Product"). See "Business - Increased Chargebacks and Regional Telephone Carrier Matters." The Company also continues to explore new billing platforms for its entertainment services in order to assure continued acceptance by telephone carriers in the future. In addition, the Company has taken several steps to expand its customer service operations. The Company has recently outsourced the majority of its customer service operations.

INCREASED CHARGEBACKS AND REGIONAL TELEPHONE CARRIER MATTERS

         During the quarter ended February 29, 1996, the Company increased marketing activities and experienced high enrollments of new VM Product customers which caused the Company to experience a high level of acceptance difficulties with its VM Product. These acceptance difficulties occurred at two levels, consumer and regional telephone carrier.

         At the consumer level, customers did not always relate the VM Product billing description on their telephone bills to the entertainment service that they purchased. This prompted an increase in customer service inquiries to both the Company and ESBI. Accordingly, for the first six months of fiscal 1996, the Company experienced a higher level of customer cancellations and chargebacks relating to the $19.95 per month VM Product. Management believes that its VM Products can be successfully modified and repositioned with shifts in emphasis as part of the marketing process. See "Forward Looking Information May Prove Inaccurate". The Company and ESBI expanded their customer service departments during the three month period ended February 29, 1996 to better educate the consumer about the product. Telemarketing efforts during the three months ended May 31, 1996 were reduced as the marketing shift was being accomplished. Although there can be no assurance that these marketing efforts and changes will be successful, management anticipates that the marketing shift along with the expansions in customer service will reduce customer cancellations and chargebacks for the VM Product to acceptable levels. Several variations, including different pricing structures, of a substantially revised VM Product continue to be tested with many tests yielding positive results. Management expects one or more of the successful versions to be actively marketed during the second half of the fiscal year. See "Forward Looking Information May Prove Inaccurate". The pace of telemarketing and enrollments will proceed gradually, along with increased customer service support, so as not to repeat the difficulties of the first quarter. Due to the telephone company billing and collection delays inherent in this business, the higher cancellation and chargeback level began in the first quarter of fiscal 1996, continued during the second quarter of fiscal 1996 and may continue into the third quarter of fiscal 1996.

         At the regional telephone carrier level, five of the regional telephone carriers suspended billing of the Company's VM Products at different times during the first six months of 1996. The suspensions were the result of the carriers' belief that the Company and ESBI were unable to provide adequate customer services to VM Product customers in the regions serviced by the carriers. The Company did not anticipate the increase in customer service calls during the first three months of fiscal 1996 and was not able to adequately handle the increased customer service call volume. As stated above, both the Company and ESBI expanded their customer service departments in response to such needs. Four of the five carriers, in reaching their decisions to suspend billings, specifically addressed the Company's VM Product and the remaining carrier addressed the billing platform that encompasses the Company's VM Product. The Company has resumed billing the VM Product with the four carriers that specifically addressed the difficulties associated with the VM Product. For the carrier that addressed the difficulties associated with the billing platform, the Company resumed billing through an alternate platform with another service bureau. For four of these carriers, the suspensions each lasted less than sixty (60) days and did not have a material impact on the Company's cash flows and operations. For the fifth carrier, the suspension lasted several months and resulted in lost revenues. During the first six months of fiscal 1996, VM Product net revenues billed through this carrier approximated 10% of total net revenues. Marketing shifts between the VM Product and "900" business are expected to partially offset the impact of this carrier's suspension. See "Forward Looking Information May Prove Inaccurate". Though the full amount of the impact of the lost revenues is presently not known, the Company did incur marketing and fulfillment costs in this carrier's region during the first six months of fiscal 1996. Therefore, the impact to date has been significant as costs were incurred without a corresponding revenue stream. See "Risk Factors - Dependence on Third Party Carriers".

         The VM Product is independent of the Company's "900" number entertainment services and these difficulties do not impact the "900" number portion of the Company's business. The carrier billing suspensions of the VM Product are also limited to the geographic regions serviced by the individual carriers.

         The Company intends to continue its promotion of a VM Product or similar voice-mail entertainment services concept as previously discussed. Also, as previously discussed, recent shifts in marketing and other strategies have increased the Company's "900" business net revenues, both absolutely and in relation to the VM Product. Therefore, the Company expects that revenues from the VM (or similar) Product will account for a decreasing portion of the Company's net revenues in the future. Since any reduction in VM Product contributions to total net revenues are expected to be more than offset by increases in the Company's "900" business net revenues, total net revenues are expected to increase. However no assurance can be given that these projections will prove to be accurate. See "Forward Looking Information May Prove Inaccurate".

         The Company's first membership club, the Astrological Society of America, ("ASA"), which was introduced in August 1994, ceased marketing to new members in late 1995, and was replaced by the Psychic Enrichment Network ("PEN"), an alternative voice-mail network, which was an expanded and updated version of ASA. ASA members, who are now also provided with and billed for the Company's voice-mail services, are billed at a monthly rate of $9.95. For such monthly fee, members received a kit consisting of tarot cards and a newsletter, upon enrollment, and a monthly three-minute live psychic reading. ASA members are also given access to designated "900" number entertainment services at special rates. Current membership in this original club is approximately 34,000 members. Use of such "900" number entertainment services by members generates additional net revenues for the Company.

         PEN provides approximately 24,000 current subscribers with voice-mail services and astrological and psychic related entertainment services for a monthly fee of $19.95. Subscribers receive unlimited access to pre-recorded and interactive programs, which are accessed by calling designated "800" numbers. PEN subscribers received, upon joining the network, a personal stereo headset cassette player and inspirational tape, at no additional charge, and a monthly five-minute live psychic reading. Unlike ASA, PEN subscribers do not receive access to special "900" number entertainment services.

         The Company recently began marketing another $9.95 VM Product using the original ASA name that combines features of both PEN and the original ASA. To date, approximately 109,000 members have enrolled in such product.

         The Company intends to continue its promotion of its voice-mail services concept and/or similar concepts. However, as discussed above, the Company expects that revenues from voice-mail subscribers will account for a decreasing portion of the Company's net revenues in the future. Total net revenues are expected to increase as marketing shifts increase the Company's "900" business. See "Forward Looking Information May Prove Inaccurate".

         NEW LAUDERDALE

         In March 1995, the Company and PRN formed New Lauderdale, a successor to a joint venture established in December 1994, for the purpose of creating, developing and marketing theme-related membership clubs and related telephone entertainment services. Pursuant to the terms of the agreement governing the operations of New Lauderdale, each of PRN and the Company were entitled to share equally in profits and losses from New Lauderdale's telephone entertainment services and voice-mail subscriber fees. On September 10, 1996, pursuant to the terms of an Acquisition Agreement (the "Acquisition Agreement"), a subsidiary of the Company acquired PRN's interest in New Lauderdale (the "Acquisition"). Commensurate with the Acquisition Agreement, the Company began to include 100% of New Lauderdale's operations in its consolidated financial statements. Simultaneous with the closing of the Acquisition, the agreement governing the operations of New Lauderdale was amended. Under the new agreement, PRN is still responsible for providing psychic operators and the balance of New Lauderdale's operations are the responsibility of the Company.

         To date, New Lauderdale has introduced two membership clubs and four voice-mail networks. Both membership clubs were modified to voice-mail networks in late 1995. The services provided pursuant to such networks are similar to those provided pursuant to the Company's voice-mail services. New Lauderdale's first membership club, the Philip Michael Thomas Membership Club ("PMT"), which was introduced in January 1995, ceased marketing to new members in late 1995, and was replaced by the Joyce Jillson Psychic Astrology Network, a new voice-mail network, which is an expanded and updated version of PMT. Current membership in PMT approximates 20,000 subscribers. In June 1995, New Lauderdale introduced La Sociedad Astrologica de America, a Spanish language version of ASA ("La Sociedad Astrologica") designed to appeal to the Hispanic population, which currently has approximately 3,000 subscribers. Although each of these services was initially offered for a monthly fee of $9.95, new La Sociedad Astrologica subscribers were accepted pursuant to the new format (i.e., voice mail without special "900" number entertainment services) for a fee of $19.95 per month.

         In October 1995, New Lauderdale introduced the Joyce Jillson Psychic Astrology Network, featuring Joyce Jillson, a nationally syndicated columnist and author of books on the subject of astrology, which currently has approximately 28,000 subscribers. Such network is offered to subscribers at $19.95 per month. New Lauderdale also introduced the Perfect Match Network in late 1995, a personals and dating network, which currently has approximately 1,000 subscribers. Such network is offered to subscribers at $19.95 per month. Subscribers are able to leave "personals ads" on the voice-mail network and to retrieve "personals ads" submitted by other subscribers. In addition, New Lauderdale is continuing to test a diet network.

         Subscribers to all of New Lauderdale's voice-mail networks receive unlimited access to several pre-recorded and interactive programs, which are accessed by calling designated "800" numbers, in addition to various gifts.

         For the year ended November 30, 1995 (prior to the consummation of the Acquisition), income from New Lauderdale's operations accounted for approximately 21% of the Company's income before provision for income taxes, substantially all of which was derived from Philip Michael Thomas Membership Club fees and revenues from "900" numbers.

         For the six months ended May 31, 1996 (prior to the consummation of the Acquisition), income from New Lauderdale's operations accounted for approximately 16% of the Company's income before provision for income taxes.

ADVERTISING, MARKETING, AND PROMOTION

 Strategy

         The Company intends to actively pursue a strategy of growth by expanding its "900" entertainment service consumer markets, primarily through the use of telemarketing, direct mail, print advertising, and infomercials and other television advertising. Consistent with its aggressive growth strategy, the Company intends to produce, in 1996, at least one 30-minute infomercial and up to ten commercials, expand its telemarketing activities, increase its levels of syndicated television advertising, and expand its direct mail marketing programs.

 Media Advertising and Promotion

         The Company focuses its efforts on direct response marketing which is designed to capture the highest percentage of calls and maximize revenues. The Company's principal direct marketing methods include the use of television infomercials and commercials featuring celebrity endorsements designed to achieve a high level of consumer awareness and appeal. The Company believes that consumer awareness and demand for telephone entertainment services has been increasing due principally to the use of television commercials and infomercials. Infomercials typically feature in-depth interviews and information designed to motivate viewers to place telephone calls to access the Company's services. Infomercials generally take approximately six weeks to write and produce, and the Company's production costs generally range from approximately $250,000 to $300,000. The Company's ability to efficiently produce and air an infomercial is essential to its marketing strategy.

         To date, the Company and its subsidiaries have produced five infomercials, which are designed to promote the Company's club membership and successor VM Product concepts. These infomercials feature programs intended to encourage viewers to call the Company's telephone numbers to access live psychic operators or astrology-related information and enroll as members.

         The Company and its subsidiaries have created and produced approximately fifty commercials in connection with the promotion of "900" number services, its membership clubs and voice-mail network services. CTM, an affiliate of PRN, has created and produced a significant portion of the Company's commercials. In connection with its production services, the Company had paid CTM $10,000 per month in consideration of such services and between $4,000 and $12,000 per month for media purchases related to the Company's voice-mail services. In January 1996, pursuant to an agreement between the Company, PRN and CTM, all of CTM's creative, media and production personnel (approximately 35 persons) directed their full time employment efforts to New Lauderdale. As a result, all production services previously provided to the Company by CTM are currently rendered by New Lauderdale. New Lauderdale has also agreed to provide similar media purchase and commercial production services to PRN on a commission fee basis until such arrangement is terminated by mutual agreement of the parties. See "Risk Factors - Potential Conflicts of Interest" and "Certain Relationships and Related Transactions".

         The Company has increasingly emphasized the marketing and promotion of its "900" number services through celebrity endorsements. The Company actively seeks to engage celebrity hosts to promote and advertise new telephone entertainment services. The Company has engaged the services of Dennis Rodman, a National Basketball Association star and Rhonda Shear, a television entertainer, to promote the Company's telephone entertainment and voice-mail services. New Lauderdale has also entered into agreements with celebrities including Philip Michael Thomas, Joyce Jillson, Catherine Oxenberg, a model and star of the 1980s television series Dynasty, Billy Dee Williams, a television and film actor, and Fernando Allende, a Latin American television actor, to appear in commercials promoting New Lauderdale's various telephone entertainment and voice-mail services. Agreements with celebrities are generally for a term of one year, which may be extended under certain circumstances, and grant worldwide rights to use an individual's name and likeness in connection with services promoted by commercials. Compensation varies by individual and generally consists of an advance payment and royalties for each minute of "900" number calls or a percentage of monthly voice-mail subscription fees.

         The Company believes that the quality of media time purchased by the Company is a critical element in a successful direct marketing effort. Accordingly, the Company seeks to purchase blocks of quality broadcast and cable television media in order to assure meaningful coverage of its infomercials and commercials in selected time slots and geographic markets, through media-purchasing agencies. The Company has an arrangement with DM Media Management ("DM") pursuant to which DM purchases syndicated advertising time for the Company nationally. For the year ended November 30, 1995, the Company incurred fees of approximately $200,000 for DM's services. The Company has also entered into an agreement with CTM to purchase a portion of the Company's local media time in geographic regions throughout the United States. For the year ended November 30, 1995, the Company incurred fees of approximately $84,000 for CTM's services. In January 1996, New Lauderdale acquired the media business operated by CTM, including all media contracts and other arrangements. See "Risk Factors - Potential Conflicts of Interest" and "Certain Relationships and Related Transactions".

 Telemarketing

         The Company currently retains West to perform inbound telemarketing activities. West provides an aggregate of between 100 and 1,000 telephone operators on an ongoing basis, depending upon the Company's planned marketing efforts, to respond to incoming telephone calls from viewers of the Company's infomercials and commercials who are interested in subscribing to the Company's voice-mail networks or are inquiring about such networks. The Company pays an average of $4.50 per subscription for each live order in connection with such services. The Company believes that an integral part of inbound telemarketing is the opportunity to increase revenues by offering or introducing additional or selected services, such as "900" number services, with a voice-mail subscription.

         The Company currently engages Atlas Audiotex, Inc., National Market Share, Inc. and Optima Direct, Inc. to perform substantially all outbound telemarketing activities. The Company utilizes outbound telemarketing on a regular basis to promote its telephone entertainment services and voice-mail networks. These agencies provide an aggregate of between 50 and 150 telephone operators on an ongoing basis, depending upon the Company's current marketing efforts, to place telephone calls to prospective customers using consumer information and data obtained from the Company's inbound telemarketing activities and mailing lists. The Company pays such agencies an average of $27 per hour for each operator. The Company also intends to establish its own in-house telemarketing capabilities. The Company believes that establishing such capabilities will allow it to increase call volume and reduce costs relating to telemarketing activities, thereby maximizing efficiency and revenues.

 Direct Mail and Print Advertising

         The Company also engages in direct mail and print advertising campaigns designed to promote entertainment services, consisting of notifications, promotions, periodicals and subscription kits. The Company has, in the past, engaged advertising agencies, principally Jami Direct, Inc., an affiliate of the Company, to create and design print ads, direct mailings, newsletters and other communications with subscribers. Since July 1995, the Company has performed such creative activities in-house.

LIST RENTALS

         The Company also rents its mailing lists to third parties through Jami Marketing Services, Inc. ("Jami Marketing"), an affiliate of the Company. Pursuant to a list management agreement, dated June 1, 1993, between the Company and Jami Marketing, Jami Marketing serves as exclusive manager in connection with renting the Company's mailing list. The Company pays to Jami Marketing a management fee equal to 10% of rental revenue to manage its list, plus fees in connection with processing the mailing list. Revenues from mailing list rentals have not been material to date. See "Risk Factors - Potential Conflicts of Interest" and "Certain Relationships and Related Transactions."

SERVICE BUREAUS

         The Company has engaged West and ESBI as the primary vendors to provide billing and collection services and accounts receivable financing in connection with the Company's "900" number services and voice-mail networks. In addition, West provides other services, including call processing, in-bound telemarketing and production of pre-recorded programs. The Company is dependent upon West and ESBI to provide quality services on a timely basis and on favorable terms. Failure by West or ESBI to provide such services could result in material interruptions in the Company's operations. See "Risk Factors Dependence on Third Party Carriers" and "- Dependence on Third Party Service Bureaus."

COMPETITION

         The Company faces intense competition in the marketing of its telephone entertainment services and voice-mail networks. The Company competes primarily on the basis of media placements on television and through direct mail solicitations for similar "new age" services and network themes. The Company's telephone entertainment services and voice-mail networks compete for consumer recognition with services which have achieved significant, national, regional and local consumer loyalty. Many of these entertainment services are marketed by companies which are well-established, have reputations for success in the development and marketing of services, have extensive experience in creating and producing infomercials and commercials featuring high profile celebrities, and may have significantly greater financial, marketing, distribution, personnel and other resources than the Company. These financial and other capabilities permit such companies to implement extensive advertising and promotional campaigns, both generally and in response to efforts by additional competitors to enter into new markets and introduce new services.

         Certain of these competitors, including Inphomation Inc. and Gold Coast Media, dominate the industry and have the financial resources to enable them to withstand substantial price competition, which is expected to increase. Inphomation Inc. is the operator of "Psychic Friends Network," a highly successful "900" telephone entertainment service marketed through frequently broadcast infomercials and commercials featuring Dionne Warwick, as well as other "900" number services. Gold Coast Media is also the operator of a highly successful "900" number psychic related telephone entertainment service marketed through infomercials and commercials featuring Kenny Kingston.

         In addition, because the telephone entertainment services industry has no substantial barriers to entry, competition from smaller competitors in the Company's target markets and from direct response marketing companies not currently offering telephone entertainment services and services similar to the Company's voice-mail network services are also expected to continue to increase significantly. The Company expects that direct marketing companies that have developed or are developing new marketing strategies, as well as other companies that have the expertise that would encourage them to seek to develop direct marketing capabilities, may attempt to enter the telephone entertainment services industry or develop voice-mail services similar those provided by the Company's voice-mail networks, which would compete with the Company's services. The Company is also aware of other companies that have developed and introduced or are developing "900" number programs with a concept similar to the Company's voice-mail networks, certain of which are psychic related. It is also possible for a small company to introduce a service or program with limited financial and other resources through the use of third-party agencies. Any such company having the potential for success may achieve rapid and significant growth as a result of the success of a single infomercial.

         The Company's services and networks also compete with numerous other services and products which provide similar entertainment value, such as in-person psychic consultation and tarot card readings, newspapers, magazines, books and audio and video cassettes featuring "new age" themes, on-line computer programs and various other forms of entertainment which may be less expensive or provide other advantages to consumers. See "Risk Factors - Intense Competition".


INSURANCE

         The Company may be subject to substantial liability as a result of claims made by consumers arising out of services provided by the Company's independent contractors and employees. The Company is aware that claims have been made against other companies engaged in providing telephone entertainment services on the basis of advice or prognostications disseminated through such services. The Company and New Lauderdale each currently maintain a general liability insurance policy that is subject to a per occurrence limit of $1,000,000, with a $2,000,000 aggregate limit and an umbrella policy covering an additional $3,000,000 of liability. In addition, the Company and New Lauderdale each have errors and omissions insurance with limits of $2,000,000. Such insurance may not be sufficient to cover all potential future claims and additional insurance may not be available in the future at reasonable costs. The Company seeks to limit any such potential liability by providing disclaimers in connection with its services and regards its "900" services and the services provided pursuant to its voice-mail networks as "entertainment." See "Risk Factors - Insurance".


GOVERNMENT REGULATION

         The telephone entertainment services industry is subject to extensive, stringent and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the Federal Communications Commission ("FCC"), the Federal Trade Commission ("FTC"), the Department of Justice, the United States Postal Service, various state Attorneys General and state and local consumer protection agencies. Regulations applicable to carriers and providers of telephone entertainment services are interpreted and enforced by regulatory authorities with broad discretion and impose significant compliance burdens and risks on the Company.

         The FCC regulates carriers that transmit calls and bill and collect charges, as well as the broadcast and cable television industry, including networks and stations that carry the Company's infomercials and commercials. The FTC, which is the federal regulatory authority with primary jurisdiction over the advertising of "900" number services, is responsible for enforcing various federal laws intended to protect consumers against deceptive trade practices, and false and misleading advertising, and has promulgated regulations governing, among other things, advertising disclosures for telephone entertainment services. In response to substantial complaints by consumers regarding fraudulent telemarketing activities, the FTC has recently enacted additional regulations governing telemarketing activities which, among other things, impose various mandatory disclosure requirements on inbound and outbound telemarketing calls, prohibit the telemarketer from making false representations, and prohibit certain deceptive and abusive telemarketing acts and practices. Such regulations also restrict telemarketing calls from being placed between 9:00 p.m. and 8:00 a.m. without the prior consent of the person being called. The FTC can impose substantial penalties for fraudulent telemarketing activities and, require the telemarketer to disclose the product or service being offered, the cost of such product or service, any restrictions that may apply before asking for a credit card or bank information and, if there is a no refund policy, to disclose such policy. In addition, the FTC has empowered state Attorneys General to seek injunctions in federal courts for fraudulent telemarketing activities. The Department of Justice and the United States Postal Service also enforce various federal laws intended to prevent the use of wires or mail for fraudulent or deceptive purposes.

         The principal federal regulation governing pay-per-call operations is the Telephone Disclosure and Dispute Resolution Act of 1992 ("TDDRA"). Among other things, TDDRA provides guidelines with respect to pricing and marketing of telephone entertainment services, including services offered through "800" and "900" numbers. The recently enacted Telecommunications Act of 1996 (the "TCA") amends TDDRA by requiring that billing authorization for pay-per-call "800" number services be in writing and specifically requires: disclosure to consumers of pricing information, disclosure of information relating to the provider, a provider's agreement to notify the customer of changes in billing rates in advance, disclosure of customer payment options, and the customer's signature to create an obligation to pay for such "800" number services. The Company utilizes toll-free "800" numbers in connection with the marketing of voice-mail services and consumer solicitation. Management believes that the new requirements set forth in the provisions of the TCA are not applicable to the Company's operations, based on its belief that its "800" number services are not pay-per-call services, as such term is defined under TDDRA, as amended by the TCA. Pursuant to the TCA, the FTC is empowered to adopt rules that expand the definition of pay-per-call to encompass additional services. The FTC is currently expected to initiate a rule-making concerning the definition, as well as other pay-per-call reforms later this year. There can be no assurance that federal or state governmental agencies will not interpret the existing provisions of the TDDRA, or that the FTC will not revise the definition of pay-per-call in a manner which would make it applicable to the Company's "800" number services, in which event, the Company may be required to materially change the method in which it markets certain of its entertainment services. Compliance with such requirements, if determined to be applicable, could have a material adverse effect on the Company's business.

         The FCC recently issued an "Order and Notice of Proposed Rulemaking", setting forth rules implementing the TCA. The regulations revised the existing rules to conform with the requirements of the TCA. In addition, the FCC has proposed a rule that will require all pre-subscription agreements to be in writing, rather than only those offered through toll-free "800" numbers. The proposed rules also require that the written pre- subscription agreement be separate or easily severable from any promotions or sweepstakes. Furthermore, carriers are authorized to terminate service to an information provider that cannot provide a written pre-subscription agreement for disputed charges. While the Company does not believe the proposed rules, if adopted, will effect its operations, in the event a regulatory agency should deem the rules applicable, such proposed rules could have a materially adverse effect on the Company.

         The Company's operations in Canada are also subject to Canadian regulations governing "900" number services and consumer protection regulations which govern advertising and other business activities.

         All of the Company's entertainment services and advertisements are reviewed by the Company's regulatory counsel, and management believes that the Company is in substantial compliance with all material federal and state laws and regulations governing its provision of "800" and "900" number entertainment services, all of its billing and collection practices and the advertising of its services and has obtained or is in the process of obtaining all licenses and permits necessary to engage in telemarketing activities. Although the Company from time to time receives requests for information from, or is forwarded consumer complaints by, regulatory authorities, the Company has not been subject to any enforcement actions by any regulatory authority. Nevertheless, civil investigative demands have been received from the Attorneys' General of the States of Idaho, Missouri, New York, Pennsylvania and Texas, as well as from the Tennessee Public Service Commission, seeking certain information relating to the Company. In addition, certain information has been requested by the Oregon Department of Justice. Lastly, certain information relating to the Company's programs also has been subpoenaed by the Attorney General of the State of Texas from West Outbound and from the Attorneys' General of the States of Texas and Idaho from ESBI. The Company believes that the information has been sought as part of pending investigations in connection with certain of the Company's marketing activities. The investigation by the State of Idaho has been discontinued. The Pennsylvania Attorney General's investigation has concluded with issuance of a warning letter to the Company. The Company has responded and is continuing to respond to the subpoenas issued by the New York Attorney General's office. While such investigation is still ongoing, management believes it will be able to amicably resolve any outstanding issues with such state. In the event the Company is able to resolve such outstanding issues, it is possible that the Company may be required to modify the manner in which it advertises its products and services in New York State. No assurance can be given, however, that management will be able to amicably resolve the outstanding issues with New York State and the failure to do so may have a materially adverse effect on the Company. Management further believes that while the other remaining investigations will not result in enforcement actions or claims which would have a material adverse effect on the Company, there can be no assurance that this will be the case. Amendments to or interpretations and enforcement of existing statutes and regulations, adoption of new statutes and regulations and the Company's expansion into new jurisdictions and "900" number services could require the Company to continually alter methods of operations, modify the content or use of its services or the manner in which it markets it services, which could result in material interruptions in its operations. Failure to comply with applicable laws and regulations could subject the Company to civil remedies, including substantial fines, penalties and injunctions, as well as possible criminal sanctions, which could have a material adverse effect on the Company. See "Risk Factors - Government Regulation" and "- State Attorney General Matters".

EMPLOYEES

         The Company currently employs 39 full-time employees, including five executive officers and 18 part-time employees. The Company believes that its relations with its employees are satisfactory. None of the Company's employees are represented by a union.

PROPERTIES

         The Company recently entered into a new ten-year lease for 15,000 square feet of space at One Blue Hill Plaza, Pearl River, New York, all of which is currently used for the Company's principal executive offices. Such lease provides for a monthly base rent of $11,875 for the initial 15 months, which amount will be increased to $21,875 per month for the next 45 months, and further increased to $26,875 per month for the remainder of the term of such lease.

LEGAL PROCEEDINGS

         In October 1995, ESBI was served with a notice of violation under California's Consumer Legal Remedies Act by an individual acting in her own right and for others similarly situated, relating to certain billing practices, including ESBI's alleged billing for one of the Company's "800" numbers which the Company allegedly advertised to consumers as a free call. Such notice demands that the class of claimants represented therein be compensated for violations of such consumer laws.

         On April 2, 1996, a complaint was filed in the Superior Court of California, County of Los Angeles, which seeks class action certification pursuant to California Civil Code Section 1770, et. sec., on behalf of all consumers alleged to have been damaged by billings for services advertised as free. The complaint seeks injunctive relief, general damages and punitive damages arising from alleged fraudulent and misleading advertising practices. ESBI has not been formally served with the complaint. While the Company has not been named as a party in the complaint, certain of the allegations raised in the complaint pertain to services of the Company billed by ESBI. Management believes that such claims are without merit and will not have a material impact on the Company. ESBI has sought indemnification from the Company pursuant to the terms of the billing agreement. Accordingly, the Company has notified its insurance carrier of the potential claims.

         The Company has been advised that a claim was asserted on or about February 7, 1996 against New Lauderdale and certain other defendants by Gold Coast Media, Inc. ("Gold Coast"), one of the Company's competitors. Gold Coast seeks to enforce an alleged non-competition agreement with a former employee, has asserted a claim for tortious interference against New Lauderdale and the other named corporate defendants, and seeks unspecified monetary damages. Although the Company is not a named defendant in this action, it is possible that Gold Coast could, in the future, amend its complaint to add the Company as a defendant. New Lauderdale has advised the Company that it believes such claim is without merit and will not have a material impact on New Lauderdale.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below are the directors and executive officers of the Company, their respective names and ages, positions with the Company, principal occupations and business experiences during the past five years and the dates of the commencement of each individual's term as a director and/or officer.

Name                                        Age               Position


Jeffrey L. Schwartz                          48             Chairman of the Board and
                                                            Chief Executive Officer
Jay Greenwald                                32             President, Chief Operating
                                                            Officer and Director
Claudia Newman Hirsch                        35             Executive Vice President and
                                                            Director
Andrew Stollman                              31             Senior Vice President,
                                                            Secretary and Director
Michael G. Miller                            49             Director
Murray L. Skala                              49             Director
Mark Gutterman                               41             Director
Edwin A. Levy                                59             Director
Vincent Tese                                 53             Director



         Jeffrey L. Schwartz has been Chairman and Chief Executive Officer of the Company since January 1995, Secretary/Treasurer from September 1993 to December 1994 and a director since inception of the Company in 1993. Since January 1979, Mr. Schwartz has also been Co-President and a director of Jami Marketing Services, Inc. ("Jami Marketing"), a list brokerage and list management consulting firm, Jami Data Services, Inc. ("Jami Data"), a database management consulting firm, and Jami Direct, Inc. ("Jami Direct"), a direct mail graphic and creative design firm (collectively, the "Jami Companies").

         Jay Greenwald has been President and Chief Operating Officer of the Company since January 1995, Vice President from August 1992 to December 1994 and a director since inception. From January 1991 to August 1992, Mr. Greenwald was Vice President of Newald Direct, Inc. ("Newald Direct") and, from July 1990 to January 1991, he was President of Newald Marketing, Inc. ("Newald Marketing"), companies engaged in direct response marketing.

         Claudia Newman Hirsch has been Executive Vice President of the Company since January 1995, Vice President from August 1992 to December 1994 and a director since inception. From January 1991 to August 1992, Ms. Newman Hirsch was President of Newald

Direct and from July 1990 to January 1991, was Vice President of Newald
Marketing.

         Andrew Stollman has been Senior Vice President, Secretary and a director of the Company since January 1995 and was President from September 1993 to December 1994. From August 1992 to June 1993, Mr. Stollman was a consultant to Cas-El, Inc., from November 1992 to June 1993, manager at Media Management Group, Inc., and from December 1990 to August 1992, national marketing manager for Infotrax Communications, Inc. and Advanced Marketing & Promotions, Inc., companies engaged in providing telephone entertainment services.

         Michael G. Miller has been a director of the Company since inception. Since 1979, Mr. Miller has been the Co-President and a director of each of the Jami Companies, as well as a director of Jakks Pacific, Inc., a publicly-held company in the business of developing, marketing and distributing children's toys.

         Murray L. Skala has been a director of the Company since October 1995. Mr. Skala has been a partner in the law firm of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP since 1976. Mr. Skala is also a director of Jakks Pacific, Inc., T-HQ, Inc., a publicly-held company in the business of developing and selling video games, and Katz Digital Technologies, Inc., a publicly-held company which is in the business of producing digital printing and prepress services.

         Mark Gutterman has been a director of the Company since October 1995. Mr. Gutterman has been a partner in the accounting firm of Feldman, Gutterman, Meinberg & Co. and its predecessor, Weiss & Feldman, since 1980. Mr. Gutterman is a Certified Public Accountant.

         Edwin A. Levy has been a director of the Company since November 1995. Mr. Levy has been the Chairman of the Board of Levy, Harkins & Co., Inc., an investment advisor, since 1979, and is also a director of Coastcast Corp., a publicly-held company in the business of manufacturing golf club heads.

         Vincent Tese has been a director of the Company since March 1996. Mr. Tese has been the Chairman of Wireless Cable International, Inc., a cable television company, since 1988, Chairman of Cross County Wireless, Inc., which was in the cable television business, from 1988 until July 1995, when such company was sold to Pacific Telesis Inc., and the co-founder and Chairman of Cross County Cable TV Inc. from 1976 to July 1995. Mr. Tese is also a director of the Bear Stearns Companies, Inc., a publicly-held company in the investment banking and brokerage business.

EXECUTIVE OFFICERS

         Four of the Company's executive officers, Jeffrey L. Schwartz, Jay Greenwald, Claudia Newman Hirsch and Andrew Stollman, are also directors of the Company. Information with regard to such persons is set forth above under the heading "Directors," which is hereby incorporated by reference.

         Raymond J. Richter, age 45, has been Chief Financial Officer of the Company since March 1995 and Treasurer since October 1995. From November 1993 to February 1995, Mr. Richter was a financial consultant. From April 1990 to October 1993, Mr. Richter was the Chief Financial Officer of All-Ways Advertising Company, a promotional advertising company. Mr. Richter is a Certified
Public Accountant.

         All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. Non-employee Directors of the Company are compensated for their services and attendance at meetings through the grant of options pursuant to the Company's Stock Option Plan. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

         The Company has obtained "key man" life insurance in the amount of $1,000,000 on each of the lives of Jeffrey L. Schwartz, Jay Greenwald, Claudia Newman Hirsch and Andrew Stollman.

         The Company has agreed, if so requested by the underwriter of the initial public offering of the Company's securities, Whale Securities Co., L.P. ("Whale"), to nominate and use its best efforts to elect a designee of Whale as a director of the Company or, at Whale's option, as a non-voting adviser to the Company's Board of Directors. The Company's officers, directors and five of its existing principal stockholders have agreed to vote their shares of Common Stock in favor of such designee. Whale has not yet exercised its right to designate such a person. Such right of designation of Whale is in effect until December 5, 2000.

THE COMMITTEES

         The Board has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Board of Directors does not have a Nominating Committee, and the usual functions of such a committee are performed by the entire Board of Directors.

Audit Committee. The functions of the Audit Committee include recommendations to the Board of Directors with respect to the engagement of the Company's independent certified public accountants and the review of the scope and effect of the audit engagement. The current members of the Audit Committee are Messrs. Levy, Tese and Skala.

Compensation Committee. The function of the Compensation Committee is to make recommendations to the Board with respect to compensation of management employees. In addition, the Compensation Committee administers plans and programs, with the exception of the Company's stock option plans, relating to employee benefits, incentives and compensation. The current members of the Compensation Committee are Messrs. Skala and Gutterman.

Stock Option Committee. The Stock Option Committee determines the persons to whom options should be granted under the Company's stock option plans and the number of options to be granted to each person. The current members of the Stock Option Committee are Messrs. Skala and Gutterman.

                             EXECUTIVE COMPENSATION

         The following table sets forth the Company's executive compensation paid during the three fiscal years ended November 30, 1995, 1994 and 1993 for the Chief Executive Officer and the Company's most highly compensated executive officers (other than the Chief Executive Officer) whose cash compensation exceeded $100,000 (the "Named Officers").

                           Summary Compensation Table

                                                                                Long Term Compensation
                                                                                ----------------------
                                           Annual Compensation                  Awards                     Payouts
                                           -------------------                  ------                     -------
        (a)             (b)          (c)          (d)         (e)         (f)             (g)                 (h)            (i)
                                                                          Re-
                                                             Other        stricted                            Plan          All
                                                             Annual       Stock                               Pay-          Other
Name and Prin-                     Salary         Bonus     Compensa-     Awards          Options             outs         Compensa-
cipal Position         Year         ($)            ($)       tion($)       ($)              (#)               ($)          tion($)
--------------         ----        ------         -----     ---------     --------        -------             ----         ---------
Jeffrey Schwartz       1995       $187,879         0           0                 0         25,000              0              0
 Chairman and          1994        381,758         0           0                 0              0              0              0
 Chief Executive       1993         90,000         0      $297,526(2)            0              0              0              0
 Officer

Jay Greenwald          1995        518,387         0           0                 0         25,000              0              0
 President and         1994        551,152         0           0                 0              0              0              0
 Chief Operating       1993        108,000         0       357,031(2)            0              0              0              0
 Officer

Claudia Newman
  Hirsch               1995        405,291         0           0                 0         25,000              0              0
 Executive Vice        1994        422,557         0           0                 0              0              0              0
 President             1993         57,600         0       238,021(2)            0              0              0              0

Andrew Stollman        1995        103,346         0           0                 0         25,000              0              0
 Senior Vice           1994        225,518         0           0                 0              0              0              0
 President and         1993         19,000(1)      0           0                 0              0              0              0
 Secretary


(1) Mr. Stollman commenced employment with the Company in September 1993. The amount shown in the table for 1993 with respect to Mr. Stollman are payments from that date.

(2) These amounts represent each Named Officer's share of management fees paid by the Company to affiliated entities, one of which was controlled by Mr. Schwartz and Michael G. Miller (a director and principal stockholder of the Company), and the other of which was controlled by Mr. Greenwald and Ms. Newman Hirsch. See "Certain Relationships and Related Transactions."

         The following table sets forth certain information regarding options granted during the fiscal year ended November 30, 1995 by the Company to the Named Officers.

                       Option Grants In Last Fiscal Year

                                                                                                         Potential Realizable
                                                                                                         Value at Assumed
                                                                                                         Annual Rates of
                                                                                                         Stock Appreciation
                                                        Individual Grants                                for Option Term(1)
                            ------------------------------------------------------------------------     --------------------

                                            Percent of
                                            Total Options
                                            Granted to                 Exercise             Expira-
                             Options        Employees in               or Base              tion
     Name                    Granted        Fiscal Year                Price                Date          5%          10%
     ----                    -------        -----------                ------               ----        -------     -----
Jeffrey L. Schwartz         25,000             6.3%                     $5.00            10/20/2005     $78,612    $199,218
Jay Greenwald               25,000             6.3%                     $5.00            10/20/2005     $78,612    $199,218
Claudia Newman Hirsch       25,000             6.3%                     $5.00            10/20/2005     $78,612    $199,218
Andrew Stollman             25,000             6.3%                     $5.00            10/20/2005     $78,612    $199,218


-----------------

(1)      The product of (i) the difference between (a) the product of
         (x) the market price at the time of grant and (y) the annual appreciation rate shown compounded annually for the term of each option, less (b) the exercise price, and (ii) the number of options granted. The dollar amounts set forth under this heading are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the stock price of the Company. The Company did not use an alternate formula for valuation as the Company is not aware of any formula which will determine with reasonable accuracy a present value of options based on future, unknown or volatile factors. The Company valued the market price at the time of grant at the exercise price ($5.00) as the Company's securities were not publicly traded as of the fiscal year ended November 30, 1995.

         The following table sets forth certain information regarding options exercised during the fiscal year ended November 30, 1995 and the value of the options held as of November 30, 1995 by the Named Officers.

                Aggregated Option Exercises In Last Fiscal Year
                        and Fiscal Year-End Option Value

                                    Number of                                   Value of Unexercised
                                    Unexercised Options                         in-the-Money Options
                                      At Fiscal Year-End                         at Fiscal Year-End(1)
                                    --------------------                        ----------------------

                                            Exer-             Unexer-            Exer-           Unexer-
     Name                                   cisable           cisable           cisable          cisable
     ----                                   -------           -------           -------          -------
Jeffrey L. Schwartz                            0              25,000               0               0

Jay Greenwald                                  0              25,000               0               0

Claudia Newman Hirsch                          0              25,000               0               0

Andrew Stollman                                0              25,000               0               0


--------------

(1) As the shares of Common Stock underlying the Options were unregistered at the end of the fiscal year ended November 30, 1995, and thereby not publicly traded, no dollar value can be attributed to the shares underlying such unexercised Options.


EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements, effective October 1, 1995, with each of Messrs. Schwartz, Greenwald and Stollman and Ms. Newman Hirsch, which expire on November 30, 1998. Pursuant to such agreements, Mr. Schwartz is employed as Chairman and Chief Executive Officer, Mr. Greenwald is employed as President and Chief Operating Officer, Ms. Newman Hirsch is employed as Executive Vice President and Mr. Stollman is employed as Senior Vice President and Secretary. The employment agreements provide for employment on a full-time basis (except for Mr. Schwartz, whose agreement provides that he will devote not less than 85% of his working time to the Company's business) and contain a provision that the employee will not compete or engage in a business competitive with the current or anticipated business of the Company during the term of the agreement and for a period of two years thereafter.

         Under the agreements, the Company has agreed to pay each of Mr. Schwartz, Mr. Greenwald, Ms. Newman Hirsch and Mr. Stollman $375,000, $375,000, $300,000, and $175,000 per annum, respectively, for the fiscal year ending November 30, 1996. The Agreements also provide for an increase in each of their base salaries in the amount of 10% for each fiscal year thereafter, and in the event the Company achieves pre-tax earnings of $10,000,000 or more for the fiscal years ending November 30, 1996 and each year thereafter, the Company may grant bonuses, subject to approval of the Company's Board of Directors, to such persons in an aggregate amount not to exceed 5% of pre-tax earnings for each such year.

BOARD COMPENSATION

         As a result of the Company's policy to compensate non-employee directors for their services, the Company's 1996 Stock Option Plan provides for the automatic grant to all newly appointed non-employee directors of options to purchase 25,000 shares of Common Stock and for the additional automatic annual grant of options to all non-employee directors to purchase 25,000 shares of Common Stock. The exercise price for all of such non-employee director options is the market value of the Common Stock on the date of each grant.

                     PRINCIPAL AND SELLING SECURITY HOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock (a) as of a date (August 1, 1996) prior to the issuance of 3,200,000 shares of the Company's common stock to the shareholders of PRN in connection with the Acquisition (the "PRN Shares") and (b) as of a date (October 10, 1996) subsequent to the issuance of the PRN shares, for the following individuals: (i) each current director of the Company,
(ii) each of the Named Officers, (iii) all directors and executive officers of the Company as a group, (iv) each person known by the Company to own beneficially more than five per cent (5%) of the outstanding shares of Common Stock of the Company and (v) the selling security holders. Such table also indicates the effect of the Acquisition on the amount and percentage of holdings of Common Stock for such individuals. Inclusive of the foregoing, as of October 8, 1996 there were 35 record shareholders of the Company.

                                                  Percentage of  Percentage of
                                                  Outstanding    Outstanding
                                Amount and        Shares         Shares             Shares to be
                                Nature of         Prior to       Subsequent to      Registered
Name and Address (1)            Beneficial        Issuance of    Issuance of        for Selling
of Beneficial Owner             Ownership(2)      PRN Shares     PRN Shares         Securityholders
-------------------             ------------      ------------   -------------      ---------------
Jay Greenwald                  3,126,282(3)         20.4%          16.9%                  --

Michael G. Miller              2,614,402(4)         17.1           14.1                   --

Jeffrey L. Schwartz            2,609,402(5)         17.1           14.1                   --

Claudia Newman Hirsch          2,092,521(6)         13.7           11.3                   --

Steven L. Feder                1,424,000              --            7.7            1,424,000
2455 East Sunrise Blvd
Ft. Lauderdale, FL 33304

Thomas H. Lindsey              1,424,000              --            7.7            1,424,000
2455 East Sunrise Blvd
Ft. Lauderdale, FL 33304

Andrew Stollman                1,173,843(7)          7.7            6.3                   --

Peter Stolz                      352,000              --             *               352,000

Murray L. Skala                   38,000(8)           *              *                    --
750 Lexington Avenue
New York, NY 10022

Mark Gutterman                    20,000(9)           *              *                    --
280 Plandome Road
Manhasset, NY 11030

Edwin A. Levy                     40,500(10)          *              *                    --
767 Third Avenue
New York, NY 10017

Vincent Tese                      25,000(11)          *              *                    --
245 Park Avenue
New York, NY 10167

All executive officers        11,747,617(12)(13)    75.9%          62.8%                  --
 and directors as a
 group (ten persons)(12)


------------
*        Less than 1% of the Company's outstanding shares.

(1) Unless otherwise listed, the addresses of all of the persons in the foregoing table are at the Company's offices, One
         Blue Hill Plaza, Pearl River, NY 10965.

(2) The number of Shares of Common Stock beneficially owned by each person or entity is determined under rules promulgated by the Securities and Exchange Commission (the "Commission"). Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of the Company's outstanding shares is calculated by including among the shares owned by such person any shares which such person or entity has the right to acquire within 60 days after the date of this Prospectus. Unless otherwise indicated, each person or entity referred to above has sole voting and investment power with respect to the shares listed. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(3) Includes 25,000 shares of Common Stock issuable upon the exercise of an option held by Mr. Greenwald.

(4) Includes 30,000 shares of Common Stock issuable upon exercise of an option held by Mr. Miller.

(5) Includes 25,000 shares of Common Stock issuable upon exercise of an option held by Mr. Schwartz.

(6) Includes 25,000 shares of Common Stock issuable upon exercise of an option held by Ms. Newman Hirsch.

(7) Includes 25,000 shares of Common Stock issuable upon exercise of an option held by Mr. Stollman.

(8) Includes 30,000 shares of Common Stock issuable upon exercise of an option held by Mr. Skala.

(9) Includes 20,000 shares of Common Stock issuable upon exercise of an option held by Mr. Gutterman.

(10) Includes 30,000 shares of Common Stock issuable upon exercise of an option held by Mr. Levy.

(11) Includes 25,000 shares of Common Stock issuable upon exercise of an option held by Mr. Tese.

(12) Includes 7,667 shares of Common Stock beneficially owned by Mr. Raymond J. Richter, Chief Financial Officer of the
         Company (which includes 6,667 shares of Common Stock issuable upon exercise of options held by Mr. Richter).

(13) Includes 241,667 shares of Common Stock issuable upon exercise of options held by the above named individuals. See footnotes (3) through
         (12) above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has entered into transactions with Jami Marketing Services, Inc. ("Jami Marketing"), a list brokerage and list management consulting firm, Jami Data Services, Inc. ("Jami Data"), a database management consulting firm, and Jami Direct, Inc. ("Jami Direct"), a direct mail graphic and creative design firm (collectively, the "Jami Companies"). The Jami Companies are principally owned and controlled by Jeffrey L. Schwartz, Chief Executive Officer, director and a principal stockholder of the Company, and Michael G. Miller, a director and principal stockholder of the Company. Pursuant to a list management agreement dated June 1, 1993 between the Company and Jami Marketing, Jami Marketing serves as exclusive manager in connection with the management of the Company's mailing list for rental to third parties for which Jami Marketing receives a management fee. Jami Marketing also provides occasional list brokerage services to the Company, pursuant to an oral agreement, whereby Jami Marketing obtains mailing lists from third parties for use by the Company in connection with its telemarketing activities for which the Company pays Jami Marketing a brokerage fee. In addition, although the Company currently creates and designs substantially all of its print ads, direct mailings, newsletters and other communications with club members, the Company has engaged Jami Direct to provide such services. The Company also engages Jami Data to assist with the Company's data base requirements. Lastly, the Company obtains a substantial number of psychics for its live psychic and other services from PRN, and Central Talk Management ("CTM"), an affiliate of PRN, has created and produced a significant portion of the Company's television commercials and purchases a portion of the Company's media time. PRN is principally owned and controlled by Steven Feder, Thomas Lindsey and Peter Stolz, holders of 3,200,000 shares of Common Stock, representing an aggregate of approximately 17.35% of the outstanding Common Stock of the Company. (Such 3,200,000 shares are included in this Prospectus). The Company believes that all of the foregoing transactions were advantageous to the Company and were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company anticipates that any similar future transactions will be approved by a majority of the independent and disinterested members of the Board of Directors, outside the presence of any interested director and, to the extent deemed necessary or appropriate by the Board of Directors, the Company will obtain fairness opinions or stockholder approval in connection with any such transaction. See "Forward Looking Information May Prove Inaccurate" and "Risk Factors - Potential Conflicts of Interest".

         Mark Gutterman, a director of the Company, is a partner in the firm of Feldman, Gutterman, Meinberg & Co. ("FGM"), one of the Company's accountants. Burton Feldman, a partner in FGM, is the father-in-law of Jeffrey L. Schwartz, the Chairman and Chief Executive Officer of the Company. For the year ended November 30, 1995, the Company incurred charges of approximately $168,000 for services rendered by FGM. FGM continues to provide services to the Company during its current fiscal year. Its fees are based primarily on hourly rates. The Company believes that its relationship with FGM is on terms no less or more favorable to the Company than could have been obtained from unaffiliated third parties.

         Murray L. Skala, a director of the Company, is a partner in the law firm of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, the Company's attorneys ("Feder Kaszovitz"). The Company paid such firm approximately $140,000 during the year ended November 30, 1995. In December 1995, the Company also issued to Feder Kaszovitz 25,000 shares of the Company's Common Stock in consideration for legal services rendered in connection with the Company's initial public offering of its shares of Common Stock. Feder Kaszovitz continues to provide services to the Company during its current fiscal year. Its fees are based primarily on hourly rates. The Company believes that its relationship with such firm is on terms no less or more favorable to the Company than could have been obtained from unaffiliated third parties.

         The Company has entered into a consulting agreement, effective October 1, 1995, with Michael Miller, a director and principal stockholder of the Company, which expires on November 30, 1998. Under the terms of such consulting agreement, Mr. Miller provides services in connection with identification and engagement of celebrities to endorse the Company's services, the Company's engagement of independent producers to produce commercials and infomercials and the development of new entertainment services. The agreement provides that Mr. Miller's services are subject to his availability and recognizes his commitment to other non-competitive business activities. The Company has agreed to pay Mr. Miller consulting fees of $10,416, $11,458 and $12,604 per month for the fiscal years ending November 30, 1996, 1997 and 1998, respectively. The agreement provides that Mr. Miller is precluded from involvement in any other business which competes with the Company during the term of the consulting agreement and for a period of two years thereafter. In addition, Mr. Miller has the right to become a full-time employee of the Company in the event of the sale of the Jami Companies, and to receive an initial base salary at the rate of $200,000 per annum with 10% annual increases. Upon commencement of such full-time employment, Mr. Miller will also be entitled to bonuses along with the Company's other executive employees.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         During the fiscal year ended November 30, 1995, the Company did not have a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), and as such was not subject to the filing requirements of Forms 3,4 or 5 as promulgated under
Section 16(a) of the Exchange Act.

                FORWARD LOOKING INFORMATION MAY PROVE INACCURATE

         This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of Management, as well as assumptions made by and information currently available to the Company. When used in this document, the words "anticipate," "believe," "estimate," and "expect" and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including those described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.


                            DESCRIPTION OF SECURITIES

GENERAL

         The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of Preferred Stock, par value $.001 per share. As of the date of this Prospectus, 18,451,568 shares of Common Stock are outstanding and are listed on the NASDAQ National Market System.

COMMON STOCK

         Holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Certificate of Incorporation does not provide for cumulative voting for the election of directors. Holders of Common Stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation. Holders of Common Stock have no preemptive, subscription, conversion or redemption rights. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, upon issuance and when paid for, will be, duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

         Pursuant to the Certificate of Incorporation, the Company is authorized to issue "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

TRANSFER AGENT

         The transfer agent for the Company is American Stock
Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon the effectiveness of the Registration Statement, of which this Prospectus is a part, the 3,200,000 shares of Common Stock included in this Prospectus and an additional 13,000 shares of Common Stock included in the Alternate Prospectus of the Registration Statement, of which this Prospectus is a part, will be freely tradeable without further registration under the Securities Act of 1933, as amended (the "Securities Act"). No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities" and "Shares Eligible for Future Sale."

                              PLAN OF DISTRIBUTION

         All of the shares of Common Stock offered pursuant to this Prospectus are being offered by the holders thereof (collectively, the "holders"), and, therefore, the Company will not receive any proceeds resulting from the sale of any of such shares.

         The shares of Common Stock included herein may be sold from time to time to purchasers directly by the holder thereof. Alternatively, the holders of any such shares may from time to time offer the shares of Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the holders and any underwriters, dealers or agents who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discounts, commissions or concessions received by any such persons might be deemed to be underwriting discounts and commissions under the Securities Act.

         At the time a particular offer of the shares of Common Stock registered hereunder is made, if required, a Prospectus Supplement will be distributed that will set forth the number of shares being offered and the terms of the Offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for securities purchased from, any discounts, commissions and other items constituting compensation and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public. The shares of Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders or by agreement between the holders or by agreement between the holders and underwriters or dealers.

                                  LEGAL MATTERS

         The legality of the Common Stock included in this Prospectus has been passed upon for the Company by Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, New York, New York. Murray L. Skala, a director of the Company and a partner of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP, beneficially owns options to purchase 30,000 shares of Common Stock and such firm was issued 25,000 shares of Common Stock for legal services rendered to the Company in connection with the Company's initial public offering of securities in December 1995. 13,000 of such 25,000 shares issued to the firm are included in the Alternate Prospectus of the Registration Statement, of which this Prospectus is a part. Certain matters relating to government regulation have been passed upon by Klein, Zelman, Briton, Rothermel & Dichter, L.L.P., New York, New York, and Hall Dickler Kent Friedman & Wood LLP, New York, New York.

                                     EXPERTS

         The Consolidated balance sheets of the Company as of November 30, 1995 and 1994 and the Consolidated Statements of Income, Stockholders' Equity and Cash Flows for each of the years in the period ended November 30, 1995 included in this Prospectus and Registration Statement have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The Statement of Financial Positions of New Lauderdale L.C. as of November 30, 1995 and the Statements of Operations, Members' Equity and Cash Flows for the period December 30, 1994 (inception date) to November 30, 1995 included in this Prospectus and Registration Statement have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                              FINANCIAL STATEMENTS

                                      AND

                               RELATED SCHEDULES

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Quintel Entertainment, Inc.:

     We have audited the accompanying consolidated balance sheets of Quintel Entertainment, Inc. and Subsidiaries (the "Company"), as more fully described in
Note 1, as of November 30, 1995 and 1994 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended November 30, 1995. Our audits also included the financial statement schedule included in the index of Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quintel Entertainment, Inc. and Subsidiaries as of November 30, 1995 and 1994 and the consolidated results of their operations and their cash flows for each of the years in the three year period ended November 30, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          COOPERS & LYBRAND L.L.P.

Melville, New York
February 19, 1996.

                          QUINTEL ENTERTAINMENT, INC.

                                AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                          FINANCIAL STATEMENT SCHEDULE

                                                                                     PAGE
                                                                                 ------------
Report of Independent Accountants..............................................  F-5
Consolidated Balance Sheets as of November 30, 1995 and 1994...................  F-6
Consolidated Statements of Income for the years ended November 30, 1995, 1994
  and
  1993.........................................................................  F-7
Consolidated Statements of Shareholders' Equity for the years ended November
  30, 1995, 1994 and 1993......................................................  F-8
Consolidated Statements of Cash Flows for the years ended November 30, 1995,
  1994 and 1993................................................................  F-9
Notes to Consolidated Financial Statements.....................................  F-10 - F-18
Schedule II -- Valuation and Qualifying Accounts and Reserves..................  F-19

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Quintel Entertainment, Inc.:

     We have audited the accompanying consolidated balance sheets of Quintel Entertainment, Inc. and Subsidiaries (the "Company"), as more fully described in
Note 1, as of November 30, 1995 and 1994 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended November 30, 1995. Our audits also included the financial statement schedule included in the index of Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quintel Entertainment, Inc. and Subsidiaries as of November 30, 1995 and 1994 and the consolidated results of their operations and their cash flows for each of the years in the three year period ended November 30, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          COOPERS & LYBRAND L.L.P.

Melville, New York
February 19, 1996

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        as of November 30, 1995 and 1994

                                                                          1995          1994
                                                                       -----------   ----------
                                            ASSETS:
Current assets:
  Cash and cash equivalents..........................................  $ 3,570,468   $  981,073
  Accounts receivable, trade.........................................   10,097,629    2,814,095
  Deferred tax asset.................................................       39,957        9,281
  Due from related parties...........................................       67,162
  Prepaid expenses and other current assets..........................      381,292      122,644
                                                                       -----------   ----------
     Total current assets............................................   14,156,508    3,927,093
Property and equipment, at cost, net of accumulated depreciation.....      142,369       16,530
Investment in joint venture, at equity...............................    1,345,304
Other assets.........................................................    1,325,775       33,258
                                                                       -----------   ----------
                                                                       $16,969,956   $3,976,881
                                                                       ===========   ==========
                                         LIABILITIES:
Current liabilities:
  Accounts payable...................................................  $ 1,269,647   $  442,458
  Accrued expenses...................................................    2,351,644    1,506,356
  Reserve for customer chargebacks...................................    4,025,130    1,176,902
  Loans payable......................................................    2,643,522
  Due to related parties.............................................      354,751      205,691
  Income taxes payable...............................................      294,187       68,368
  Other current liabilities..........................................                    32,580
                                                                       -----------   ----------
     Total liabilities...............................................   10,938,881    3,432,355
                                                                       -----------   ----------
Commitments and contingencies (Note 8)
                                     SHAREHOLDERS' EQUITY:
Preferred stock -- $.001 par value; 1,000,000 shares authorized; none issued and outstanding.............................................
Common stock -- $.001 par value; authorized 50,000,000 shares; issued
  and outstanding 12,000,000 shares..................................       12,000       12,000
Additional paid-in capital...........................................      441,258      441,258
Retained earnings....................................................    5,597,817      111,268
Less subscriptions receivable........................................      (20,000)     (20,000)
                                                                       -----------   ----------
     Total shareholders' equity......................................    6,031,075      544,526
                                                                       -----------   ----------
                                                                       $16,969,956   $3,976,881
                                                                       ===========   ==========

          See accompanying notes to consolidated financial statements.

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              for the years ended November 30, 1995, 1994 and 1993

                                                             1995           1994           1993
                                                          -----------    -----------    ----------
Net revenue............................................   $50,501,266    $22,771,465    $8,262,179
Cost of sales..........................................    36,732,610     17,521,985     5,778,706
                                                          -----------    -----------    ----------
  Gross profit.........................................    13,768,656      5,249,480     2,483,473
Selling, general and administrative expenses...........     3,467,008      3,012,588     1,801,330
                                                          -----------    -----------    ----------
  Income from operations...............................    10,301,648      2,236,892       682,143
Interest expense.......................................      (334,318)      (759,211)     (117,460)
Management fee income..................................       450,000
Other income, net......................................        35,250
Equity in earnings of joint venture....................     2,860,304
                                                          -----------    -----------    ----------
  Income before provision for income taxes and minority
     interest..........................................    13,312,884      1,477,681       564,683
Provision (benefit) for income taxes...................       220,335         54,842       (76,690)
                                                          -----------    -----------    ----------
  Income before minority interest......................    13,092,549      1,422,839       641,373
Minority interest in net loss of subsidiary............                                     73,528
                                                          -----------    -----------    ----------
  Net income...........................................   $13,092,549    $ 1,422,839    $  714,901
                                                          ===========    ===========    ==========
Pro Forma Data (Note 1):
  Income before pro forma adjustments and minority
     interest..........................................   $13,312,884    $ 1,477,681    $  564,683
Pro forma income tax provision.........................     5,633,116        835,144       257,761
                                                          -----------    -----------    ----------
Pro forma income before minority interest..............     7,679,768        642,537       306,922
  Minority interest in net loss of subsidiary..........                                     73,528
                                                          -----------    -----------    ----------
  Pro forma net income.................................   $ 7,679,768    $   642,537    $  380,450
                                                          ===========    ===========    ==========
Pro forma net income per share.........................   $       .64    $       .05    $      .08
                                                          ===========    ===========    ==========
Weighted average common shares outstanding.............    12,000,000     12,000,000     5,008,219
                                                          ===========    ===========    ==========

          See accompanying notes to consolidated financial statements.

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              for the years ended November 30, 1995, 1994 and 1993

                                      COMMON STOCK        ADDITIONAL                                     TOTAL
                                  ---------------------    PAID-IN      RETAINED     SUBSCRIPTIONS    SHAREHOLDERS'
                                    SHARES      AMOUNT     CAPITAL      EARNINGS       RECEIVABLE        EQUITY
                                  ----------   --------   ---------   ------------   --------------   ------------
Balance, November 30, 1992......   4,000,000   $ 4,000    $  6,000    $    73,528      $  (10,000)    $    73,528
  Net income for the year.......                                          714,901                         714,901
  Issuance of common stock......   4,000,000     4,000     396,000                       (400,000)
                                  ----------   -------    --------    -----------      ----------     -----------
Balance, November 30, 1993......   8,000,000     8,000     402,000        788,429        (410,000)        788,429
  Net income for the year.......                                        1,422,839                       1,422,839
  Purchase of minority
    interest....................                            33,258                                         33,258
  Distributions to
    shareholders................                                       (2,100,000)                     (2,100,000)
  Issuance of common stock......   4,000,000     4,000       6,000                        (10,000)
  Collections on subscriptions
    receivable..................                                                          400,000         400,000
                                  ----------   -------    --------    -----------      ----------     -----------
Balance, November 30, 1994......  12,000,000    12,000     441,258        111,268         (20,000)        544,526
  Net income for the year.......                                       13,092,549                      13,092,549
  Distributions to
    shareholders................                                       (7,606,000)                     (7,606,000)
                                  ----------   -------    --------    -----------      ----------     -----------
Balance, November 30, 1995......  12,000,000   $12,000    $441,258    $ 5,597,817      $  (20,000)    $ 6,031,075
                                  ==========   =======    ========    ===========      ==========     ===========

          See accompanying notes to consolidated financial statements

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              for the years ended November 30, 1995, 1994 and 1993

                                                             1995          1994          1993
                                                          -----------   -----------   -----------
Cash flows from operating activities:
  Net income............................................  $13,092,549   $ 1,422,839   $   714,901
  Items not affecting cash:
     Depreciation and amortization......................       21,574         1,480
     Reserve for customer chargebacks...................    2,848,228        78,767       946,975
     Deferred income taxes..............................      (30,676)       (9,281)       44,167
     Equity in net earnings of joint venture, net of
       dividends received...............................   (1,320,304)
     Minority interest..................................                                  (73,528)
  Changes in assets and liabilities:
     Accounts receivable................................   (7,283,534)      797,466    (3,087,409)
     Due from related parties...........................      (67,162)
     Prepaid expenses and other current assets..........     (258,648)      (39,599)      (38,915)
     Other assets.......................................     (521,135)
     Accounts payable...................................      827,189       264,263       178,195
     Income tax payable.................................      225,819        68,368      (156,161)
     Accrued expenses...................................       67,254     1,000,214       506,142
     Due to related parties.............................      149,060        31,944      (172,593)
     Other current liabilities..........................      (32,580)       32,580
                                                          -----------   -----------   -----------
          Net cash provided by (used in) operating
            activities..................................    7,717,634     3,649,041    (1,138,226)
                                                          -----------   -----------   -----------
Cash flows from investing activities:
  Investment in joint venture...........................      (25,000)
  Capital expenditures..................................     (140,761)      (18,010)
                                                          -----------   -----------   -----------
          Net cash used in investing activities.........     (165,761)      (18,010)
                                                          -----------   -----------   -----------
Cash flows from financing activities:
  Loans payable, net....................................    2,643,522    (1,149,432)    1,007,189
  Proceeds from collections on common stock
     subscriptions......................................                    400,000
  Distributions to shareholders.........................   (7,606,000)   (2,100,000)
                                                          -----------   -----------   -----------
          Net cash provided by (used in) financing
            activities..................................   (4,962,478)   (2,849,432)    1,007,189
                                                          -----------   -----------   -----------
Net increase (decrease) in cash and cash equivalents....    2,589,395       781,599      (131,037)
Cash and cash equivalents, beginning of year............      981,073       199,474       330,511
                                                          -----------   -----------   -----------
Cash and cash equivalents, end of year..................  $ 3,570,468   $   981,073   $   199,474
                                                          ===========   ===========   ===========
Supplemental disclosures:
  Cash paid during the year for:
     Interest...........................................  $   334,318   $   785,093   $   117,673
     Income taxes.......................................       50,010         2,902        26,737
Noncash investing activities:
  Repurchase of minority interest.......................                $    33,258

          See accompanying notes to consolidated financial statements.

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES:

  Principles of consolidation

     The consolidated financial statements of Quintel Entertainment, Inc. (the "Company") include the accounts of its wholly-owned subsidiaries, Creative Direct Marketing, Inc. ("CDM") and Calling Card Co., Inc. ("CCCI"), which, prior to the reorganization, were predecessor entities under common control. All intercompany transactions and balances have been eliminated in consolidation.

  Reorganization and basis of presentation

     The Company was organized under the laws of the State of Delaware in November 1993, under the name U.S. Teleconnect, Inc. Pursuant to a plan of reorganization, as of December 5, 1995, the effective date of a public offering (see Note 10) the accompanying financial statements have been prepared to retroactively reflect the foregoing reorganization on a consolidated basis to present more meaningfully the ongoing organization and equity capitalization as follows: (i) the stockholders of CDM and CCCI contributed their respective shares of common stock to the Company and the companies became wholly-owned subsidiaries of the Company, (ii) the Company effected a 60,000-for-one stock split, and (iii) the Company changed its name to Quintel Entertainment, Inc. and Subsidiaries.

  Pro forma presentation

     As a result of the historical presentation and change in tax status in connection with the public offering (see Note 10), historical results of operations, including income taxes, may not in all cases be comparable to or indicative of current and future results. Therefore, pro forma information, which presents results as if the Company had always been C corporations, is presented on the face of the accompanying statements of income.

  Nature of business

     The Company is primarily engaged in providing a variety of telephone entertainment services to the general public. These services are provided using several billing platforms (billing and collection vehicles) over the telephone lines of various local telephone companies and long distance carriers. These services include various programs such as live psychic readings, tarot card readings and daily horoscope and astrology readings. A major program provided by the Company is an entertainment membership club, the Astrological Society of America. This club enables all members to enjoy certain monthly club services for a flat monthly rate and have access to other Company services at preferred rates.

     All consumers are solicited by the Company through a variety of marketing techniques including television commercials and infomercials, print advertising, direct mail, telemarketing, and premium gift offerings. The Company has contracts with service bureaus for the purpose of call processing, billing and collection. Under these contracts, the bureaus process and accumulate call data, summarize the information, and forward the data to the local telephone companies and/or long distance carriers for the ultimate billing to and collection from the Company's customers.

     The Company also contracts with numerous organizations, including Psychic Readers Network, Inc. (see Note 9), and with individuals to provide live psychics, live operator services, computer services, media purchasing, telemarketing and other services necessary to establish and maintain the Company's programs.

  Revenue recognition

     Revenues from all billable platforms are recorded at the time the customer initiates a billable transaction, except for club membership fees. New club membership fees are recognized upon approved enrollment.

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

Continuing club member fees are recognized as members automatically renew each month. All revenues are recognized net of provision for customer chargebacks, which include refunds, credits, and uncollectible amounts. The Company estimates the reserve for customer chargebacks monthly based on updated chargeback history. New platforms without a history are reserved based on experience with similar platforms and adjusted as experience dictates. Accordingly, it is reasonably possible that these estimates will change in the near term. Since reserves are established prior to the periods in which chargebacks are actually incurred, the Company's revenues may be reduced in later periods in the event that the Company's reserves prove to be insufficient. For the years ended November 30, 1995, 1994 and 1993 provision for chargebacks were $19,065,077, $10,841,574 and $2,820,402, respectively.

     Included in chargebacks for the year ended November 30, 1995 were approximately $1.4 million of refunds and credits issued relating to a billing platform that was terminated by the Company in late fiscal 1994. This write-off was the direct result of published third party public awareness reports issued primarily during 1995 as to the availability of refunds and credits for telephone charges billed under this discontinued platform.

  Accounts receivable

     The Company has agreements with two service bureaus that provide advances against accounts receivable collections at interest rates calculated primarily at prime plus increments up to 6%. Amounts advanced under the agreements are on a revolving basis and are limited to 50% of a defined borrowing base, net of related service fees and costs, as applicable. Certain advances under the agreements are due on demand and all are collateralized by the accounts receivable collected by the service bureaus. During fiscal 1995 and 1994, the gross advances and weighted average interest rate on the borrowings received were approximately $23,029,599 and $15,837,400, respectively, and 14.75% and 14.50%, respectively.

  Concentration of credit risk

     Financial instruments which potentially subject the Company to concentration of credit risk consist of accounts receivable and cash deposits.

     All of the Company's collections are received through two service bureaus which process and collect all of the Company's billings. In conjunction with servicing the accounts receivable, the service bureaus advance amounts based on eligible accounts receivable and withhold certain cash receipts as a reserve. As a result, the Company's exposure to the concentration of credit risk primarily relates to all collections on behalf of the Company by the service bureaus.

     Cash balances are held principally at one financial institution and may, at times, exceed insurable amounts. The Company believes it mitigates its risks by investing in or through major financial institutions. Recoverability is dependent upon the performance of the institution.

  Cash and cash equivalents

     All short-term investments with an original maturity of three months or less are considered to be cash equivalents.

  Minority interest

     Through July 30, 1994, an unrelated party held a minority interest in CDM. The financial statements reflect the proportionate share of such interest in CDM's income and losses to the extent of its basis.

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

     On July 31, 1994, certain shareholders of the Company repurchased such minority interest. The excess of the cost over the minority interest at July 31, 1994 of $33,258 has been included in other assets as "goodwill" and is being amortized over a five-year period.

  Property, plant and equipment

     Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are expensed as incurred while renewals and betterments are capitalized. Depreciation and amortization have been provided using the straight-line method over a five to seven year useful life depending on the nature of the asset.

     Upon retirement or disposal, the asset cost and related accumulated depreciation and amortization are eliminated from the respective accounts and the resulting gain or loss, if any, is included in the results of operations for the period.

  Deferred offering costs

     At November 30, 1995, the Company has incurred costs aggregating $1,224,962 in connection with the public offering of its equity securities (see Note 10). These costs are being deferred, and are included in other assets and will be charged against paid-in capital as of the effective date of the offering.

  Income taxes

     Prior to the reorganization described above, the Company and CDM had elected treatment as S corporations for Federal and state income taxation as of November 1, 1994 and August 1, 1994, respectively. CCCI elected treatment as an S corporation for federal and state income taxation since inception. S corporation taxable income, whether distributed or not, is passed through and taxed at the shareholder level. Accordingly, no provision for Federal income taxes is included in the accompanying statements of operations. For New York and New Jersey income tax purposes, a corporate level surcharge is imposed on the Company's allocable income, calculated using an effective rate primarily representing the difference between the subchapter C corporation Level tax and the highest state personal income tax rate.

     On or prior to the closing of the public offering, the Company's income tax status as an S corporation will terminate. The Company will convert to a C corporation, adopt the accrual basis of accounting which will be effective as of the beginning of the fiscal year and will be subject to both federal and state income taxes. Any income tax adjustment required as a result of the conversion will be reflected in the period it becomes effective.

     Effective December 1, 1993, the Company adopted statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Earnings per share

     Net earnings per share has been computed by dividing pro forma net earnings by the weighted average number of common and common equivalent shares outstanding during the period, computed in accordance with the treasury stock method. Retroactive restatement has been made to all share and per share amounts for the reorganization discussed in Note 1.

  Advertising expenses

     The Company presently expenses all advertising costs during the year in which they are incurred. Total advertising expenses incurred for fiscal 1995, 1994, and 1993 were approximately $15,325,600, $7,282,000 and

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

$2,628,000, respectively. Included in prepaid expenses and other current assets is approximately $259,000 relating to prepaid advertising at November 30, 1995.

  Newly Issued Accounting Standards

     In October, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"). The Statement, which becomes effective in fiscal 1996, allows companies to measure compensation cost in connection with employee stock compensation plans using a fair value based method or to continue to use an intrinsic value based method, which generally does not result in compensation cost. The Company has not yet decided which method it will utilize relating to its stock-based employee plans.

  Other

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current period presentation.

2. ACCOUNTS RECEIVABLE:

     Accounts receivable for the years ended November 30, 1995 and 1994 consists of the following:

                                                                      1995          1994
                                                                   -----------   ----------
    Receivable from billing and collection companies.............  $10,097,629   $  687,685
    Receivable from local exchange carriers......................                 2,084,197
    Receivable from list rentals.................................                    42,213
                                                                   -----------   ----------
                                                                   $10,097,629   $2,814,095
                                                                   ===========   ==========

3. RELATED PARTY TRANSACTIONS:

     The Company purchased various mailing lists and design, copyrighting and artistic development services from related entities owned by the Company's shareholders. The agreements require the Company to pay fees equal to 20% of rental revenues and a management fee of 10%, plus any fees in connection with processing and mailing lists. During fiscal 1995, 1994 and 1993, costs of approximately $160,000, $871,400 and $1,900,000, respectively, were incurred by the Company for such services.

     The Company incurred approximately $168,000, $140,000 and $24,000, respectively, during fiscal 1995, 1994 and 1993, in accounting fees to a firm having a member who is also a director of the Company. In addition, the Company incurred approximately $140,000, $89,000 and $4,000, respectively, during fiscal 1995, 1994 and 1993, in legal fees to a firm having a member who is also a director of the Company.

     The Company received $450,000 in management fee income from a joint venture it entered into during fiscal 1995 (see Note 9) and for the years ended November 30, 1995 and 1994, paid aggregate fees of approximately $3,993,000 and $186,000, respectively, to the other joint venture for psychic operator services.

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT:

     Property and equipment for the years ended November 30, 1995 and 1994 consists of the following:

                                                                         1995       1994
                                                                       --------   --------
    Furniture and fixtures...........................................  $ 55,329   $ 11,235
    Machinery and equipment..........................................    73,527      6,775
    Telephone and facsimile..........................................    29,915
                                                                       --------   --------
                                                                        158,771     18,010
    Less, accumulated depreciation...................................    16,402      1,480
                                                                       --------   --------
                                                                       $142,369   $ 16,530
                                                                       ========   ========

5. ACCRUED EXPENSES:

     Accrued expenses for the years ended November 30, 1995 and 1994 consist of the following:

                                                                       1995         1994
                                                                    ----------   ----------
    Service fees and related costs................................  $  885,308   $  808,284
    Compensation..................................................      24,386      566,514
    Professional fees.............................................     314,035      131,558
    Underwriter fees..............................................     522,000
    Advertising...................................................     506,038
    Other.........................................................      99,877
                                                                    ----------   ----------
                                                                    $2,351,644   $1,506,356
                                                                    ==========   ==========

6. INCOME TAXES:

     The provision (credit) for Federal and state income taxes for the years ended November 30, 1995, 1994 and 1993 consists of the following:

                                                              1995       1994       1993
                                                            --------   --------   ---------
    Current:
      Federal.............................................                        $(111,611)
      State...............................................  $283,829   $ 87,566     (32,689)
                                                            --------   --------   ---------
                                                             283,829     87,566    (144,300)
                                                            --------   --------   ---------
    Deferred:
      Federal.............................................                           35,033
      State...............................................   (63,494)   (32,724)     32,577
                                                            --------   --------   ---------
                                                             (63,494)   (32,724)     67,610
                                                            --------   --------   ---------
                                                            $220,335   $ 54,842   $ (76,690)
                                                            ========   ========   =========

     Deferred taxes primarily consist of reserves for chargebacks not recognized for tax purposes.

7. REGULATORY ISSUES AND OTHER RISK CONSIDERATIONS:

     The Company's primary contact with its customers is over the telephone lines and services of numerous local telephone companies and long distance carriers. The Company cannot predict the impact, if any, of changes in various regulations affecting the Company, directly, or through one of the telephone companies. There can be no assurance that the Company will be able, for financial or other reasons, to comply with applicable laws and regulations or that regulatory authorities will not take action to limit or prevent the

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

Company from advertising, marketing or promoting its services and membership clubs or otherwise require the Company to discontinue or substantially modify the content of its services.

     If the financial condition of a service bureau should change adversely, the Company has identified alternative service bureaus. If required, Company management does not believe that a change herein would have a material adverse effect on the Company's results of operations or its financial position.

8. COMMITMENTS AND CONTINGENCIES:

  Leases

     The Company is obligated under noncancelable real property operating lease agreements that expire at various times through fiscal 2005. Future minimum rents, by the year and in the aggregate, consist of the following at November 30, 1995:

    1996.....................................................................  $  107,750
    1997.....................................................................      86,625
    1998.....................................................................     115,500
    1999.....................................................................     115,500
    2000.....................................................................     121,000
    Thereafter...............................................................     558,709
                                                                               ----------
                                                                               $1,105,084
                                                                               ==========

     The long-term lease contains escalation clauses with respect to real estate taxes and related operating costs. The short-term lease commenced November 1, 1995 and expires May 5, 1996. The accompanying financial statements reflect rent expense on a straight-line basis over the terms of the lease as required by generally accepted accounting principles. The Company is presently negotiating a lease on a new facility. Rent expense was $96,834, $28,800 and $29,040 for fiscal 1995, 1994 and 1993, respectively.

  Employment Agreements and Consulting

     The Company has executed employment agreements, expiring November 30, 1998, with certain executive officers of the Company. Minimum future payments under such agreements are as follows:

    1996.....................................................................  $1,225,000
    1997.....................................................................   1,347,500
    1998.....................................................................   1,482,250
                                                                               ----------
                                                                               $4,054,750
                                                                               ==========

     Commencing with fiscal year ending November 30, 1996, in the event the Company achieves pre-tax earnings of $10,000,000 or more for any such fiscal year, the Company may grant bonuses to such persons, subject to approval of the Compensation Committee of the Board of Directors, in an aggregate amount not to exceed 5% of pre-tax earnings for such year.

     The Company has also entered into a consulting agreement with a shareholder, expiring on November 30, 1998. Under the terms of such agreement, the shareholder is to provide services in connection with identification and engagement of celebrities to endorse the Company's services, engagement of independent producers to produce commercials and infomercials and the development of new entertainment services. In addition, he has the right to become a full-time employee of the Company under certain circumstances, and to receive an initial base salary at the rate of $200,000 per annum with 10% annual increases. Upon

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES commencement of such full-time employment he is entitled to share in the 5% bonus with the other executive officers described above. Minimum future payments under the consulting arrangement are as follows:

    1996......................................................................  $124,992
    1997......................................................................   137,496
    1998......................................................................   151,248
                                                                                --------
                                                                                $413,736
                                                                                ========

     Had these employment and consulting agreements been in effect for the fiscal years ending November 30, 1995 and 1994, selling, general and administrative expense would have increased (decreased) by approximately $140,000 and ($575,000) for the years ended November 30, 1995 and 1994, respectively.

  Other

     The indebtedness of New Lauderdale to two service bureaus of $1,770,000 as of November 30, 1995 (see Note 9) is guaranteed by both parties to the joint venture. The Company is of the opinion that the joint venture will be able to perform under its respective payment obligations in connection with such guaranteed indebtedness and that no payments will be required and no losses will be incurred by the Company under such guarantees.

     There are pending claims and litigations against the Company arising in the ordinary course of business. Management believes, on the basis of its understanding and consideration of these matters, that these actions will not result in payment of amounts, if any, which would have a material adverse effect on the Company's financial statements.

9. FORMATION OF JOINT VENTURE:

     In December 1994, the Company entered into an agreement with Psychic Readers Network, Inc. ("PRN"), an unrelated entity, that established a joint venture known as New Lauderdale, L.C. ("N.L.") which engages in telephone entertainment service dealing in membership clubs and other programs. Under the terms of the agreement, the Company has invested $25,000 for a 50% membership in N.L. The joint venture commenced operations in January 1995 and was reorganized as a Florida Limited Liability Company in March 1995.

     The parties also entered into an agreement which requires each party to the joint venture to provide management, consulting and financial services for a monthly fee of $50,000. Such services include, but are not necessarily limited to, advice and assistance concerning any and all aspects of the operations, planning and financing all aspects of the venture's operations. The fee provision of the agreement was terminated effective February 1, 1996. Services by the parties joint venture will continue to be rendered.

     The Company has recognized income from N.L. of $2,860,304 and received distributions of $1,540,000 for the year ended November 30, 1995. Income includes 50% of the N.L.'s earnings which are net of normal costs of its operations and the fees referred to above.

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

     Following is condensed financial data for the joint venture:

                                                                                 AS OF
                                                                              NOVEMBER 30,
                                                                                  1995
                                                                              ------------
    Current assets (principally accounts receivable)........................  $ 11,205,559
    Current liabilities (principally reserve for customer chargebacks)......     8,514,951
    Members' equity.........................................................     2,690,608

                                                                                 AS OF
                                                                              NOVEMBER 30,
                                                                                  1995
                                                                              ------------
    Net revenues............................................................  $ 28,248,093
    Gross profit............................................................     8,054,330
    Net income..............................................................     5,720,608

10. SUBSEQUENT EVENTS:

     On December 5, 1995, the Company completed an initial public offering (the "Offering") of 3,225,000 shares of common stock with net proceeds received of approximately $13,640,000. If the offering had occurred as of the beginning of the fiscal year, pro forma net income per share would have been $.50.

     In connection with the terms of the offering, the Company has declared a final S corporation distribution to its shareholders in the amount of its aggregate undistributed taxable income, determined on the GAAP basis, except for $575,000. The distribution will be funded through a series of shareholder notes, bearing interest at 9% and will provide for aggregate minimum monthly payments of principal of $500,000, plus 25% of cash flow in excess of $1,000,000, commencing one month after the effective date.

     On January 17, 1996, the Company entered into a letter of intent to acquire the remaining 50% interest of New Lauderdale, L.C. from PRN. In payment for the interest being acquired, the Company has agreed to issue to PRN 3,200,000 shares of its common stock. Shares totalling up to 1,200,000 shall be subject to forfeiture in the event New Lauderdale's programs do not achieve certain agreed-upon pre-tax earning levels for 1996 or the first and second quarters of that year.

     In addition, the Company may make available to PRN's shareholders interest-bearing loans not to exceed $2,500,000, which will be collateralized by the shares issued to cover a portion of their tax liability attributable to the transaction in the event that the Company's stock trades below certain levels. The loan shall be due and payable no later than two years from the date it is made, or sooner if the Company's stock trades at certain levels.

     Consummation of this transaction is subject to the parties completing due diligence, securing requisite corporate and other approvals and the execution of definitive acquisition agreements.

11. STOCK OPTION PLAN:

     During fiscal 1995, the Company implemented the 1995 Stock Option Plan (the "Stock Option Plan") effective as of October 1995. The Stock Option Plan provides for the grant of options to purchase up to 750,000 shares of the Company's common stock that are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the United States Internal Revenue Code or as options that are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). Options to purchase shares may be granted under the Stock Option Plan to persons who, in the case of Incentive Stock Options, are employees (including officers) of the Company, or, in the case of Nonstatutory Stock Options, are employees (including officers), consultants or nonemployee directors of the Company to the Company.

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

     The exercise price of options granted under the Stock Option Plan must be at least equal to the fair market value of such shares on the date of grant, or, in the case of Incentive Stock Options granted to the holder of 10% or more of the Company's Common Stock, at least 110% of the fair market value of such shares on the date of grant. The maximum exercise period for which Incentive Stock Options may be granted is ten years from the date of grant (five years in the case of an individual owning more than 10% of the Company's common stock). The aggregate fair market value (determined at the date the option is granted) of shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000. If such amount exceeds $100,000, the Board of Directors or the Committee may, when the Options are exercised and the shares transferred to an employee, designate those shares that will be treated as Incentive Stock Options and those that will be treated as Nonstatutory Stock Options.

     In addition, the Company's Stock Option Plan provides for certain automatic grants of options to the Company's non-employee directors in consideration for their services performed as directors of the Company and for attendance at meetings. It provides for a one-time automatic grant of an option to purchase 25,000 shares of common stock at market value to those directors who were serving on the Board of Directors at the inception of the Stock Option Plan and also to those persons who become nonemployee directors of the Company in the future, upon their appointment or election as directors of the Company. In addition, the Stock Option Plan provides for an annual grant to each non-employee director of the Company of options to purchase 5,000 shares of common stock at the market value on the date of each grant.

12. FOURTH QUARTER ADJUSTMENTS:

     During the fourth quarter of 1995, the Company and New Lauderdale reflected adjustments based upon new information from their service bureaus of $228,418 ($109,927: N.L.) to its provision for chargebacks of which approximately $182,000 ($60,400: N.L.) relates to activity for previous quarters.

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

         SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                                    COL. C
                                                          --------------------------
                                                                  ADDITIONS
                                              COL. B      --------------------------                    COL. E
                                            ----------                   CHARGED TO      COL. D       ----------
                 COL. A                     BALANCE AT    CHARGED TO        OTHER      -----------    BALANCE AT
-----------------------------------------   BEGINNING      COSTS AND      ACCOUNTS     DEDUCTIONS-      END OF
               DESCRIPTION                  OF PERIOD      EXPENSES      RECEIVABLE    DESCRIBE(1)      PERIOD
-----------------------------------------   ----------    -----------    -----------   -----------    ----------
YEAR ENDED NOVEMBER 30, 1995
  Reserve for customer chargebacks.......   $1,176,902    $19,065,077        --        $16,216,849    $4,025,130
                                            ==========    ============   ===========   ============   ==========
YEAR ENDED NOVEMBER 30, 1994
  Reserve for customer chargebacks.......   $1,098,135    $10,841,574        --        $10,762,807    $1,176,902
                                            ==========    ============   ===========   ============   ==========
YEAR ENDED NOVEMBER 30, 1993
  Reserve for customer chargebacks.......   $  151,160    $ 2,820,403        --        $ 1,873,428    $1,098,135
                                            ==========    ============   ===========   ============   ==========

---------

(1) Chargebacks refunded during the year.

                              NEW LAUDERDALE, L.C.

                              FINANCIAL STATEMENTS
                  FOR THE PERIOD DECEMBER 30, 1994 (INCEPTION)
                              TO NOVEMBER 30, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of
New Lauderdale, L.C.:

     We have audited the accompanying statement of financial position of New Lauderdale, L.C. (the "Company"), as of November 30, 1995 and the related statement of operations, members' equity and cash flows for the period December 30, 1994 (inception date) to November 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Lauderdale, L.C. as of November 30, 1995 and the results of its operations and its cash flows for the period December 30, 1994 (inception date) to November 30, 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.


Melville, New York
February 19, 1996.

                              NEW LAUDERDALE, L.C.

                        STATEMENT OF FINANCIAL POSITION
                            as of November 30, 1995

                                           ASSETS:
Cash and cash equivalents.......................................................  $ 3,831,552
Accounts receivable, trade......................................................    6,915,151
Due from related party..........................................................      191,909
Prepaid expenses................................................................      266,947
                                                                                  -----------
                                                                                  $11,205,559
                                                                                  -----------
                              LIABILITIES AND MEMBERS' EQUITY:
Accrued expenses................................................................  $ 1,489,551
Reserve for customer chargebacks................................................    4,665,912
Loans payable...................................................................    1,769,678
Due to related parties..........................................................      256,865
Income taxes payable............................................................      332,945
                                                                                  -----------
                                                                                    8,514,951
                                                                                  -----------
Commitments and contingencies (Note 5)
Members' equity, as annexed.....................................................    2,690,608
                                                                                  -----------
                                                                                  $11,205,559
                                                                                  -----------

                See accompanying notes to financial statements.

                              NEW LAUDERDALE, L.C.

                            STATEMENT OF OPERATIONS
for the period December 30, 1994 (inception date) to November 30, 1995 (Note 1)

Net revenue.....................................................................  $28,248,093
Cost of sales...................................................................   20,193,763
                                                                                  -----------
     Gross profit...............................................................    8,054,330
Selling, general and administrative expenses....................................    1,879,530
                                                                                  -----------
     Income from operations.....................................................    6,174,800
Interest expense................................................................      136,521
Other income....................................................................       15,274
                                                                                  -----------
     Income before provision for income taxes...................................    6,053,553
Provision for state income taxes................................................      332,945
                                                                                  -----------
     Net income.................................................................  $ 5,720,608
                                                                                  -----------

                See accompanying notes to financial statements.

                              NEW LAUDERDALE, L.C.

                          STATEMENT OF MEMBERS' EQUITY
for the period December 30, 1994 (inception date) to November 30, 1995 (Note 1)

                                                             CAPITAL      UNDISTRIBUTED
                                                           CONTRIBUTED      EARNINGS          TOTAL
                                                           -----------    -------------    -----------
Balance, December 30, 1994 (inception)..................     $    --       $         --    $        --
Capital contributed.....................................      50,000                            50,000
Net income..............................................                      5,720,608      5,720,608
Distributions...........................................                     (3,080,000)    (3,080,000)
                                                             -------       ------------    -----------
Balance, November 30, 1995..............................     $50,000       $  2,640,608    $ 2,690,608
                                                             -------       ------------    -----------

                See accompanying notes to financial statements.

                              NEW LAUDERDALE, L.C.

                            STATEMENT OF CASH FLOWS
for the period December 30, 1994 (inception date) to November 30, 1995 (Note 1)

Cash flows from operating activities:
  Net income....................................................................  $ 5,720,608
  Items not affecting cash:
     Reserve for customer chargebacks...........................................    4,665,912
  Changes in assets and liabilities:
     Accounts receivable........................................................   (6,915,151)
     Prepaid expenses...........................................................     (266,947)
     Income tax payable.........................................................      332,945
     Accrued expenses...........................................................    1,489,551
     Due to related parties.....................................................       64,956
                                                                                  -----------
       Net cash provided by operating activities................................    5,091,874
                                                                                  -----------
Cash flows from financing activities:
  Loans payable, net............................................................    1,769,678
  Capital contributions by Members..............................................       50,000
  Distributions to Members......................................................   (3,080,000)
                                                                                  -----------
       Net cash used in financing activities....................................   (1,260,322)
                                                                                  -----------
Net increase in cash and cash equivalents.......................................    3,831,552
Cash and cash equivalents, beginning of year....................................      --
                                                                                  -----------
Cash and cash equivalents, end of year..........................................  $ 3,831,552
                                                                                  -----------
Supplemental disclosures:
  Cash paid during the year for:
     Interest...................................................................  $   136,521

                See accompanying notes to financial statements.

                              NEW LAUDERDALE, L.C.

                         NOTES TO FINANCIAL STATEMENTS

     1. SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF BUSINESS

     New Lauderdale, L.C. (the "Company") is a joint venture organized December 1994 between Calling Card Co., Inc. ("CCCI") and Psychic Readers Network, Inc. ("PRN"). Under the terms of the agreement each party to the joint venture invested $25,000 for a 50% membership in the Company. The joint venture commenced operations in January 1995 and was reorganized as a Florida Limited Liability Company in March 1995.

     The agreement also requires each party to the joint venture to provide services to the Company at cost, and for the Company to pay to each a monthly management fee of $50,000. Such services include, but are not necessarily limited to, advice and assistance concerning all aspects of the operations, planning and financing. The fee provision of the agreement was terminated effective February 1, 1996. Services by the parties to the joint venture will continue to be rendered.

     The Company is primarily engaged in providing a variety of telephone entertainment services to the general public. These services are provided using several billing platforms (billing and collection vehicles) over the telephone lines of various local telephone companies and long distance carriers. These services include various programs such as live psychic readings, tarot card readings and daily horoscope and astrology readings. Two major programs provided by the Company are entertainment membership clubs, the Philip Michael Thomas Membership Club and the Joyce Jillson Psychic Astrology Network. These clubs enable all members to enjoy certain monthly club services for a flat monthly rate and have access to other Company services at preferred rates.

     Consumers are solicited by the Company through a variety of marketing techniques including television commercials and infomercials, print advertising, direct mail, telemarketing, and premium gift offerings. Additional consumers are obtained by solicitation by PRN. The Company has contracts with service bureaus for the purpose of call processing, billing and collection. Under these contracts, the bureaus process and accumulate call data, summarize the information, and forward the data to the local telephone companies and/ or long distance carriers for the ultimate billing to and collection from the Company's customers.

     The Company also contracts with numerous organizations, including PRN (see
Note 2), and with individuals to provide live psychics, live operator services, computer services, media purchasing, telemarketing and other services necessary to establish and maintain the Company's programs.

REVENUE RECOGNITION

     Revenues from all billable platforms are recorded at the time the customer initiates a billable transaction, except for club membership fees. New club membership fees are recognized upon approved enrollment. Continuing club member fees are recognized as members automatically renew each month. All revenues are recognized net of provision for customer chargebacks, which include refunds, credits, and uncollectible amounts. The Company estimates the reserve for customer chargebacks monthly based on updated chargeback history. New platforms without a history are reserved based on experience with similar platforms and adjusted as experience dictates. Accordingly, it is reasonably possible that this estimate will change in the near term. Since reserves are established prior to the periods in which chargebacks are actually incurred, the Company's revenues may be reduced in later periods in the event that the Company's reserves prove to be insufficient. For the year ended November 30, 1995, provision for all chargebacks were $11,742,474.

ACCOUNTS RECEIVABLE

     The Company has agreements with service bureaus that provide advances against accounts receivable collections at interest rates calculated primarily at prime plus increments up to 6%. Amounts advanced under

                              NEW LAUDERDALE, L.C.

the agreements are on a revolving basis and are limited to 50% of a defined borrowing base, net of related service fees and costs, as applicable. Certain advances under the agreements are due on demand and all are collateralized by the accounts receivable collected by the service bureaus. During fiscal 1995, the gross advances received approximated $9,820,787.

LOANS PAYABLE

     The indebtedness of the Company is guaranteed by both parties to the joint venture. The Company is of the opinion that it will be able to perform under its respective payment obligations in connection with such indebtedness and that no payments will be required by either member of the joint venture under such guarantees.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentration of credit risk consist of accounts receivable and cash deposits.

     All of the Company's collections are received through service bureaus which process and collect all of the Company's billings. In conjunction with servicing the accounts receivable, the service bureaus advance amounts based on eligible accounts receivable and withhold certain cash receipts as a reserve. As a result, the Company's exposure to the concentration of credit risk primarily relates to all collections on behalf of the Company by the service bureaus.

     Cash balances are held principally at one financial institution and may, at times, exceed insurable amounts. The Company believes it mitigates its risks by investing in or through major financial institutions. Recoverability is dependent upon the performance of the institution.

CASH AND CASH EQUIVALENTS

     All short-term investments with an original maturity of three months or less are considered to be cash equivalents.

INCOME TAXES

     The Company was formed as a limited liability company ("LLC") under the laws of the State of Florida. Florida taxes all limited liability companies as C corporations. However, for Federal income tax purposes the LLC is taxed as a partnership. Accordingly, taxable income, deductions and tax credits are passed through to, and included in, the members' respective income tax returns and no provision for Federal income taxes is included in the accompanying statements of operations.

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

ADVERTISING EXPENSES

     The Company expenses all advertising costs during the year in which they are incurred, except for certain media costs. Media costs are expensed as the advertising occurs, resulting in prepaid costs which are included in prepaid expense. Such costs approximated $68,000 at November 30, 1995. Total advertising expense incurred for fiscal 1995 were approximately $8,029,100.

                              NEW LAUDERDALE, L.C.

     2. RELATED PARTY TRANSACTIONS:

     The Company paid PRN approximately $3,418,000 during fiscal 1995 for providing psychic operators and telemarketers and purchasing television media time. In addition, payments of approximately $113,000 were made to CCCI for managing billing and collections during fiscal 1995.

     The Company purchased various mailing lists and design, copyrighting and artistic development services from related entities owned by CCCI's shareholders. During fiscal 1995, costs of approximately $5,200 were incurred by the Company for such services.

     The Company paid management fees of $50,000 a month, beginning March 1, 1995, to each of CCCI and PRN.

     Certain service bureau transactions are consummated for the Company through Quintel Entertainment, Inc., the parent company of CCCI. All such transactions are consummated at cost.

     3. ACCRUED EXPENSES:

     Accrued expenses at November 30, 1995 consist of the following:

        Service fees and related costs...................................  $  903,805
        Advertising expenses.............................................     402,999
        Professional fees................................................     124,314
        Other............................................................      58,433
                                                                           ----------
                                                                           $1,489,551
                                                                           ----------

     4. REGULATORY ISSUES AND OTHER RISK CONSIDERATIONS:

     The Company's primary contact with its customers is over the telephone lines and services of numerous local telephone companies and long distance carriers. The Company cannot predict the impact, if any, of changes in various regulations affecting the Company, directly, or through one of the telephone companies.

     There can be no assurance that the Company will be able, for financial or other reasons, to comply with applicable laws and regulations or that regulatory authorities will not take action to limit or prevent the Company from advertising, marketing or promoting its services and membership clubs or otherwise require the Company to discontinue or substantially modify the content of its services.

     If the financial condition of a service bureau should change adversely, the Company has identified alternative service bureaus. If required, Company management does not believe that a change herein would have a material adverse effect on the Company's results of operations or its financial position.

     5. COMMITMENTS AND CONTINGENCIES:

     The Company has entered into agreements with various celebrities to promote its telephone entertainment services. These agreements are generally for a term of one year, which may be extended under certain circumstances, and grant worldwide rights to use an individual's name and likeness in connection with services promoted by advertisements. Compensation varies by individual and generally consists of an advance payment and royalties based on defined revenues earned by the Company. Total royalty expenses incurred for fiscal 1995 were $434,468.

                              NEW LAUDERDALE, L.C.

     6. SUBSEQUENT EVENTS:

     On January 17, 1995, PRN entered into a letter of intent with Quintel Entertainment, Inc., the parent company of CCCI, to acquire the remaining 50% interest of N.L. Consummation of the transaction is subject to the parties completing due diligence, securing requisite corporate and other approvals and the execution of definitive acquisition agreements.

     In a separate transaction effective January 17, 1995, PRN transferred its media departments and staff to N.L. and a principal of PRN will also be retained by the Company as a consultant.

                         PART I. FINANCIAL INFORMATION

                   ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS




                                                                      MAY 31,       NOVEMBER 30,
                                                                       1996             1995
                                                                    -----------     ------------
                                                                    (UNAUDITED)
ASSETS:
Current assets:
  Cash and cash equivalents.......................................  $16,519,449      $ 3,570,468
  Accounts receivable, trade......................................    7,349,639       10,097,629
  Deferred tax asset..............................................    3,768,801           39,957
  Due from related parties........................................      691,950           67,162
  Prepaid expenses and other current assets.......................    2,572,996          381,292
                                                                    -----------      -----------
          Total current assets....................................   30,902,835       14,156,508
Property and equipment, at cost, net of accumulated
  depreciation....................................................      240,550          142,369
Investment in joint venture, at equity............................    1,462,400        1,345,304
Other assets......................................................      108,264        1,325,775
                                                                    -----------      -----------
                                                                    $32,714,049      $16,969,956
                                                                    ===========      ===========
LIABILITIES:
Current liabilities:
  Note payable....................................................  $   684,713
  Accounts payable................................................    1,346,399      $ 1,269,647
  Accrued expenses................................................    1,014,449        2,351,644
  Reserve for customer chargebacks................................    5,853,781        4,025,130
  Loans payable...................................................    1,685,383        2,643,522
  Due to related parties..........................................    2,850,839          354,751
  Income taxes payable............................................    1,419,505          294,187
                                                                    -----------      -----------
          Total liabilities.......................................   14,855,069       10,938,881
                                                                    -----------      -----------
STOCKHOLDERS' EQUITY:
Preferred stock -- $.001 par value; 1,000,000 shares authorized;
  none issued and outstanding
Common stock -- $.001 par value; authorized 50,000,000 shares;
  issued and outstanding 15,236,167 and 12,000,000 shares,
  respectively....................................................       15,236           12,000
Additional paid-in capital........................................   14,534,421          441,258
Retained earnings.................................................    3,309,323        5,597,817
Less subscriptions receivable.....................................                       (20,000)
                                                                    -----------      -----------
          Total stockholders' equity..............................   17,858,980        6,031,075
                                                                    -----------      -----------
                                                                    $32,714,049      $16,969,956
                                                                    ===========      ===========

          See accompanying notes to consolidated financial statements.

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                            THREE MONTHS ENDED               SIX MONTHS ENDED
                                                  MAY 31,                         MAY 31,
                                        ---------------------------     ---------------------------
                                           1996            1995            1996            1995
                                        -----------     -----------     -----------     -----------
Net revenue...........................  $13,765,685     $12,074,304     $29,784,256     $20,289,303
Cost of sales.........................   12,127,246       8,430,024      24,805,226      15,239,225
                                        -----------     -----------     -----------     -----------
          Gross profit................    1,638,439       3,644,280       4,979,030       5,050,078
Selling, general and administrative
  expenses............................    1,188,499         796,143       3,261,873       1,292,390
                                        -----------     -----------     -----------     -----------
                                            449,940       2,848,137       1,717,157       3,757,688
Interest expense......................      (90,901)       (125,236)       (230,862)       (143,921)
Other income, net.....................       71,802         183,200         437,912         183,200
Equity in earnings of joint venture...      712,066         488,655       3,149,096         646,443
                                        -----------     -----------     -----------     -----------
                                          1,142,907       3,394,756       5,073,303       4,443,410
Provision for income taxes............      547,455         101,450         175,662         103,585
                                        -----------     -----------     -----------     -----------
          Net income..................  $   595,452     $ 3,293,306     $ 4,897,641     $ 4,339,825
                                        ===========     ===========     ===========     ===========
Pro Forma Data (Note 1):
  Income before pro forma
     adjustments......................  $ 1,142,907     $ 3,394,756     $ 5,073,303     $ 4,443,410
Pro forma income tax provision........      547,455       1,315,468         175,662       1,721,882
                                        -----------     -----------     -----------     -----------
  Pro forma net income................  $   595,452     $ 2,079,288     $ 4,897,641     $ 2,721,528
                                        -----------     -----------     -----------     -----------
Pro forma net income per share........  $      0.04     $      0.17     $      0.31     $      0.23
                                        ===========     ===========     ===========     ===========
Weighted average common shares
  outstanding.........................   15,778,844      12,000,000      15,778,844      12,000,000
                                        ===========     ===========     ===========     ===========

          See accompanying notes to consolidated financial statements.

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                         SIX MONTHS ENDED
                                                                    ---------------------------
                                                                      MAY 31,         MAY 31,
                                                                       1996            1995
                                                                    -----------     -----------
Cash flows from operating activities:
  Net income......................................................  $ 4,897,641     $ 4,339,825
  Items not affecting cash:
     Depreciation and amortization................................       21,808           3,907
     Reserve for customer chargebacks.............................    1,828,651       1,199,147
     Deferred income taxes........................................   (3,728,844)         19,509
     Equity in net earnings of joint venture, net of dividends
      received....................................................     (117,096)         (6,443)
  Changes in assets and liabilities:
     Accounts receivable..........................................    2,747,990      (5,315,677)
     Prepaid expenses and other current assets....................   (2,214,984)       (536,506)
     Accounts payable.............................................       76,752         779,107
     Income tax payable...........................................    1,125,318          84,076
     Due to related parties.......................................    1,871,300         (99,656)
     Other, principally accrued expenses..........................      (32,915)       (405,512)
                                                                    -----------     -----------
          Net cash provided by operating activities...............    6,475,621          61,777
                                                                    -----------     -----------
Cash flows from investing activities:
  Investment in joint venture.....................................                      (25,000)
  Capital expenditures............................................     (119,989)        (61,372)
                                                                    -----------     -----------
          Net cash used in investing activities...................     (119,989)        (86,372)
                                                                    -----------     -----------
Cash flows from financing activities:
  Proceeds from collection of common stock subscription...........       20,000
  Proceeds from issuance of common stock, net.....................   13,402,075
  Proceeds from exercise of stock options.........................       55,835
  Distributions to shareholders...................................   (3,000,000)     (2,121,137)
  Principal payments on notes payable to shareholders.............   (2,926,422)
  Loans payable, net..............................................     (958,139)      2,887,560
                                                                    -----------     -----------
          Net cash provided by financing activities...............    6,593,349         766,423
                                                                    -----------     -----------
Net increase in cash and cash equivalents.........................   12,948,981         741,828
Cash and cash equivalents, beginning of period....................    3,570,468         981,073
                                                                    -----------     -----------
Cash and cash equivalents, end of period..........................  $16,519,449     $ 1,722,901
                                                                    ===========     ===========
Non-cash financing activities:
  Notes issued to shareholders for undistributed S corporation earnings.....................................................  $ 3,611,135
  Contribution of capital from S corporation......................      575,000

          See accompanying notes to consolidated financial statements.

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL

     The consolidated financial statements for the three and six month periods ended May 31, 1996 and May 31, 1995 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period. The consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995, and Quarterly Report on Form 10-Q for the quarter ended February 29, 1996. The results of operations for the three and six months ended May 31, 1996 are not necessarily indicative of the results for the entire fiscal year ending November 30, 1996.

2.  EARNINGS PER SHARE

     Pro forma net earnings per share have been computed by dividing net earnings by the weighted average number of common and common equivalent shares outstanding during the period, computed in accordance with the treasury stock method.

3.  ADVERTISING EXPENSES

     The Company expenses all advertising costs during the year in which they are incurred, except for certain media costs. For interim purposes, media costs are expensed as the advertising occurs. Included in prepaid expenses and other current assets is approximately $611,265 relating to prepaid advertising at May 31, 1996. All costs will be expensed prior to year end. Total advertising expense incurred for the three months ended May 31, 1996 and May 31, 1995 were $6,946,526 and $4,276,612, respectively, and for the six months ended May 31, 1996 and May 31, 1995 were $12,498,775 and $5,451,941, respectively.

4.  NEW LAUDERDALE

     On January 17, 1996, the Company entered into a letter of intent to acquire the remaining 50% interest of New Lauderdale, L.C. from PRN. In payment for the interest being acquired, the Company has agreed to issue to PRN 3,200,000 shares of its common stock. Shares totalling up to 1,200,000 shall be subject to forfeiture in the event New Lauderdale's programs do not achieve certain agreed-upon pre-tax earning levels for 1996 or the first and second quarters of that year. As of the six months ended May 31, 1996, all earning levels have been achieved.

     In addition, the Company may make available to PRN's shareholders an interest-bearing loan secured by the shares issued to cover a portion of their tax liability attributable to the transaction in the event that the Company's stock trades below certain levels. The loan shall be due and payable no later than two years from the date it is made, or sooner, if the Company's stock trades at certain levels. Consummation of this transaction is subject to the parties completing due diligence, securing requisite corporate and other approvals and the execution of definitive acquisition agreements. The following is condensed financial data for New Lauderdale:

                                                3 MONTHS ENDED                 6 MONTHS ENDED
                                                   MAY 31,                        MAY 31,
                                          --------------------------     --------------------------
                                             1996            1995           1996            1995
                                          -----------     ----------     -----------     ----------
                                                 (UNAUDITED)                    (UNAUDITED)
Net revenues............................  $19,657,602     $4,060,149     $41,904,148     $5,358,688
Gross profit............................    2,833,513      1,428,447       8,678,575      1,813,633
Net income..............................    1,424,132        977,309       6,298,192      1,292,885

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

5.  NEW SUBSIDIARIES

     The Company formed three new wholly-owned subsidiaries during May 1996. Quintel Products, Inc. and Quintelco, Inc. were formed for the purpose of developing new business opportunities. NL Corp. was formed for the purpose of acquiring the remaining 50% interest in New Lauderdale, L.C. (see Note 4). During the three and six month periods ended May 31, 1996, Quintelco, Inc. and NL Corp. were inactive. Quintel Products, Inc.'s operations were not significant during its start-up month of May, 1996.

6.  SUBSEQUENT EVENT

     During July 1996, the Company entered into a joint venture agreement with Paragon Cellular Services, Inc., an unrelated party, to form Quintel Cellular, LLC, a Delaware limited liability company. The Company will retain a 50% interest in the joint venture and will account for it under the equity method of accounting. Quintel Cellular, LLC expects to market, lease and sell cellular telephones and related services.

                              NEW LAUDERDALE, L.C.

                   UNAUDITED STATEMENT OF FINANCIAL POSITION
                                  May 31, 1996

                                           ASSETS
Cash and cash equivalents......................................................  $ 1,416,837
Accounts receivable, trade.....................................................   12,175,161
Due from related parties.......................................................    2,158,886
Prepaid expenses...............................................................      583,367
                                                                                 -----------
                                                                                 $16,334,251
                                                                                 ===========
                              LIABILITIES AND MEMBERS' EQUITY
Accrued expenses...............................................................  $ 1,710,017
Reserve for customer chargebacks...............................................    9,848,248
Loans payable..................................................................    1,770,154
Deferred tax liability.........................................................       46,439
Income taxes payable...........................................................       34,593
                                                                                 -----------
                                                                                  13,409,451
                                                                                 -----------
                                                                                   2,924,800
                                                                                 -----------
Members' equity, as annexed....................................................  $16,334,251
                                                                                 ===========

                              NEW LAUDERDALE, L.C.

                       UNAUDITED STATEMENT OF OPERATIONS
                  for the six month period ended May 31, 1996

Net Revenue....................................................................  $41,904,148
Cost of Sales..................................................................   33,225,573
                                                                                 -----------
  Gross Profit.................................................................    8,678,575
Selling, General and administrative expenses...................................    1,959,237
                                                                                 -----------
  Income from Operations.......................................................    6,719,338
Interest Expense...............................................................     (263,153)
Other Income...................................................................       40,096
                                                                                 -----------
  Income before Provision for Income Taxes.....................................    6,496,281
  Provision for State Income Taxes.............................................      198,089
                                                                                 -----------
Net Income.....................................................................  $ 6,298,192
                                                                                 ===========

                              NEW LAUDERDALE, L.C.

                       UNAUDITED STATEMENT OF CASH FLOWS
                  for the six month period ended May 31, 1996

Cash Flows from Operating Activities:
  Net income..................................................................    $6,298,192
  Items not affecting cash:
     Reserve for customer chargebacks.........................................     5,182,336
     Deferred income taxes....................................................        46,439
  Changes in assets and liabilities:
     Accounts receivable......................................................    (5,260,010)
     Due from related parties.................................................    (1,966,977)
     Prepaid expenses.........................................................      (316,420)
     Accrued expenses.........................................................       220,466
     Due to related parties...................................................      (256,865)
     Income taxes payable.....................................................      (298,352)
                                                                                  ----------
     Net Cash used in Operating Activities....................................     3,648,809
                                                                                  ----------
Cash Flows from Financing Activities:
  Loans payable, net..........................................................           476
  Distributions to members....................................................    (6,064,000)
                                                                                  ----------
     Net Cash used in Financing Activities....................................    (6,063,524)
                                                                                  ----------
Net Decrease in Cash and Cash Equivalents.....................................    (2,414,715)
Cash and Cash Equivalents, Beginning of Period................................     3,831,552
                                                                                  ----------
Cash and Cash Equivalents, End of Period......................................    $1,416,837
                                                                                  ==========
Supplemental Disclosures:
  Cash paid for interest......................................................    $  263,153
                                                                                  ==========

                              NEW LAUDERDALE, L.C.

                     UNAUDITED STATEMENT OF MEMBERS' EQUITY
                  for the six month period ended May 31, 1996


                                                            CAPITAL      UNDISTRIBUTED
                                                          CONTRIBUTED      EARNINGS         TOTAL
                                                          -----------    -------------    ----------
Balance, November 30, 1995                                $50,000        $ 2,640,608      $2,690,608
Net Income                                                                 6,298,192       6,298,192
Distributions                                                             (6,064,000)     (6,064,000)
                                                          -------        -----------      ----------
Balance, May 31, 1996                                     $50,000        $ 2,874,800      $2,924,800
                                                          =======        ===========      ==========

                        UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated balance sheet, as of May 31, 1996, has been prepared by combining the unaudited consolidated balance sheets of Quintel Entertainment, Inc. and Subsidiaries (the "Company") and of New Lauderdale, L.C. ("N.L."). The Acquisition is being accounted for using the purchase method of accounting as if the Acquisition had occurred on May 31, 1996. Under this method, based upon the estimated purchase price for N.L., the identifiable assets and liabilities of N.L. have been adjusted to their estimated fair values.

     The following unaudited pro forma consolidated statements of operations have been prepared by combining the consolidated statements of operations of (i) the Company and N.L. for the year ended November 30, 1995, and (ii) the Company and N.L. for the six months ended May 31, 1996 as if the Acquisition had occurred on December 30, 1994. Cost savings and synergies which the Company expects to realize as a result of the Acquisition have not been recognized in the pro forma consolidated statements of operations.

     These statements have been prepared from the historical consolidated financial statements of the Company and N.L. and should be read in conjunction with such statements, exhibits, and the related notes contained in the Company's Annual Report on Form 10-K for the 1995 fiscal year and Quarterly Report on Form 10-Q for the second quarter of 1996 included as exhibits elsewhere in this document.

     The pro forma consolidated financial statements do not purport to represent what the Company's consolidated financial position or results of operations would have actually been had the Acquisition been completed on such date, nor is it necessarily indicative of future financial position or operating results of the Company.

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

                              UNAUDITED PRO FORMA
                           CONSOLIDATED BALANCE SHEET
                               as of May 31, 1996


                                    HISTORICAL           HISTORICAL                               QUINTEL
                                      QUINTEL               NEW           PRO FORMA         ENTERTAINMENT, INC.
                                ENTERTAINMENT, INC.   LAUDERDALE, L.C.   ADJUSTMENTS             PRO FORMA
                                -------------------   ----------------   -----------        -------------------
ASSETS:
  Cash and cash equivalents.... $16,519,449           $ 1,416,837        $(1,462,400)(A)    $16,473,886
  Accounts receivable, trade...   7,349,639            12,175,161                            19,524,800
  Deferred tax asset...........   3,766,801                                                   3,768,801
  Due from related parties.....     691,950             2,158,889         (2,850,839)(A)
  Prepaid expenses and other
     current assets............   2,572,996               583,364                             3,156,360
                                -----------           -----------        -----------        -----------
     Total current assets......  30,902,835            16,334,251         (4,313,239)        42,923,847
Property and equipment, at
  cost, net of accumulated
  depreciation.................     240,550                                                     240,550
Investment in joint venture, at
  equity.......................   1,462,400                               (1,462,400)(C)
Other assets...................     108,264                               22,800,000 (B)     22,908,264
                                -----------           -----------        -----------        -----------
                                $32,714,049           $16,334,251        $17,024,361        $66,072,661
                                ===========           ===========        ===========        ===========
LIABILITIES AND SHAREHOLDERS'
  EQUITY:
  Accounts payable............. $ 1,346,399                                                  $ 1,346,399
  Accrued expenses.............   1,014,449             1,710,017                              2,724,466
  Reserve for customer
     chargebacks...............   5,853,781             9,848,248                             15,702,029
  Loans payable................   1,685,383             1,770,154                              3,455,537
  Due to related parties.......   2,850,839                              $(2,850,839)(A)
  Income taxes payable.........   1,419,505                34,593                              1,454,098
  Note payable.................     684,713                                                      684,713
  Deferred tax liability.......                            46,439                                 46,439
                                -----------           -----------        -----------        ------------
     Total liabilities.........  14,855,069            13,409,451         (2,850,839)         25,413,681
                                -----------           -----------        -----------        ------------
     Members' equity...........                         2,924,800         (2,924,800)(A)(C)
Common stock...................      15,236                                    3,200 (B)          18,436
Additional paid-in capital.....  14,534,421                               22,796,800 (B)      37,331,221
Retained earnings..............   3,309,323                                                    3,309,323
                                -----------           -----------        -----------        ------------
     Shareholders' equity......  17,858,980                    --         22,800,000          40,658,980
                                -----------           -----------        -----------         -----------
                                $32,714,049           $16,334,251        $17,024,361         $66,072,661
                                ===========           ===========        ===========         ===========
Book value per share...........       $1.17                                                        $2.21
Number of common shares used to
  calculate book value per
  share........................  15,236,167                                3,200,000 (I)      18,436,157
                                ===========                               ==========         ===========

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

                              UNAUDITED PRO FORMA
                         CONSOLIDATED INCOME STATEMENT
                     for the six months ended May 31, 1996

                                      HISTORICAL           HISTORICAL                                 QUINTEL
                                        QUINTEL               NEW          PRO FORMA            ENTERTAINMENT, INC.
                                  ENTERTAINMENT, INC.   LAUDERDALE, L.C.   ADJUSTMENT                PRO FORMA
                                  -------------------   ----------------   ----------            -------------------
Net revenue.....................  $29,784,256           $41,904,148                              $71,688,404
Cost of sales...................   24,805,226            33,225,573                               58,030,799
                                  -----------           -----------                              -----------
  Gross profit..................    4,979,030             8,678,575                               13,657,605
Selling, general and
  administrative expenses.......    3,261,873             1,959,237        $       314 (D)(E)      5,221,424
                                  -----------           -----------        -----------            ----------
  Income from operations........    1,717,157             6,719,338               (314)            8,436,181
Interest expense................     (230,862)             (263,153)                                (494,015)
Amortization expense............                                            (1,111,891)(F)        (1,111,891)
Other income, net...............      437,912                40,096           (100,000)(D)           378,008
Equity in earnings of joint
  venture......................     3,149,096                               (3,149,096)(G)
                                  -----------           -----------         ----------           -----------
  Income before provision for
     income taxes...............    5,073,303             6,496,281         (4,361,301)            7,208,283
Provision for income taxes......      175,662               198,089          2,129,397 (H)         2,503,148
                                  -----------           -----------        -----------           -----------
  Net income....................  $ 4,897,641           $ 6,298,192       $ (6,490,698)          $ 4,705,135
                                  ===========           ===========       ============           ===========
Net income per share............         $.31                                                           $.25
                                  ===========                                                    ===========
Weighted average common shares
  outstanding...................   15,778,844                                3,200,000 (I)        18,978,844
                                  ===========                             ============           ===========

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

                              UNAUDITED PRO FORMA
                         CONSOLIDATED INCOME STATEMENT
                      for the year ended November 30, 1995

                                         HISTORICAL           HISTORICAL                                 QUINTEL
                                          QUINTEL               NEW           PRO FORMA           ENTERTAINMENT, INC.
                                     ENTERTAINMENT, INC.   LAUDERDALE, L.C.   ADJUSTMENTS               PRO FORMA
                                     -------------------   ----------------   -----------          -------------------
Net revenue.....................     $50,501,266           $28,248,093                             $78,749,359
Cost of sales...................      36,732,610            20,193,763                              56,926,373
                                     -----------           -----------                             -----------
  Gross profit..................      13,768,656             8,054,330                              21,822,986
Selling, general and
  administrative expenses.......       3,467,008             1,879,530        $  (728,125)(D)(E)     4,618,413
                                     -----------           -----------        -----------          -----------
  Income from operations........      10,301,648             6,174,800           (728,125)          17,204,573
Interest expense................        (334,318)             (136,521)                               (470,839)
Amortization expense............                                               (1,966,681)(F)       (1,966,681)
Consultant fee..................
Management fee income...........         450,000                                 (450,000)(D)
Other income, net...............          35,250                15,274                                  50,524
Equity in earnings of joint
  venture.......................       2,860,304                               (2,860,304)(G)
                                     -----------           -----------        -----------          -----------
  Income before provision for
     income taxes...............      13,312,884             6,053,553         (4,548,860)          14,817,577
Provision for income taxes......         220,335               332,945                                 553,280
                                     -----------           -----------        -----------          -----------
  Net income....................     $13,092,549           $ 5,720,608        $(4,548,860)         $14,264,297
                                     ===========           ===========        ===========          ===========
Income before pro forma
  adjustments...................     $13,312,884           $ 6,053,553        $(4,548,860)         $14,817,577
Pro forma income tax
  provision.....................       5,633,116                                  589,808 (H)        6,222,929
                                     -----------           -----------        -----------          -----------
Pro forma net income............     $ 7,679,768           $ 6,053,553        $(5,138,668)         $ 8,594,653
                                     ===========           ===========        ===========          ===========
Net income per share............            $.64                                                          $.58
                                     ===========                                                   ===========
Weighted average common shares
  outstanding...................      12,000,000                                2,933,337 (I)       14,933,337
                                     ===========                              ===========          ===========

                  QUINTEL ENTERTAINMENT, INC. AND SUBSIDIARIES

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(A) To reflect on the pro forma balance sheet those assets to be distributed in accordance with the asset purchase agreement and liabilities to be assumed or eliminated prior to the effective date of the Acquisition.

(B) To reflect the issuance of common stock of Quintel and the excess of purchase price paid over historical basis of N.L.'s net assets based on an assumed purchase price of $22,800,000. The assumed purchase price was computed based on the fair market value of 3.2 million shares of Quintel's common stock expected to be issued at a market price of $7.125 which is determined using the closing market price at January 17, 1996.

(C) Adjustment to N.L.'s capital structure to conform with that of the Company and the elimination of N.L.'s members' equity and the Company's investment in N.L.

(D) Reflects the elimination of the management fee arrangement established between N.L. and its joint venture partners.

(E) Reflects the expense relating to a consulting arrangement with one of the PRN shareholders.

(F) Represents amortization of the excess purchase price of $22,800,000 over the net book value of interest acquired, which is currently estimated to be amortized over a ten-year period on a straight-line basis.

(G)  Reflects the elimination of the Company's equity in earnings of N.L.

(H) The adjustment of the tax provision represents the statutory federal rate applied to the estimated adjustments to pre-tax income assuming the Company and N.L. had always been C corporations.

(I) Net income per share for the year ended November 30, 1995 is calculated based on the assumption that 14,933,337 shares were outstanding reflecting the increase in shares explained in Note B above. Net income per share for the six months ended May 31, 1996 is calculated based on the assumption that 18,978,844 shares were outstanding during the entire period which includes the effect of the shares issued in Quintel's initial public offering effective December 5, 1995.

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security, by any person in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                            -----------------

           TABLE OF CONTENTS

                                         PAGE            3,200,000 Shares
                                         ----             of Common Stock
Available Information..................    2
Prospectus Summary.....................    2
Risk Factors...........................    6
Use of Proceeds .......................   20
Selected Financial Data of
   the Company.........................   21                 QUINTEL
Capitalization ........................   23            ENTERTAINMENT, INC.
Price Range of Common Stock and
   Dividend Policy ....................   24
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations of the Company...........   25            -------------------
Business...............................   38
Management.............................   56                 PROSPECTUS
Executive Compensation.................   60
Principal and Selling Security                          -------------------
   Holders.............................   64
Certain Relationships and Related
   Transactions........................   67                        , 1996
Compliance with Section 16(a) of the
   Securities Exchange Act of 1934.....   69
Forward Looking Information May Prove
   Inaccurate..........................   69
Description of Securities..............   69
Shares Eligible for Future Sale .......   70
Plan of Distribution...................   71
Legal Matters..........................   71
Experts ...............................   72
Financial Statements and Related
   Schedules...........................  F-1

ALTERNATE PROSPECTUS

                                  13,000 SHARES

                           QUINTEL ENTERTAINMENT, INC.

                                  COMMON STOCK

         This Prospectus covers 13,000 shares of Common Stock, par value $.001 per share (the "Common Stock") of Quintel Entertainment, Inc., a Delaware corporation (the "Company"), held by security holders of the Company. The Company will not receive any proceeds from the sale of the shares offered hereby. The holders of the 13,000 shares covered by this Prospectus intend to sell the shares offered hereby from time to time for their own respective accounts in the open market at the prices prevailing therein or in individually negotiated transactions at such prices as may be agreed upon. Each such holder will bear all expenses with respect to the offering of shares by him or her including the costs associated with preparing and printing this Prospectus. Concurrently herewith the Company is registering 3,200,000 shares of Common Stock on behalf of selling security holders unrelated to the selling security holders included in this Prospectus.

         The Common Stock of the Company is traded on the NASDAQ National Market system under the symbol "QTEL." On October 8, 1996, the last reported sale price of the Common Stock was $8 1/2.

                  SEE RISK FACTORS FOR INFORMATION THAT SHOULD
               BE CONSIDERED BY PROSPECTIVE INVESTORS (PAGE 6).



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
                             AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.







             The date of this Prospectus is _______________________

                     PRINCIPAL AND SELLING SECURITY HOLDERS

         The following table sets forth certain information as of the date of this Prospectus with respect to the beneficial ownership of the Company's Common Stock and as adjusted to reflect the sale of the 25,000 shares included in this Prospectus and the 3,200,000 shares being registered pursuant to the Registration Statement of which this Prospectus forms a part, for the following individuals: (i) each current director of the Company, (ii) the Chief Executive Officer and the Company's most highly compensated executive officers (other than the Chief Executive Officer) whose cash compensation exceeds $100,000, (iii) all directors and executive officers of the Company as a group, (iv) each person known by the Company to own beneficially more than five per cent (5%) of the outstanding shares of Common Stock of the Company and (v) the selling security holders.


                                                              Percentage of    Percentage of
                                                              Outstanding      Outstanding
                                       Amount and             Shares           Shares               Shares to be
                                       Nature of              Prior to         Subsequent to        Registered
Name and Address (1)                   Beneficial             Issuance of      Issuance of          for Selling
of Beneficial Owner                    Ownership(2)           Shares           Shares               Securityholders
--------------------                   ------------           -------------    --------------       ---------------
Jay Greenwald                            3,126,282(3)             20.4%            16.9%                        --

Michael G. Miller                        2,614,402(4)             17.1             14.1                         --

Jeffrey L. Schwartz                      2,609,402(5)             17.1             14.1                         --

Claudia Newman Hirsch                    2,092,521(6)             13.7             11.3                         --

Steven L. Feder                          1,424,000                  --              7.7                  1,424,000
2455 East Sunrise Blvd
Ft. Lauderdale, FL 33304

Thomas H. Lindsey                        1,424,000                  --              7.7                  1,424,000
2455 East Sunrise Blvd
Ft. Lauderdale, FL 33304

Andrew Stollman                          1,173,843(7)              7.7              6.3                         --

Peter Stolz                                352,000                  --               *                     352,000

Murray L. Skala                             38,000(8)               *                *                          --
750 Lexington Avenue
New York, NY 10022

Mark Gutterman                              20,000(9)               *                *                          --
280 Plandome Road
Manhasset, NY 11030

Edwin A. Levy                               40,500(10)              *                *                          --
767 Third Avenue
New York, NY 10017

Vincent Tese                                25,000(11)              *                *                          --
245 Park Avenue
New York, NY 10167

All executive officers                  11,747,617(12)(13)        75.9%            62.8%                        --
 and directors as a
 group (ten persons)(12)

Feder, Kaszovitz, Isaacson,
 Weber, Skala & Bass LLP
750 Lexington Avenue
New York, New York 10022                    13,000(14)(15)          *                *                      13,000

------------
*        Less than 1% of the Company's outstanding shares.

(1) Unless otherwise listed, the addresses of all of the persons in the foregoing table are at the Company's offices, One Blue Hill Plaza, Pearl River, NY 10965.

(2) The number of Shares of Common Stock beneficially owned by each person or entity is determined under rules promulgated by the Securities and Exchange Commission (the "Commission"). Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of the Company's outstanding shares is calculated by including among the shares owned by such person any shares which such person or entity has the right to acquire within 60 days after the date of this Prospectus. Unless otherwise indicated, each person or entity referred to above has sole voting and investment power with respect to the shares listed.
         The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(3) Includes 25,000 shares of Common Stock issuable upon the exercise of an option held by Mr. Greenwald.

(4) Includes 30,000 shares of Common Stock issuable upon exercise of an option held by Mr. Miller.

(5) Includes 25,000 shares of Common Stock issuable upon exercise of an option held by Mr. Schwartz.

(6) Includes 25,000 shares of Common Stock issuable upon exercise of an option held by Ms. Newman Hirsch.

(7) Includes 25,000 shares of Common Stock issuable upon exercise of an option held by Mr. Stollman.

(8) Includes 30,000 shares of Common Stock issuable upon exercise of an option held by Mr. Skala.

(9) Includes 20,000 shares of Common Stock issuable upon exercise of an option held by Mr. Gutterman.

(10) Includes 30,000 shares of Common Stock issuable upon exercise of an option held by Mr. Levy.

(11) Includes 25,000 shares of Common Stock issuable upon exercise of an option held by Mr. Tese.

(12) Includes 7,667 shares of Common Stock beneficially owned by Mr. Raymond J. Richter, Chief Financial Officer of the Company (which includes 6,667 shares of Common Stock issuable upon exercise of options held by Mr. Richter).

(13) Includes 241,667 shares of Common Stock issuable upon exercise of options held by the above named individuals. See footnotes (3) through (12) above.

(14) Represents a portion of the 25,000 shares issued to Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, counsel for the Company, as partial consideration for services rendered to the Company in connection with the Company's initial public offering (the "IPO") and which were registered by the Company in its Registration Statement on Form S-1 for such IPO, declared effective by the Commission on December 5, 1996 (the "IPO Registration Statement"). 12,000 of such 25,000 shares were already sold by the holders thereof. The Company deregistered the remaining 13,000 shares in a Post-Effective Amendment to the IPO Registration Statement, declared effective by the Commission on October 7, 1996, intending to re-register such 13,000 shares pursuant to the Registration Statement of which this Prospectus forms a part.

(15) Does not include 30,000 shares of Common Stock issuable upon exercise of an option held by Mr. Skala, a partner in such firm and a director of the Company (see footnote 8).

                                  LEGAL MATTERS

         The legality of the Common Stock included in this Prospectus has been passed upon for the Company by Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, New York, New York. Murray L. Skala, a director of the Company and a partner of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP, beneficially owns options to purchase 30,000 shares of Common Stock and such firm was issued 25,000 shares of Common Stock for legal services rendered to the Company in connection with the Company's initial public offering of securities in December 1995. 13,000 of such 25,000 shares issued to the firm are included in this Prospectus.

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security, by any person in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                            _________________









         TABLE OF CONTENTS
                                          PAGE
Available Information..................
Prospectus Summary.....................            13,000 Shares
Risk Factors...........................           of Common Stock
Use of Proceeds .......................
Selected Financial Data of
   the Company.........................
Capitalization ........................
Price Range of Common Stock and                        QUINTEL
   Dividend Policy ....................           ENTERTAINMENT, INC.
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations of the Company...........
Business...............................
Management.............................
Executive Compensation.................
Principal and Selling Security                  _____________________
   Holders.............................
Certain Relationships and Related
   Transactions........................               PROSPECTUS
Compliance with Section 16(a) of the
   Securities Exchange Act of 1934.....         _____________________
Forward Looking Information May Prove
   Inaccurate..........................
Description of Securities..............
Shares of Eligible for Future Sale ....
Plan of Distribution...................
Legal Matters..........................                       ,1996
Experts ...............................
Financial Statements and Related
   Schedules...........................  F-1

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

         It is expected that the following expenses will be incurred in connection with the issuance and distribution of the Common Stock being registered:

 SEC Registration fee                                             $ 9,694.39(1)
*Printing                                                          25,000.00
*Accountants' fees and expenses                                     7,500.00
*Attorneys' fees and expenses                                      50,000.00
*Miscellaneous                                                      2,805.61
                                                                  ----------
*TOTAL                                                            $95,000.00
                                                                  ==========
-------------

 *  Estimated
(1) $39.22 of such registration fee shall be paid by Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, counsel to the Company and the holder of the 13,000 shares included in the Alternate Prospectus included in this Registration Statement.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         In addition, the Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         The Company maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         The following sets forth information relating to the sale of all unregistered securities of the Company since December 1, 1993:


Names or                    Approximate                    Title and
Class of Purchasers       Date of Issuance             Amount of Securities
-------------------       ----------------             --------------------

Five controlling         December 1, 1993              All shares of Common
stockholders                                           Stock then outstanding

Steven Feder,            September 10, 1996            3,200,000 shares
Thomas Lindsey and                                     of Common Stock
Peter Stolz*

-----------------
         * On September 10, 1996, a wholly-owned subsidiary of the Company (NL Corp.) acquired the interest of Psychic Readers Network, Inc. ("PRN") in New Lauderdale L.C., a Florida limited liability company, of which the Company's subsidiary, Calling Card Co., Inc., owned the remaining 50% interest. In consideration for such acquisition, the Company issued to Messrs. Feder, Lindsey and Stolz, the shareholders of PRN, an aggregate of 3,200,000 shares of the Company's common stock. Such shares are included in this Registration Statement.

         Exemption from registration under the Securities Act is claimed for the sale of all of the securities set forth above in reliance upon the exemption afforded by Section 4(2) of the Securities Act for transactions not involving a public offering. Each certificate evidencing such shares of Common Stock bears an appropriate restrictive legend and "stop transfer" orders and are maintained on the Company's stock transfer records.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  EXHIBITS

 EXHIBIT
 NUMBER

   2.1+ Definitive Form of Acquisition Agreement by and between the Company, Calling Card Co., Inc., and Psychic Readers Network, Inc.(1)

   2.2 Definitive Information Statement filed by the Company with the Commission on August 1, 1996 in connection with the approval of the Acquisition and incorporated herein by reference.

   3.1   Articles of Incorporation of the Company, as amended(2)

 **3.2   By-Laws of the Company

 **3.3   Articles of Organization of New Lauderdale L.C.

 **3.4   Regulations of New Lauderdale L.C.

   4.1   Form of certificate evidencing shares of Common Stock(3)

  *5.1 Opinion, with consent, of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, Counsel for the Registrant

  10.1   1996 Employee Stock Option Plan(4)

  10.2   Employment Agreement by and between the Company and Jeffrey L.
         Schwartz(3)

  10.3   Employment Agreement by and between the Company and Jay Greenwald(3)

  10.4 Employment Agreement by and between the Company and Claudia Newman Hirsch(3)

  10.5   Employment Agreement by and between the Company and Andrew Stollman(3)

  10.6   Consulting Agreement by and between the Company and Michael G.
         Miller(3)

**10.8+  Servicing Agreement between West Interactive Corporation and the
         Company

**10.9+ Servicing Agreement between West Interactive Corporation and New Lauderdale

**10.10 Collateral Note and Security Agreement between West Interactive Corporation and the Company

**10.11 Collateral Note and Security Agreement between West Interactive Corporation and New Lauderdale

**10.12 Telemarketing Services Agreement between West Telemarketing Corporation Outbound and the Company

**10.13+ Billing and Information Management Services Agreement and Advanced
         Payment Agreement between Enhanced Services Billing, Inc. and the
         Company

  10.14 Commercial/Infomercial Performance Agreement between New Lauderdale and RMI Entertainment (on behalf of P.M.T. Productions) with Letter of Inducement executed by Philip Michael Thomas (3)

  10.15 Amended and Restated Consulting Agreement among New Lauderdale, RMI Entertainment, Kaye M. Porter Management and P.M.T. Productions, Inc.
         (3)

  10.16  Production Agreement between W.A.V.E Productions and New Lauderdale (3)

  10.17 Promotion and Endorsement Agreement between New Lauderdale and Joyce Jillson(3)

  10.18 Promotion and Endorsement Agreement between New Lauderdale and Catherine Oxenberg(3)

  10.19 Promotion and Endorsement Agreement between New Lauderdale and Fran Gare(3)

  10.20 Promotion and Endorsement Agreement between the Company and Dennis Rodman(3)

  10.21  Promotion and Endorsement Agreement between the Company and Maxine Fiel
         (3)

 *22.1   Subsidiaries of the Company

 *24.1   Consents of Coopers & Lybrand L.L.P.

 *24.2 Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP (included in Exhibit 5.1)

--------------

*        Filed herewith.

** Filed as an Exhibit to the Company's Registration Statement on Form S-1, dated September 6, 1995 (File No. 33-96632) and incorporated herein by reference.

+        Confidential treatment requested as to portions of this Exhibit.

(1) Filed as an Exhibit to the Preliminary Information Statement filed with the Commission on June 26, 1996, and incorporated herein by reference.

(2) Filed as an Exhibit to the Company's Registration Statement on Form 8-A, dated October 23, 1995, and incorporated herein by reference.

(3) Filed as an Exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 dated November 14, 1995, and incorporated herein by reference.

(4) Filed as an Exhibit to the Company's Proxy Statement, filed with the Commission on August 20, 1996, and incorporated herein by reference.



(b)  FINANCIAL STATEMENT SCHEDULES

         All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

         The Registrant hereby undertakes:

         (1) That for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) That for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Act;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (4) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation, indemnification agreement, insurance or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pearl River, New York, on the 11th day of October, 1996.


                                            QUINTEL ENTERTAINMENT, INC.


                                            By: /s/Jeffrey L. Schwartz
                                                ----------------------
                                                Jeffrey L. Schwartz
                                                Chairman and CEO


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on form S-1 has been signed below by the following persons in the capacities and on the dates indicated:

    SIGNATURE                               TITLE                                                DATE
    ---------                               -----                                                ----


/s/ Jeffrey L. Schwartz                     Chairman, Chief Executive Officer
--------------------------
Jeffrey L. Schwartz                         and Director (Principal Executive
                                            Officer)                                             October 11, 1996

/s/ Jay Greenwald                           President, Chief Operating Officer
--------------------------
Jay Greenwald                               and Director                                         October 11, 1996



/s/ Raymond J. Richter                      Chief Financial Officer and
--------------------------
Raymond J. Richter                          Treasurer (Principal Financial
                                            and Accounting Officer)                              October 11, 1996



/s/ Claudia Newman Hirsch                   Executive Vice President and
--------------------------
Claudia Newman Hirsch                       Director                                             October 11, 1996



/s/ Andrew Stollman                         Senior Vice President, Secretary
--------------------------
Andrew Stollman                             and Director                                         October 11, 1996




/s/ Michael G. Miller                       Director                                             October 11, 1996
--------------------------
Michael G. Miller



/s/ Murray L. Skala                         Director                                             October 11, 1996
--------------------------
Murray L. Skala



/s/ Mark Gutterman                          Director                                             October 11, 1996
--------------------------
Mark Gutterman


/s/  Edwin Levy                             Director                                             October 11, 1996
--------------------------
Edwin Levy

/s/ Vincent Tese                            Director                                             October 11, 1996
--------------------------
Vincent Tese



                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER
 ------
    2.1+      Definitive Form of Acquisition Agreement by and between the
              Company, Calling Card Co., Inc., and Psychic Readers Network, Inc.
              (1)

    2.2 Definitive Information Statement filed by the Company with the Commission on August 1, 1996 in connection with the approval of the Acquisition and incorporated herein by reference.

    3.1       Articles of Incorporation of the Company, as amended(2)

 ** 3.2       By-Laws of the Company

 ** 3.3       Articles of Organization of New Lauderdale L.C.

 ** 3.4       Regulations of New Lauderdale L.C.

    4.1       Form of certificate evidencing shares of Common Stock(3)

  * 5.1       Opinion, with consent, of Feder, Kaszovitz, Isaacson, Weber, Skala
              & Bass LLP, Counsel for the Registrant

   10.1       1996 Employee Stock Option Plan(4)

   10.2       Employment Agreement by and between the Company and Jeffrey L.
              Schwartz(3)

   10.3       Employment Agreement by and between the Company and Jay Greenwald
              (3)

   10.4       Employment Agreement by and between the Company and Claudia Newman
              Hirsch(3)

   10.5       Employment Agreement by and between the Company and Andrew
              Stollman(3)

   10.6       Consulting Agreement by and between the Company and Michael G.
              Miller(3)

 **10.8+      Servicing Agreement between West Interactive Corporation and the
              Company

 **10.9+      Servicing Agreement between West Interactive Corporation and New
              Lauderdale

**10.10      Collateral Note and Security Agreement between West Interactive
             Corporation and the Company

**10.11      Collateral Note and Security Agreement between West Interactive
             Corporation and New Lauderdale

**10.12      Telemarketing Services Agreement between West Telemarketing
             Corporation Outbound and the Company

**10.13+     Billing and Information Management Services Agreement and Advanced
             Payment Agreement between Enhanced Services Billing, Inc. and the
             Company

  10.14 Commercial/Infomercial Performance Agreement between New Lauderdale and RMI Entertainment (on behalf of P.M.T. Productions) with Letter of Inducement executed by Philip Michael Thomas (3)

  10.15      Amended and Restated Consulting Agreement among New Lauderdale, RMI
             Entertainment, Kaye M. Porter Management and P.M.T. Productions,
             Inc.(3)

  10.16      Production Agreement between W.A.V.E Productions and New Lauderdale
             (3)

  10.17      Promotion and Endorsement Agreement between New Lauderdale and
             Joyce Jillson(3)

  10.18      Promotion and Endorsement Agreement between New Lauderdale and
             Catherine Oxenberg(3)

  10.19      Promotion and Endorsement Agreement between New Lauderdale and Fran
             Gare(3)

  10.20      Promotion and Endorsement Agreement between the Company and Dennis
             Rodman(3)

  10.21      Promotion and Endorsement Agreement between the Company and Maxine
             Fiel (3)

 *22.1       Subsidiaries of the Company

 *24.1       Consents of Coopers & Lybrand L.L.P.

 *24.2       Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP
             (included in Exhibit 5.1)

--------------
*        Filed herewith.

** Filed as an Exhibit to the Company's Registration Statement on Form S-1, dated September 6, 1995 (File No. 33-96632) and incorporated herein by reference.

+        Confidential treatment requested as to portions of this Exhibit.

(1) Filed as an Exhibit to the Preliminary Information Statement filed with the Commission on June 26, 1996, and incorporated herein by reference.

(2) Filed as an Exhibit to the Company's Registration Statement on Form 8-A, dated October 23, 1995, and incorporated herein by reference.

(3) Filed as an Exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 dated November 14, 1995, and incorporated herein by reference.

(4) Filed as an Exhibit to the Company's Proxy Statement, filed with the Commission on August 20, 1996, and incorporated herein by reference.